     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                   VERIO INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                          7375                         84-1339720
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer Identification
incorporation or organization)    Classification Code Number)               Number)

                             ---------------------

                                   VERIO INC.
                      8005 SOUTH CHESTER STREET, SUITE 200
                           ENGLEWOOD, COLORADO 80112
                                 (303) 645-1900
    (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                             ---------------------

                               JUSTIN L. JASCHKE
                            CHIEF EXECUTIVE OFFICER
                                   VERIO INC.
                      8005 SOUTH CHESTER STREET, SUITE 200
                           ENGLEWOOD, COLORADO 80112
                                 (303) 645-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

            GAVIN B. GROVER, ESQ.                            CARLA HAMRE DONELSON
           MORRISON & FOERSTER LLP                             GENERAL COUNSEL
              425 MARKET STREET                                   VERIO INC.
       SAN FRANCISCO, CALIFORNIA 94105               8005 SOUTH CHESTER STREET, SUITE 200
                (415) 268-7000                            ENGLEWOOD, COLORADO 80112
                                                                (303) 645-1900

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with general Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ______________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                           PROPOSED             PROPOSED
      TITLE OF EACH CLASS OF         AMOUNT TO BE      MAXIMUM OFFERING    MAXIMUM AGGREGATE       AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED       PRICE PER SHARE     OFFERING PRICE(1)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
13 1/2% Senior Notes due 2004.....   $150,000,000            100%             $150,000,000          $44,250
================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MARCH 6, 1998
PROSPECTUS

                                   VERIO INC.
                       OFFER TO EXCHANGE ALL OUTSTANDING
                   13 1/2% SENIOR SUBORDINATED NOTES DUE 2004
                 FOR 13 1/2% SENIOR SUBORDINATED NOTES DUE 2004

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
                                     TIME,
                    ON             , 1998, UNLESS EXTENDED.

     Verio Inc., a Delaware corporation (the "Issuer"), hereby offers, upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," which, together with this Prospectus, constitutes the "Exchange Offer") to exchange up to $150,000,000 aggregate principal amount of its 13 1/2% Senior Subordinated Notes Due 2004 (the "New Notes") for a like aggregate principal amount of the issued and outstanding
13 1/2% Senior Subordinated Notes Due 2004 (the "Old Notes," and collectively with the New Notes, the "Notes"), of which $150,000,000 aggregate principal amount is outstanding. See "The Exchange Offer."

     The Issuer will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn on or prior to 5:00
p.m., New York City time, on             , 1998, unless the Exchange Offer is
extended by the Issuer (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Issuer. The Issuer has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer." There will be no cash proceeds to the Issuer from the Exchange Offer. See "Use of Proceeds."

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Old Notes were originally issued and sold (the "Initial Offering") to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Freres & Co. LLC. (the "Initial Purchasers") pursuant to a Purchase Agreement, dated June 17, 1997 (the "Purchase Agreement"), among the Issuer and the Initial Purchasers, pursuant to which the Issuer sold 150,000 Units consisting of the Old Notes and Warrants to purchase 2,112,480 shares of Common Stock. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A of the Securities Act. The Issuer and the Initial Purchasers also entered into a Notes Registration Rights Agreement, dated June 17, 1997 (the "Registration Rights Agreement"), pursuant to which the Issuer granted certain registration rights for the benefit of the holders of the Old Notes. The New Notes are being offered for exchange in order to satisfy certain obligations of the Issuer under such Registration Rights Agreement. The New Notes will be obligations of the Issuer evidencing the same indebtedness as the Old Notes and will be issued under and entitled to the benefits of the Indenture, dated as of June 24, 1997 (the "Indenture"), between the Issuer and First Trust National Association, as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes are identical in all material respects to the Old Notes, except that the offer and exchange of the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old Notes. See "The Exchange Offer -- Purpose and Effect."
                                                        (Continued on next page)

     This Prospectus and the Letter of Transmittal are first being mailed to
holders of the Old Notes on               , 1998.

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1998.

     The New Notes will mature on June 15, 2004. Interest on the New Notes will be payable semi-annually on June 15 and December 15 of each year commencing June 15, 1998. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance to the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. See "Description of the Notes." The New Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after June 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes -- Redemption."

     The New Notes are senior unsecured obligations of the Issuer, ranking pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Issuer and senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Notes are effectively subordinated to all indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness and to all indebtedness of subsidiaries of the Issuer. As of December 31, 1997, on a pro forma basis after giving effect to the 1998 Notes Offering (as defined), there would have been approximately $9.6 million of secured long-term indebtedness outstanding to which holders of Notes would have been effectively subordinated in right of payment and approximately $9.6 million of subsidiary indebtedness to which holders of Notes would have been structurally subordinated.

     The Issuer is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters issued to third parties in other transactions. However, the Issuer has not sought its own interpretive letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. Based on the Commission's interpretations, the Issuer believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an "affiliate" of the Issuer (within the meaning of Rule 405 under the Securities
Act), is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchasers have advised the Issuer that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Issuer's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk
Factors -- Lack of Public Market."

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the

Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of the Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Issuer will have no further obligation to such holders (other than to the Initial Purchasers under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, The Depository Trust Company ("DTC"), as the initial depository with respect to the Old Notes (in such capacity, the "Depositary"). The Global Old Note is registered in the name of Cede & Co. ("Cede"), as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depositary and its participants. The use of the Global Old Note to represent certain of the Old Notes permits the Depositary's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depositary's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note," and, together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depositary. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
  Available Information.......................................    v
  Prospectus Summary..........................................    1
  Risk Factors................................................   10
  The Exchange Offer..........................................   19
  Use of Proceeds.............................................   26
  Dividend Policy.............................................   26
  Capitalization..............................................   27
  Selected Consolidated Financial Data........................   28
  Management's Discussion and Analysis of Financial
    Information and Results of Operations.....................   30
  Business....................................................   36
  Management..................................................   50
  Certain Transactions........................................   64
  Principal Stockholders......................................   66
  Description of the Notes....................................   68
  Book-Entry, Delivery and Form...............................   93
  Certain Federal Income Tax Considerations...................   94
  Plan of Distribution........................................   97
  Legal Matters...............................................   98
  Experts.....................................................   98
  Glossary....................................................   99
  Index to Financial Statements...............................  F-1

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered for exchange hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

     The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information, including the Company's Consolidated Financial Statements and notes thereto and the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto, each as contained herein. Unless the context otherwise requires, references herein to (i) "Verio" or the "Company" are to Verio Inc., a Delaware corporation (formerly known as World-Net Access, Inc.), and its subsidiaries, (ii) the "Issuer" are to Verio Inc. and
(iii) the "Verio ISPs" are to those Internet service providers in which Verio has a direct or indirect equity investment, including subsidiaries and minority investments. Information concerning those entities in which the Company does not have a majority interest has been provided by those entities and is believed by the Company to be accurate. Verio and the Verio logo are trademarks of the Company. This Prospectus may contain trademarks, trade names and service marks of other parties. Capitalized terms used in this Prospectus, which are not otherwise defined herein, have the respective meanings ascribed to them in "Glossary of Terms." See "Risk Factors -- Forward-Looking Statements" for certain information relating to statements contained in this Prospectus that are not historical facts.

                                  THE COMPANY

     Verio is a leading national provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. Since its inception in March 1996, the Company has rapidly established a national presence through the acquisition, integration, and growth of local Internet service providers ("ISPs") with a business customer focus. Verio believes that small and medium sized businesses represent an attractive target market for the provision of Internet services due to this market's low current penetration levels and customer churn rates, and the expanding Internet needs of these businesses. Because of their limited internal technical resources, small and medium sized businesses also typically require hands-on local support and highly reliable turnkey solutions for mission critical applications. Verio further believes that these needs currently are underserved by both the national and local ISPs. While national ISPs lack the local presence to provide customized, hands-on service, local ISPs typically lack the scale and resources required to provide dedicated, high-capacity Internet access, around-the-clock support and tailored product offerings at competitive prices.

     The Company believes it has a unique competitive advantage in serving small and medium sized business customers through the combination of the technical competency, hands-on support and entrepreneurial culture of locally based ISPs with the quality and economic efficiency of Verio's national network, operational infrastructure and financial strength. Verio has quickly built critical mass by acquiring or making significant investments in over 30 ISPs that provide a comprehensive range of Internet connectivity and enhanced products and services to over 80,000 accounts in 33 of the top 50 Metropolitan Statistical Areas ("MSAs") in the country, with total combined annualized revenues of approximately $90.4 million based on the three months ended December 31, 1997. The Company integrates and optimizes the operations of these ISPs by consolidating their operations into regional operating units with centralized regional management, connecting their local networks to Verio's high-speed, highly reliable national backbone, and providing them with Verio's integrated national support services.

     Total ISP revenues in the United States are projected to grow from $3.3 billion in 1996 to $18.3 billion in 2000, according to International Data Corporation ("IDC"). Industry analysts have reported that small and medium sized businesses represent a potential market of over seven million customers in the United States, and use of the Internet by this market segment is expected to grow substantially from its current low level of market penetration. IDC predicts that dedicated connections to the Internet for small and medium sized businesses will grow from approximately 90,000 in 1996 to just under 800,000 in 2000, representing a 73% compounded annual growth rate. Small and medium sized businesses generally seek an ISP with locally based personnel who are readily available to respond in-person to technical issues, who can assist in developing and implementing the customer's effective use of the Internet, and with whom they can establish a stable and long-term relationship. In addition, they are increasingly reliant on enhanced product offerings that address their specific business needs on a cost-effective basis, allowing them to compete with larger companies. For example, IDC estimates Web hosting revenues from small and medium sized businesses will grow from $84 million in 1996 to over $3.4 billion in 2000, representing 95% of the total Web hosting market.

     The rapid development and growth of the Internet has resulted in a highly fragmented industry of over 4,000 national and local ISPs in the United States, with no dominant ISP serving the needs of small and medium sized businesses. Independent regional and local ISPs successfully captured approximately one-half of this market, despite the substantially greater resources of the national providers. However, rising costs and increasing demands from business customers have made it more difficult for the small ISP to meet its customer's demands on a cost-effective basis. Verio believes that independent regional and local ISPs, facing these competitive pressures, will continue to be attracted to and benefit from the consolidation opportunity provided by Verio.

     The goal of the Company is to be the dominant, full-service national provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. Key elements of the Company's strategy in accomplishing this goal are to: (a) continue its role as the leading consolidator of independent ISPs by acquiring additional local and regional ISPs focused on the Company's target market; (b) integrate the operations of its ISPs and capture operational economies of scale by leveraging its national infrastructure and support services; (c) develop and offer additional high-margin enhanced services to increase revenues from existing and future customers; and (d) build customer loyalty and gain market share by expanding the Company's local technical, distribution and service capabilities and establishing national Verio brand name recognition.

     Verio owns and operates a national network, providing a high bandwidth, highly reliable data transmission path connecting Verio's customers to the Internet. The Company's national network architecture is based on a combination of ATM and clear channel circuits operating at DS-3 and OC-3 speeds. The network interconnects more than 15 national nodes and over 180 local points of presence ("POPs") across the United States. The Company believes that aggregating the bandwidth and capacity requirements of each Verio ISP onto one national network provides operational control and efficiency, reduces costs, provides redundancy, and results in a higher quality service, thereby addressing some of the most significant challenges that an ISP faces in supporting its customers. Verio's national infrastructure also incorporates several other elements critical to maintaining the highest quality Internet service, such as peering relationships with other national ISPs, sophisticated network management tools, and a comprehensive range of national services to support its regional operations. These services include 7-day X 24-hour customer technical support, financial information management through a central, standardized accounting system, a sophisticated billing and collections system, and national marketing and product development programs. The Company continues to rollout its national infrastructure and support services to its ISPs. Of the over 30 Verio ISPs, 14 now invoice their customers through Verio's national billing service, 19 take advantage of Verio's customer technical support, 20 are linked to Verio's national backbone, 15 utilize Verio's national accounting system, and the network operations of 17 Verio ISPs are monitored by Verio's national Network Operations Center ("NOC").

     Verio believes that a critical factor in the successful implementation of its business strategy is the quality of its management team and Board of Directors. The Company's senior management team and Board of Directors have previously successfully executed similar consolidation strategies and have considerable experience in the management and growth of recurring revenue-based telecommunications businesses. Management believes that its deployment of similar systems and services in other emerging telecommunications industries can be leveraged to significantly improve the quality of services currently available in the Internet service industry.

                              RECENT DEVELOPMENTS

     Since December 31, 1997, the Company has completed the acquisition of all of the remaining equity (each, a "Buyout") of 7 of the Verio ISPs. Verio is in the process of integrating the operations of the Verio ISPs in each region into regional operating units.

     The Company continues to evaluate additional ISPs for investment or acquisition, and has executed a non-binding letter of intent to acquire 100% of the stock of an additional ISP. The annualized revenue attributable to this proposed ISP acquisition is estimated to be approximately $5.3 million, based solely on preliminary information provided by this ISP. These revenues are not reflected in the pro forma financial information contained herein. The Company is in the process of conducting due diligence and negotiating the definitive terms and documentation for this additional acquisition. There can be no assurance that the Company will be able to reach final agreement on acceptable terms and conditions with respect to the proposed acquisition or that this acquisition can be completed.

     Verio has received commitments from a group of commercial lending institutions to provide an aggregate of up to $57.5 million pursuant to a two-year revolving credit financing facility (the "Bank Facility"). The Company is in the process of negotiating the definitive terms and conditions and final documentation for the Bank Facility. Chase Manhattan Bank has committed to serve as agent for the lenders in the Bank Facility. There can be no assurance that the Company will be able to complete the Bank Facility on terms acceptable to the Company.

     The Company has signed a non-binding memorandum of understanding for a $100.0 million, seven year commitment with a provider of long haul telecommunications services in order to reduce the per unit costs of such services. The Company will have the right to prepay its commitment under the proposed agreement. The Company is in the process of negotiating the definitive terms and conditions for the provision of these services. However, there can be no assurance that the Company will be able to reach final agreement on acceptable terms and conditions with respect to the proposed commitment.

     Verio also is currently considering the private placement of approximately $100.0 million in additional Senior Notes (the "1998 Notes Offering"). There can be no assurance that the 1998 Notes Offering will be consummated or, if consummated, that the amount of proceeds received will be in the amount currently contemplated.

     On February 27, 1998, Verio filed a registration statement on Form S-1 with respect to the proposed initial public offering of its Common Stock (the "IPO") in an initial amount of $100.0 million. No assurance can be given that the IPO will be consummated or, if consummated, that the amount of proceeds received or amount of Common Stock sold by the Company will be in the amounts currently contemplated.

     The Company's headquarters is currently located at 8005 South Chester Street, Suite 200, Englewood, Colorado 80112. The Company's phone number is
(303) 645-1900.

                               THE EXCHANGE OFFER

Securities Offered.........  Up to $150.0 million principal amount of 13 1/2%
                             Senior Subordinated Notes Due 2004, which will be registered under the Securities Act. The form and term of the New Notes are substantially identical to the Old Notes in all material respects, except that the New Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old Notes.

The Exchange Offer.........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. The New Notes are being offered in exchange for up to $150.0 million principal amount of Old Notes. The issuance of the New Notes is intended to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement. See "The Exchange Offer -- Terms of the Exchange Offer."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1998, or such
                             later date and time to which it is extended. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal.................  Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m. New York City time, on the Expiration Date. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Conditions of the Exchange
Offer......................  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The only condition to the Exchange Offer is the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part. See "The Exchange Offer -- Conditions of the Exchange Offer."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes desiring to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal according to the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, together with the Old Notes and any other required documents, to the Exchange Agent (as defined herein) at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should instruct such entity or person to promptly tender on such beneficial owner's behalf.

Guaranteed Delivery
Procedures.................  Holders of Old Notes who wish to tender their Old
                             Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes together with the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes....  Upon effectiveness of the Registration Statement of which this Prospectus constitutes a part and consummation of the Exchange Offer, the Issuer will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

The Exchange Agent.........  First Trust National Association has agreed to serve as the exchange agent (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

Certain Federal Income Tax
  Considerations...........  See "Certain Federal Income Tax Considerations."

Use of Proceeds............  There will be no proceeds to the Issuer from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Fees and Expenses..........  All expenses incident to the Issuer's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Issuer. The Issuer will also pay certain transfer taxes applicable to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

Accrued Interest...........  The New Notes will bear interest at a rate equal to
                             13 1/2% per annum from their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance or date of the last interest payment, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment date on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. See "Description of the Notes -- Maturity, Interest and Principal."

Resales of New Notes.......  Based on the position of the staff of the
                             Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Issuer believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or (ii) a person that is an affiliate of the Issuer within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution."

Effect of Not Tendering Old
  Notes for Exchange.......  Old Notes that are not tendered or that are not properly tendered will, following the expiration of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Issuer will have no further obligations to provide for the registration under the Securities Act of such Old Notes and such Old Notes will, following the expiration of the Exchange Offer, bear interest at the same rate as the New Notes.

                            DESCRIPTION OF NEW NOTES

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions, and registration rights provisions applicable to the Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Issuer to the Exchange Agent of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tended by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer -- Procedures for Tendering Old Notes" and "Description of the Notes."

Notes Offered..............  $150.0 million aggregate principal amount of
                             13 1/2% Senior Notes Due 2004.

Maturity...................  June 15, 2004.

Interest Payment Dates.....  June 15 and December 15, commencing December 15,
                             1997.

Escrow Proceeds............  Concurrently with the closing of the Initial
                             Offering, the Issuer deposited with the Escrow Agent an amount of cash or U.S. Government Securities (approximately $46.6 million), that, together with the proceeds from the investment thereof, will be sufficient to pay when due each of the interest payments on the Notes through December 15, 1999, with any balance to be retained by the
                             Issuer. As of           , 1998 approximately $
                             million remained in the Escrow Account. The Notes are collateralized by a first priority security interest in the Escrow Account (as defined). See "Description of the Notes -- Disbursement of Funds; Escrow Account."

Ranking....................  The Old Notes and the New Notes will be senior unsecured obligations of the Issuer, ranking pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Issuer and senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Old Notes and the New Notes will be effectively subordinated to all secured indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness and to indebtedness of subsidiaries of the Issuer. As of December 31, 1997, on a pro forma basis after giving effect to the 1998 Notes Offering there would have been approximately $9.6 million of secured long-term indebtedness outstanding to which holders of Notes would have been effectively subordinated in right of payment and approximately $9.6 million of subsidiary indebtedness to which holders of Notes would have been structurally subordinated. See "Description of the Notes -- General."

Sinking Fund...............  None.

Optional Redemption........  The Notes will be redeemable at the option of the
                             Issuer, in whole or in part, at any time on or after June 15, 2002, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, in the event that after the Issue Date and prior to June 15, 1999 the Issuer issues, in one or more transactions, Capital Stock (other than Disqualified Stock) of the Issuer to Brooks Fiber Properties, Inc., which was recently acquired by WorldCom, Inc. ("Brooks"), or one or more Strategic Equity Investors for aggregate gross cash proceeds of $50.0 million or more, the Issuer may redeem up to 33 1/3% of the originally issued aggregate principal amount of Notes with the net proceeds thereof at a redemption price of 113.5% of the principal amount, together with accrued and unpaid interest to the date of redemption, provided that at least $100.0 million aggregate principal amount of Notes are outstanding following such redemption. See "Description of the Notes -- Redemption -- Optional Redemption."

Change of Control..........  Following the occurrence of a Change of Control, the Issuer will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Issuer may not have available sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the Notes and other debt that may become repayable upon a Change of Control. See "Description of the Notes -- Certain Covenants -- Change of Control."

Certain Covenants..........  The Indenture contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on additional indebtedness, (ii) limitation on restricted payments, (iii) limitation on liens securing certain indebtedness, (iv) limitation on business,
                             (v) limitation on certain guarantees and indebtedness of restricted subsidiaries, (vi) change of control, (vii) limitation on dividends and other payment restrictions affecting restricted subsidiaries, (viii) disposition of proceeds of asset sales, (ix) limitation on issuances and sales of preferred stock by restricted subsidiaries, (x) limitation on transactions with affiliates, (xi) financial reports, (xii) limitation on designations of unrestricted subsidiaries, (xiii) limitation on status as investment company, (xiv) ratings of the Notes and (xv) limitation on consolidation, merger or sale of assets. These covenants are subject to important exceptions and qualifications.

Exchange Rights............  Holders of the New Notes will not be entitled to any exchange or registration rights with respect to the New Notes. Holders of the Old Notes are entitled to certain exchange rights pursuant to the Registration Rights Agreement entered into concurrently with the Initial Offering by and among the Issuer and the Initial Purchasers. This Exchange Offer is intended to satisfy the Issuer's obligation under the Registration Rights Agreement. Once the Exchange Offer is consummated, the Issuer will have no further obligations to register any of the Old Notes not tendered by the holders for exchange. See "Risk Factors -- Consequences of Failure to Exchange."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (dollars in thousands, except per share amounts)

     The summary historical consolidated financial data as of and for the period from inception (March 1, 1996) to December 31, 1996 and as of and for the year ended December 31, 1997 have been derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

     The information set forth below should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and the historical Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. Results of operations for the year ended December 31, 1997 are not necessarily indicative of results of operations for future periods. The Company's development and expansion activities, including acquisitions, during the periods shown below may significantly affect the comparability of this data from one period to another. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                             HISTORICAL                  PRO FORMA(1)
                                                 -----------------------------------     ------------
                                                    PERIOD FROM
                                                     INCEPTION           YEAR ENDED       YEAR ENDED
                                                 (MARCH 1, 1996) TO     DECEMBER 31,     DECEMBER 31,
                                                 DECEMBER 31, 1996          1997             1997
                                                 ------------------     ------------     ------------
STATEMENT OF OPERATIONS DATA:
Total revenue..................................       $  2,365            $ 35,692        $   77,958
Total costs and expenses.......................          8,645              75,981           131,583
                                                      --------            --------        ----------
Loss from operations...........................       $ (6,280)           $(40,289)       $  (53,625)
                                                      ========            ========        ==========
Net loss attributable to common stockholders...       $ (5,145)           $(46,329)       $  (59,972)
                                                      ========            ========        ==========
Loss per common share -- basic and
  diluted(2)...................................       $  (5.29)           $ (40.47)       $   (52.39)
                                                      ========            ========        ==========
Weighted average common shares outstanding --
  basic and diluted(2).........................        971,748           1,144,685         1,144,685
OTHER DATA:
EBITDA(3)......................................       $ (5,611)           $(29,665)       $  (31,106)
Capital expenditures(4)........................          3,430              14,547            14,547

                                                                           THREE MONTHS ENDED
                                                           ---------------------------------------------------
                                                           MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                             1997        1997         1997            1997
                                                           ---------   --------   -------------   ------------
QUARTERLY STATEMENT OF OPERATIONS DATA:
Total revenue...........................................    $ 4,414    $ 8,249      $  9,624        $   13,405
Total costs and expenses................................     10,006     17,103        20,365            28,507
                                                            -------    -------      --------        ----------
Loss from operations....................................    $(5,592)   $(8,854)     $(10,741)       $  (15,102)
                                                            =======    =======      ========        ==========
Net loss attributable to common stockholders............    $(4,677)   $(8,120)     $(12,762)       $  (20,770)
                                                            =======    =======      ========        ==========
OTHER DATA:
EBITDA(3)...............................................    $(4,346)   $(6,306)     $ (7,798)       $  (11,215)
                                                            =======    =======      ========        ==========

                                                                    AS OF DECEMBER 31, 1997
                                                            ----------------------------------------
                                                                                         PRO FORMA
                                                                                        AS ADJUSTED
                                                                                        FOR PROPOSED
                                                            HISTORICAL   PRO FORMA(1)      IPO(5)
                                                            ----------   ------------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents.................................   $ 72,586      $ 52,139
Restricted cash and securities............................     40,554        40,554
Goodwill, net.............................................     83,216       127,810
Total assets..............................................    246,471       272,560
Long-term debt and capital lease obligations, net of
  current portions........................................    142,321       142,583
Redeemable preferred stock................................     97,249        97,249
Stockholders' equity (deficit)............................    (27,001)       (1,441)

---------------

(1) Pro forma for the completed and proposed acquisitions and Buyouts as if they had occurred on December 31, 1997 for balance sheet purposes and on January 1, 1997 for statement of operations data purposes. See "Unaudited Pro Forma Condensed Combined Financial Statements."

(2) Excludes the effect of the conversion of Preferred Stock into Common Stock upon completion of the Offering. Assuming the Preferred Stock had converted to Common Stock as of January 1, 1997, historical and pro forma loss per share of Common Stock for 1997 would have been $(2.26) and $(2.91) per share, respectively, based on 20,496,220 weighted average shares of Common Stock.

(3) EBITDA represents earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in ISPs and fixed assets. The primary measure of operating performance is net earnings (loss). Although EBITDA is a measure commonly used in the Company's industry, it should not be construed as an alternative to net earnings (loss), determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP.

(4) Excludes equipment and leasehold improvements acquired in business acquisitions.

(5) As adjusted to give effect to the proposed IPO after deducting the Underwriters' discounts and commissions and estimated expenses, and conversion of the preferred stock into common stock upon completion of the proposed IPO.

                                  RISK FACTORS

     Holders of the Old Notes should carefully consider the following risk factors, as well as the other information contained in this Prospectus in evaluating the Exchange Offer. This Prospectus contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers primarily with respect to the future operating performance of the Company. Holders of the Old Notes are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including the information set forth below, identifies important factors that could cause such differences. See
"-- Forward-Looking Statements" below.

HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY

     The Company was formed in March 1996. The Company has incurred net losses since its inception, and management expects to incur significant additional losses as the Company continues its investment and acquisition program as well as the building of its national network operations. Prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes offered hereby. For the period from inception to December 31, 1996 and the year ended December 31, 1997, the Company reported net losses of $5.1 million and $46.3 million, respectively. From inception through December 31, 1997, the Company reported cumulative cash used by operating activities of $37.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company expects to generate negative operating cash flow for at least the next several years while it continues to acquire and invest in ISPs. The extent to which the Company experiences negative cash flow will depend upon a number of factors including the number and size of its acquisitions and investments, the ability to generate increasing revenues and cash flow, the amount of expenditures incurred at the corporate and national level, the timing of the Buyouts and any potential adverse regulatory developments. The Company will be dependent on various financing sources to fund its growth as well as continued losses from operations. There can be no assurance that the Company will achieve or sustain positive operating cash flow or generate net income in the future. To achieve profitability, the Company must, among other things, develop and market products and services which are accepted on a broad commercial basis. Given the Company's limited operating history, there can be no assurance that the Company will ever achieve broad commercial acceptance or profitability. See "-- Competition; Pricing Fluctuations," "-- Dependence on the Internet; Uncertain Adoption of Internet as a Medium of Commerce and Communications" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBSTANTIAL INDEBTEDNESS; EFFECT OF FINANCIAL LEVERAGE

     The Company has indebtedness that is substantial in relation to its stockholders' equity and cash flow. As of December 31, 1997, the Company had an aggregate of approximately $142.3 million of long-term indebtedness outstanding, representing 67% of total capitalization. Verio also is currently considering the private placement of approximately $100 million in additional senior notes pursuant to the proposed 1998 Notes Offering, and also currently is negotiating the terms of a $57.5 million revolving credit facility pursuant to the proposed Bank Facility. See "-- Requirements for Additional Capital." As a result of the substantial current and anticipated future indebtedness of the Company, fixed charges of the Company are expected to exceed its earnings for the foreseeable future. Substantial leverage poses the risk that the Company may not be able to generate sufficient cash flow to service its indebtedness, including the Notes, or to adequately fund its operations. In particular, there can be no assurance that the Company's operating cash flow will be sufficient to pay interest on the Notes following the termination of the escrow arrangement for the Notes, to pay interest on the notes that may be issued pursuant to the 1998 Notes Offering, or to meet its debt service obligations under the proposed Bank Facility, should either of these financings be implemented. In addition, the

Indenture relating to the Notes permits, and the indenture relating to the 1998 Notes Offering (the "1998 Indenture") and the credit agreement relating to the Bank Facility are expected to permit, the Company to incur substantial additional indebtedness under certain conditions. The leveraged nature of the Company could limit the ability of the Company to effect future financings or may otherwise restrict the Company's operations and growth. See "Description of the Notes."

     The Company's leverage could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company's leverage may hinder its ability to adjust rapidly to changing market conditions; and (iv) the leverage could make the Company more vulnerable in the event of a downturn in general economic conditions or its business.

HOLDING COMPANY STRUCTURE AND NEED TO ACCESS SUBSIDIARY CASH FLOWS

     The Issuer is a holding company with limited assets that conducts substantially all of its revenue producing operations through its ISPs. The Verio ISPs include wholly owned subsidiaries, less than wholly owned subsidiaries and entities in which the Issuer has a minority interest. Claims of holders of the Notes will be effectively subordinated to the indebtedness and other liabilities and commitments of the Company's subsidiaries, and claims by the Issuer as an equity holder in its non-wholly owned subsidiaries and minority interests will be limited to the extent of the Issuer's direct or indirect investment in such entities. The ability of the Issuer's creditors, including the holders of the Notes, to participate in the assets of any of the Verio ISPs upon any liquidation or bankruptcy of any such entity will be subject to the prior claims of that entity's creditors, including trade creditors, and any prior or equal claim of any other equity holder. The claims of holders of Notes would have been effectively subordinated to approximately $9.6 million of indebtedness of the Issuer's subsidiaries as of December 31, 1997. In addition, the ability of the Issuer's creditors, including the holders of Notes, to participate in distributions of assets of the Verio ISPs will be limited to the extent that the outstanding shares of any of its ISPs are either pledged to secure other creditors (which is currently contemplated under the proposed Bank Facility) or are not owned by the Issuer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Notes will be obligations solely of the Issuer. The ability of the Issuer to pay interest on the Notes or to repay the Notes at maturity or otherwise will be dependent upon the cash flows of its ISPs and the payment of funds by the Verio ISPs to the Issuer in the form of repayment of loans, dividends, management fees or otherwise. The Verio ISPs have no obligation, contingent or other, to pay amounts pursuant to the Notes or to make funds available therefor, whether in the form of loans, dividends or other distributions. Accordingly, the Issuer's ability to repay the Notes at maturity or otherwise may be dependent upon the Issuer's ability to refinance the Notes which will depend, in large part, upon factors beyond the control of the Issuer. The agreements governing future indebtedness of the Verio ISPs may contain covenants prohibiting them from distributing or advancing funds to the Issuer under certain circumstances, including to fund interest payments in respect of the Notes. In addition, the practical effect of the Issuer's status as a minority shareholder of certain ISPs may limit the ability of those ISPs to make funds available to the Issuer.

REQUIREMENTS FOR ADDITIONAL CAPITAL

     The Company's operations have required and will continue to require substantial capital for investments in ISP operations, including the acquisition of or investments in additional ISPs, the deployment of the Company's national network and infrastructure and the funding of capital expenditures for expansion of services and operating losses. The Company may need additional amounts to fund its operating losses and those of the Verio ISPs, which amounts cannot be determined. Over the longer term, it is likely that the Company will require substantial additional funds to continue to fund the Company's investment and acquisition program as well as product development, marketing, sales and customer support capabilities. No assurance can be given that the Company will have sufficient cash flow available to maintain its current or future growth plans or operations. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     The Company expects to meet its additional capital needs with the proceeds from sales or issuance of equity securities, credit facilities and other borrowings, and sales of additional debt securities. The failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the Internet industry. Verio has received commitments from a group of commercial lending institutions to provide an aggregate of up to $57.5 million pursuant to the Bank Facility. The Company is in the process of negotiating the definitive terms and conditions and final documentation for the Bank Facility. The Chase Manhattan Bank has committed to serve as agent for the lenders in the Bank Facility. In addition, Verio is currently considering the private placement of approximately $100 million in additional senior notes pursuant to the proposed 1998 Notes Offering. There can be no assurance that the Company will negotiate final terms and conditions that are acceptable to the Company with respect to, or to consummate, either of such financing efforts or, if consummated, that the amount of proceeds received will be in the amounts currently contemplated. If the Bank Facility is consummated, the Company's ability to borrow thereunder will be subject to limitations, including restrictions based on the Company's overall indebtedness and the Company's ability to raise additional equity.

     On February 27, 1998, Verio filed a registration statement on Form S-1 with respect to the proposed IPO. No assurance can be given that the IPO will be consummated or, if consummated, that the amount of proceeds received by the Company, or the amount of Common Stock sold by the Company, will be in the amounts currently contemplated.

COMPETITION; PRICING FLUCTUATION

     The market for Internet connectivity and related services is extremely competitive. The Company anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television companies, direct broadcast satellite and wireless communications providers, and on-line service providers.

     The Company's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet, GTE Internetworking (formerly BBN), PSINet, Concentric Network and DIGEX. While the Company believes that its level of local service and support and target market focus distinguish it from these competitors, some of these competitors have a significantly greater market presence, brand recognition, and financial, technical and personnel resources than the Company, and have extensive coast-to-coast Internet backbones. The Company also competes with unaffiliated regional and local ISPs in its targeted geographic regions.

     All of the major long distance companies (also known as interexchange carriers or IXCs), including AT&T, MCI, and Sprint, offer Internet access services and compete with the Company. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers ("LECs"), including the Regional Bell Operating Companies ("RBOCs"), to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, the Company believes that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from, ISPs. The WorldCom/MFS/UUNet consolidation, the NETCOM/ICG merger, the Intermedia/DIGEX merger and GTE's acquisition of BBN are indicative of this trend. Accordingly, Verio expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, telecommunications providers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on the Company's ability to compete effectively with the telecommunications providers and may result in pricing pressure on the Company that would have an adverse effect on the Company's business, financial condition and results of operations.

     Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. MediaOne Group and TCI have recently announced trials to provide Internet cable service to their residential customers in select areas. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network System's DirecPC that provides high-speed data through direct broadcast satellite technology; CAI Wireless System's announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; Cellularvision's announcement that it is offering Internet access via high-speed wireless LMDS technology; and Winstar, which currently offers high-speed Internet access to business customers over the 38 GHz spectrum.

     The predominant on-line service providers, including America Online, CompuServe, Microsoft Network, and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. The Company competes to a lesser extent with these on-line service providers.

     Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies through new technologies such as cable modems and xDSL. While these providers have initially targeted the residential consumer, it is likely that their target markets will expand to encompass the Company's target markets, which may significantly affect the pricing of the Company's service offerings.

     As a result of an increase in the number of competitors, and vertical and horizontal integration in the industry, the Company currently encounters and expects to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and the Company cannot predict the effect that ongoing or future developments may have on the Company or the pricing of its products and services. See "-- Dependence on the Internet; Uncertain Adoption of Internet as a Medium of Commerce and Communication,"
"-- Potential Liability for Information Disseminated Over Network; Regulatory Matters" and "-- Fluctuations in Operating Results."

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUISITIONS AND INVESTMENTS

     The Company is currently experiencing a period of rapid expansion with the acquisition and integration of its ISPs. The rapid growth of the Company's business and its product and service offerings has placed, and is likely to continue to place, a significant strain on the Company's managerial, operating, financial and other resources. The Company's future performance will depend, in part, upon its ability to manage its growth effectively, which will require that the Company implement additional management information systems capabilities, further develop its operating, administrative and financial and accounting systems and controls, improve coordination between engineering, accounting, finance, marketing and operations, and hire and train additional personnel. Failure by the Company to develop adequate operational and control systems or to attract and retain highly qualified management, financial, technical, sales and marketing and customer care personnel could materially adversely affect the Company's ability to integrate the ISPs it has acquired and continues to acquire. While the Company anticipates that it will recognize various economies and efficiencies of scale as a result of the Buyouts and the integration of the businesses of the Verio ISPs, the process of consolidating the businesses and implementing the strategic integration of the Company and its ISPs, even if successful, may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses during the integration process. Furthermore, the Company's performance will depend on the internal growth generated through ISP operations. As a result, there can be no assurance that the Company will be able to integrate the Verio ISPs successfully or in a timely manner in accordance with its strategic objectives. Failure to integrate its ISPs or to manage effectively the growth of the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON IMPLEMENTATION OF NETWORK INFRASTRUCTURE; ESTABLISHMENT AND MAINTENANCE OF PEERING RELATIONSHIPS

     The Company's success will depend upon its ability to complete the implementation of and to continue to expand its national network infrastructure and support services in order to supply sufficient geographic reach, capacity, reliability and security at an acceptable cost. The continued development and expansion of the Company's national network will require that it enter into additional agreements, on acceptable terms and conditions, with the various providers of infrastructure capacity and equipment and support services. No assurance can be given that any or all of the requisite agreements can be obtained on satisfactory terms and conditions. See "Business -- Verio National Network -- Peering Relationships."

     In addition, the establishment and maintenance of peering relationships with other ISPs is necessary in order to exchange traffic with other ISPs without having to pay transit costs. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded and the dominance of a small group of national ISPs has driven corporate peering policies. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. Furthermore, if increasing requirements associated with maintaining peering with the major national ISPs develop, the Company may have to comply with those additional requirements in order to continue to maintain its peering relationships. The Company also anticipates that future expansions and adaptations of its network infrastructure may be necessary in order to respond to growth in the number of customers served, increased demands to transmit larger amounts of data and changes to its customers' product and service requirements. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the industry's evolving standards or its customers' growing demands and changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that the Company will be able to deploy successfully any expanded and adapted network infrastructure. Failure to maintain peering relationships or establish new ones, if necessary, would cause the Company to incur additional operating expenditures which would have a material adverse effect on the Company's business, financial condition and results of operations.

CHALLENGES OF GROWTH BY ACQUISITIONS

     The Company's business strategy is dependent, in part, upon its ability to continue to successfully identify and acquire ISPs that meet the Company's investment criteria. The Company is continuing to seek and evaluate qualified ISP candidates in order to optimize its market presence in the regions it currently serves, and to expand its focus to encompass the remaining top 50 MSAs not currently served by the Verio ISPs. In pursuing these opportunities, the Company may compete with other communications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than the Company. Competition for independent ISPs is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock, or other forms of consideration and other matters. No assurance can be given that the Company will be able to successfully identify suitable ISPs or, once identified, will be able to consummate an acquisition of or an investment in those targeted ISPs on terms and conditions acceptable to the Company. See "Business -- The Verio Strategy" and "-- Competition; Pricing Fluctuation." Further, the Company's ability to consummate transactions with ISPs that it identifies will require significant financial resources. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth. See "-- Requirements for Additional Capital."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results have fluctuated in the past and may in the future fluctuate significantly depending upon a variety of factors, including the incurrence of capital costs and costs associated with the Buyouts and the introduction of value-added enhanced services and new services by the Company. Additional factors that may contribute to variability of operating results include: the pricing and mix of services offered by the Company; customer retention rate; changes in pricing policies and product offerings by the Company's competitors; growth in demand for network and Internet access services; one-time costs associated with regional consolidation; and general telecommunications services' performance and availability. The Company has also experienced seasonal variation in Internet use and, therefore, revenue streams may fluctuate accordingly. In response to competitive pressures, the Company may take certain pricing or marketing actions that could have a material adverse effect on the Company's business, financial condition and results of operations. As a result, variations in the timing and amounts of revenues could have a material adverse effect on the Company's quarterly operating results. Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent upon the efforts of its senior management team, the loss of any of whom could impede the achievement of product development and marketing objectives and would have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its ability to attract and retain qualified technical and marketing personnel for whom there is intense competition in the areas of the Company's activities. There can be no assurance that the Company will be able to attract and retain the personnel necessary for the development and integration of its business. Delays in hiring such personnel could delay the achievement of development and marketing objectives. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF SYSTEM FAILURE

     The Company's operations are dependent upon its ability to protect its network infrastructure against damage from fire, earthquakes, floods, power loss, telecommunications failures and similar events or to construct networks that are not vulnerable to the effects of such events. Significant portions of the Company's computer equipment, including components critical to the operation of its Internet backbone, are located at the Company's facility in Englewood, Colorado and the Company's NOC located in Dallas, Texas. Despite precautions taken by and planned by the Company, the occurrence of a natural disaster or other unanticipated problem at the Company's NOC or at a number of the Company's national nodes could cause interruptions in the services provided by the Company. The failure of a local POP would result in interruption of service to the customers served by such POP until necessary repairs were effected or replacement equipment were installed. Additionally, failure of the Company's telecommunications providers to provide the data communications capacity required by the Company as a result of natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations.

SECURITY RISKS

     Despite the implementation of security measures by the Company, networks are vulnerable to unauthorized access, computer viruses and other disruptive problems. ISPs have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability of the Company to its customers and also may deter potential subscribers. Although the

Company intends generally to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THE INTERNET; UNCERTAIN ADOPTION OF INTERNET AS A MEDIUM OF COMMERCE AND COMMUNICATIONS

     The Company's products and services are targeted toward users of the Internet, which has experienced rapid growth. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by the Company. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including, among others, inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete.

     The Company is also at risk as a result of fundamental technological changes in the way Internet solutions may be marketed and delivered. Integrating technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its network infrastructure. While the Company believes that its plan of combining the scale and scope of a national operation with the local presence of its ISP operations offers significant advantages for commerce and communication over the Internet, there can be no assurance that commerce and communication over the Internet will become widespread, or that the Company's offered Internet access and communications services will become widely adopted for these purposes. The failure of the market for business-related Internet solutions to continue to develop would adversely impact the Company's business, financial condition and results of operations.

     In addition, new technologies or industry standards have the potential to replace or provide lower cost alternatives to the Company's existing products and services. The adoption of such new technologies or industry standards could render the Company's existing products and services obsolete and unmarketable. For example, the Company's services rely on the continued widespread commercial use of Transmission Control Protocol/Internet Protocol ("TCP/IP"). Alternative open and proprietary protocol standards that compete with TCP/IP, including proprietary protocols developed by IBM and Novell, Inc., have been or are being developed. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by the Company and its ISPs are not broadly accepted, the Company's business, operating results and financial condition will be materially adversely affected.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED OVER NETWORK; REGULATORY
MATTERS

     The law relating to liability of on-line service providers and ISPs for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. Although some courts have ruled that the 1996 Telecommunications Act immunizes ISPs from liability for defamatory material carried on their facilities, there can be no assurance that other courts will take a similar approach. In one case, a state court held that an on-line service provider could be found liable for defamatory materials provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Other courts have held that on-line service providers and ISPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. Although the Supreme Court has declared the Communications Decency Act ("CDA") to be unconstitutional as it applies to the transmission of indecent on-line communications to minors, state and federal statutes continue to prohibit the on-line distribution of obscene materials. The imposition upon ISPs or Web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain product or service offerings, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     Although the Company is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other federal or state agency, changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which the Company may sell its services. For example, proposed regulations at the FCC would require discounted Internet connectivity rates for schools and libraries. Also, the FCC is considering whether ISPs should be required to pay access charges to local telephone companies for each minute that dial up users spend connected to ISPs through telephone company switches, and some telephone companies have requested similar relief from state regulatory commissions. The imposition of access charges would affect the Company's costs of serving dial up customers and could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE UPON SUPPLIERS; LIMITED SOURCES OF SUPPLY

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment which, in the quantities and quality demanded by the Company, are available only from limited sources. For example, the Company currently relies on Cisco Systems to supply routers critical to the Company's network, and the Company could be adversely affected if routers from Cisco were to become unavailable on commercially reasonable terms. Sprint, MCI and MFS, which are competitors of the Company, are the Company's primary providers of data communications facilities and network capacity. The Company is also dependent upon LECs, which often are competitors of the Company, to provide telecommunications services and lease physical space to the Company for routers, modems and other equipment. The Company has from time to time experienced delays in receiving telecommunications services, which can lead to the loss of customers or prospective customers. There can be no assurance that, on an ongoing basis, the Company will be able to obtain such services on the scale and within the time frames required by the Company at a commercially reasonable cost, or at all. Failure to obtain or to continue to make use of such services would have a material adverse effect on the Company's business, operating results and financial condition.

FINANCIAL INFORMATION CONCERNING COMPLETED AND PROBABLE ACQUISITIONS

     The regional ISPs targeted by the Company for acquisition typically do not have audited financial statements and have varying degrees of internal controls and detailed financial information. The pro forma financial information in this Prospectus includes financial information concerning certain completed and probable acquisitions for which audited financial statements are not presently available. These companies are included in the "Pro Forma Financial Statements." While the Company believes such information to be reliable, the Company has only recently acquired certain of the companies and is still in the process of performing its due diligence investigations of the other companies. There can be no assurance that the Company's due diligence investigations and subsequent audit will not reveal matters of significance, including with respect to liabilities, contingent or otherwise, of these companies.

LACK OF PUBLIC MARKET

     The New Notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes as permitted by applicable laws and regulations, however, the Initial Purchasers are not obligated to do so and may discontinue market making at any time without notice. In addition, such market-making will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf registration statement. There can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market does develop, the New Notes may trade at prices lower than the initial offering price thereof and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all. Further, the liquidity of, and trading market for, the New Notes may also be materially and adversely affected by declines in the market for high-yield securities generally. Such a decline may materially and adversely affect such liquidity and tracking independently of the financial performance of, and prospects for, the Company. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market.

RESTRICTIONS ON EXCHANGE OFFER

     Issuance of New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Exchange Agent and the Company are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. Generally, the rights of holders of Old Notes under the Registration Rights Agreement would also terminate with respect to Old Notes which are not exchanged for New Notes in the Exchange Offer.

YEAR 2000 COMPLIANCE

     Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations.

The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's business, operating results and financial condition.

FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical fact are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements such as the timing, costs and scope of its acquisition of, or investments in, existing ISPs, the revenue and profitability levels of the ISPs in which it invests, the anticipated reduction in operating costs resulting from the integration and optimization of those ISPs, and other matters contained above and herein in this Prospectus regarding matters that are not historical facts, are only predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Rights Statement of which this Prospectus constitutes a part, and a copy of which is available upon request to the Company.

PURPOSE AND EFFECT

     The Old Notes were sold by the Issuer to the Initial Purchasers on June 17, 1997. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Issuer and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Issuer agreed, with respect to the Old Notes and subject to the Issuer's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to March 24, 1998, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, and, (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to July 24, 1998, and (b) to consummate the Exchange Offer on or prior to August 24, 1998. The Issuer will keep the Exchange Offer open for a period of not less than 30 days (or longer if required by applicable law) after the date the notice of the Exchange Offer is mailed to the holders of the Old Notes. This Exchange Offer is intended to satisfy the Issuer's exchange offer obligations under the Registration Rights Agreement.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered, will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer if such holder elects not to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     The Issuer hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to $150 million aggregate principal amount of New Notes for up to $150 million aggregate principal amount of the outstanding Old Notes. The Issuer will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuer will issue $1,000 principal amount of New Note in exchange of each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement. See
" -- Conditions of the Exchange Offer."

     As of the date of this Prospectus, $150.0 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the
Indenture for all Notes. As of                , there were           registered
holders of the Old Notes, and           DTC participants. Only a holder of the
Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer. The Issuer believes that, as of the date of this Prospectus, no holder of Old Notes other than Brooks is an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer.

     The Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Issuer.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The Expiration Date shall be             , 1998 at 5:00 p.m., New York City
time, unless the Issuer, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Issuer reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, in which event the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended, and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. Modifications of the Exchange Offer, including but not limited to extension of the period during which the Exchange Offer is open, may require that at least five business days remain in the Exchange Offer. In order to extend the Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is conditioned upon the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part.

ACCRUED INTEREST

     The New Notes will bear interest at a rate equal to 13 1/2% per annum from and including their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the last date on which interest was paid on the Old Notes, or if no interest had been paid on such Old Notes, from the date of their original issue, to, but not including, the date of issuance of the New Notes accepted for exchange, which interest accrued at the rate of 13 1/2% per annum, and will cease to accrue on the day prior to the issuance of the New Notes. See "Description of the Notes -- Maturity, Interest and Principal."

PROCEDURES FOR TENDERING OLD NOTES

     The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set froth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure is made in accordance with DTC's ATOP (as defined below) procedures for transfer and such procedures are complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system, prior to 5:00 p.m., New York City time, on the Expiration Date, in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent by an "Agent's Message." To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the participant's acknowledgement of its receipt of and agreement to be bound by the Letter of Transmittal for such Old Notes.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Issuer's acceptance of which might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Issuer shall determine. The Issuer will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Issuer that, among other things, (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by item 507 of Regulation S-K of the Commission, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer except as otherwise disclosed to the Issuer in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:
(i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date. DTC participants may also submit the Notice of Guaranteed Delivery through ATOP.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Issuer will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Issuer has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Issuer reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn by delivery of a written notice (or for DTC participants, transmission of notice through ATOP) to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedure for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

     First Trust National Association is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                         By Hand, or Overnight Courier:

                        FIRST TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

             Facsimile Transmissions (Eligible Institutions Only):

                              (612) 244-

                To confirm by telephone or for information call:

                              (612) 244-

                                    By Mail:

                        FIRST TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

FEES AND EXPENSES

     All expenses incident to the Issuer's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Issuer, including, without limitation: (i) all applicable Securities and Exchange Commission, stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees; (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of one counsel for holders that are Initial Purchasers in connection with blue sky qualifications of any of the New Notes) and compliance with the rules of the NASD; (iii) all applicable expenses incurred by the Issuer in preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus and any amendments or supplements thereto, and in preparing or assisting in preparing any other documents relating to the performance of and compliance with the Registration Rights Agreement; (iv) all rating agency fees, if any; and (v) the fees and disbursements of counsel for the Issuer.

     The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers of others soliciting acceptance of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Issuer's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Issuer for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Issuer believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Issuer within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, the Issuer has not sought its own interpretive letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. The Issuer and holders of Old Notes are not entitled to rely on interpretive advice provided by the staff of other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1989), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Issuer within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act (if applicable). Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Issuer. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Issuer. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their New Notes.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer.

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. In consideration for issuing the New Notes as contemplated in this Prospectus, the Issuer will receive in exchange Old Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes will be registered under the Securities Act and hence do not include certain rights to registration thereunder. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

     Net proceeds from the Initial Offering (after deducting the Initial Purchasers' discount and expenses payable by the Issuer) were approximately $144.8 million. Approximately $46.6 million of such net proceeds were deposited in an escrow account for the benefit of the holders of the Old Notes to fund when due the first five scheduled interest payments on the Old Notes. Amounts on deposit in the escrow account are held in cash or used to purchase U.S. Government Securities, and, upon consummation of the Exchange Offer, will continue to be held for the benefit of the holders of the New Notes to fund the remaining scheduled interest payments on the New Notes through December 15, 1999. The balance of the net proceeds from the Initial Offering have been and continue to be used to further the Company's ISP acquisition and investment strategy, to continue the development and implementation of the national backbone, customer care center, network operations center and billing and accounting services, and to support the Company's general working capital purposes. Pending application of the proceeds as described above, the Company has invested the net proceeds of the issuance of the Old Notes in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock and does not expect to pay dividends in the foreseeable future. The Company's current policy is to retain all of its earnings to finance future growth and acquisitions. Furthermore, the terms of the Indenture places, and the terms of the 1998 Indenture and the proposed Bank Facility are expected to place, limitations on the Company's ability to pay dividends. Future dividends, if any, will be at the discretion of the Board and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION
                             (dollars in thousands)

     The following table sets forth at December 31, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization adjusted for the Completed and Proposed Acquisitions and Buyouts, and (iii) the pro forma capitalization adjusted to reflect the proposed IPO and the conversion of all the outstanding Preferred Stock only upon the completion of the proposed IPO. This table should be read in conjunction with the Selected Consolidated Financial Data, the Unaudited Pro Forma Condensed Combined Financial Statements and the Historical Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                       DECEMBER 31, 1997
                                                            ----------------------------------------
                                                                                         PRO FORMA
                                                                                        AS ADJUSTED
                                                                                        FOR PROPOSED
                                                            HISTORICAL   PRO FORMA(1)      IPO(2)
                                                            ----------   ------------   ------------
Cash and cash equivalents.................................   $ 72,586      $ 52,139
Restricted cash and securities............................     40,554        40,554
                                                             ========      ========       ========
Long-term debt and capital lease obligations, net of
  current portions........................................    142,321       142,583
                                                             --------      --------       --------
Redeemable preferred stock(3):
  Series A, par value $0.001 per share; 6,100,000 shares
     authorized: 6,033,333 shares outstanding.............     18,080        18,080
  Series B, par value $0.001 per share; 10,117,000 shares
     authorized: 10,028,334 shares outstanding............     59,193        59,193
  Series C, par value $0.001 per share; 2,500,000 shares
     authorized and outstanding...........................     19,976        19,976
                                                             --------      --------       --------
                                                               97,249        97,249
                                                             --------      --------       --------
Stockholders equity (deficit):
  Preferred stock, Series D-1, par value $0.001 per share;
     3,000,000 shares authorized: 680,000 shares
     outstanding (2,384,000 shares pro forma)(4)..........     10,200        35,760
  Common stock, par value $0.001 per share; 35,133,000
     shares authorized; 1,254,533 shares outstanding
     actual and pro forma (     shares pro forma -- as
     adjusted) and additional paid in capital(5)..........      1,598         1,598
  Warrants................................................     12,675        12,675
  Accumulated deficit.....................................    (51,474)      (51,474)
                                                             --------      --------       --------
          Total stockholders' equity (deficit)............    (27,001)       (1,441)
                                                             --------      --------       --------
          Total capitalization............................   $212,569      $238,391       $
                                                             ========      ========       ========

---------------

(1) Pro forma for the completed and proposed acquisitions and Buyouts as if they had occurred on December 31, 1997. See "Unaudited Pro Forma Condensed Combined Financial Statements."

(2) As adjusted to give effect to the proposed IPO after deducting the Underwriter's discounts and commissions and estimated expenses and the conversion of the Preferred Stock into Common Stock upon completion of the proposed IPO.

(3) All of the shares of the Company's Preferred Stock are convertible into Common Stock on a one-for-one basis, subject to certain anti-dilution adjustments. The shares of Series A, B and C Preferred Stock are subject to mandatory redemption beginning on October 10, 2004, October 20, 2004 and October 30, 2004, respectively, and are subject to mandatory conversion into Common Stock upon consummation of an initial public offering of Common Stock that meets certain criteria. See Note 5 to the Consolidated Financial Statements.

(4) Pro forma for Series D-1 Preferred Stock includes 1,704,000 shares, which is the approximate number of shares issued and proposed to be issued in connection with acquisitions and Buyouts completed or proposed subsequent to December 31, 1997 as if they had occurred on December 31, 1997. See "Unaudited Pro Forma Condensed Combined Financial Statements." The shares of Series D-1 Preferred Stock are not redeemable, and are subject to mandatory conversion upon consummation of an initial public offering of Common Stock that meets certain criteria or upon the election of holders of the Series A, B, and C Preferred Stock to convert such shares into Common Stock. See Note 5 to the Consolidated Financial Statements.

(5) Does not include 2,237,050 shares of Common Stock reserved for issuance pursuant to outstanding stock options as of December 31, 1997 or 2,112,480 shares issuable upon exercise of outstanding warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (dollars in thousands, except per share amounts)

     The selected historical consolidated financial data as of and for the period from inception (March 1, 1996) to December 31, 1996 and as of and for the year ended December 31, 1997 have been derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

     The information set forth below should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and the historical Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. Results of operations for the year ended December 31, 1997 are not necessarily indicative of results of operations for future periods. The Company's development and expansion activities, including acquisitions, during the periods shown below significantly affect the comparability of this data from one period to another. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                HISTORICAL                PRO FORMA(1)
                                                     --------------------------------     ------------
                                                       PERIOD FROM
                                                        INCEPTION
                                                     (MARCH 1, 1996)      YEAR ENDED       YEAR ENDED
                                                     TO DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                          1996               1997             1997
                                                     ---------------     ------------     ------------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Internet connectivity............................     $  2,239          $   23,476       $   53,349
  Enhanced services and other......................          126              12,216           24,609
                                                        --------          ----------       ----------
          Total revenue............................        2,365              35,692           77,958
Costs and expenses:
  Internet services operating costs................          974              15,974           32,475
  Selling, general and administrative and other....        7,002              49,383           76,589
  Depreciation and amortization....................          669              10,624           22,519
                                                        --------          ----------       ----------
     Total costs and expenses......................        8,645              75,981          131,583
                                                        --------          ----------       ----------
     Loss from operations..........................       (6,280)            (40,289)         (53,625)
Other income (expense):
  Interest income..................................          593               6,080            6,117
  Interest expense.................................         (115)            (11,826)         (12,204)
  Equity in losses of affiliates...................           --              (1,958)              --
Minority interests.................................          680               1,924               --
                                                        --------          ----------       ----------
          Net loss.................................       (5,122)            (46,069)         (59,712)
Accretion of redeemable preferred stock to
  liquidation value................................          (23)               (260)            (260)
                                                        --------          ----------       ----------
          Net loss attributable to common
            stockholders...........................     $ (5,145)         $  (46,329)      $  (59,972)
                                                        ========          ==========       ==========
Loss per common share -- basic and diluted(2)(3)...     $  (5.29)         $   (40.47)      $   (52.39)
                                                        ========          ==========       ==========
Weighted average common shares outstanding -- basic
  and diluted......................................      971,748           1,144,685        1,144,685
                                                        ========          ==========       ==========
OTHER DATA:
EBITDA(4)..........................................     $ (5,611)         $  (29,665)      $  (31,106)
Capital expenditures(5)............................        3,430              14,547           14,547
Cash flows information:
  Net cash used by operating activities............       (2,326)            (35,323)
  Net cash used by investing activities............       (9,123)           (120,329)
  Net cash provided by financing activities........       77,916             161,772

                                                                     AS OF DECEMBER 31, 1997
                                                             ----------------------------------------
                                                                                         PRO FORMA
                                                 AS OF                                  AS ADJUSTED
                                              DECEMBER 31,                              FOR PROPOSED
                                                  1996        ACTUAL    PRO FORMA(1)       IPO(6)
                                              ------------   --------   ------------   --------------
                                                              (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................    $66,467      $ 72,586     $ 52,139
Restricted cash and securities..............         --        40,554       40,554
Goodwill, net...............................      8,736        83,216      127,810
Total assets................................     82,628       246,471      272,560
Long-term debt and capital lease
  obligations, net of discount..............        106       142,321      142,583
Redeemable preferred stock..................     76,877        97,249       97,249
Stockholders' equity (deficit)..............     (4,055)      (27,001)      (1,441)

---------------

(1) Pro forma for the completed and proposed acquisitions and Buyouts as if they had occurred on December 31, 1997 for balance sheet purposes and on January 1, 1997 for statement of operations data purposes. See "Unaudited Pro Forma Condensed Combined Financial Statements."

(2) Excludes the effect of the conversion of Preferred Stock into Common Stock upon completion of the proposed IPO. Assuming the Preferred Stock had converted to Common Stock as of January 1, 1997, historical and pro forma loss per share of Common Stock for 1997 would have been $(2.26) and $(2.91) per share, respectively, based on 20,496,200 weighted average shares of Common Stock.

(3) The Company paid no cash dividends on its Common Stock during the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997.

(4) EBITDA represents earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in ISPs and fixed assets. The primary measure of operating performance is net earnings (loss). Although EBITDA is a measure commonly used in the Company's industry, it should not be construed as an alternative to net earnings (loss), determined in accordance with GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP.

(5) Excludes equipment and leasehold improvements acquired in business acquisitions.

(6) As adjusted to give effect to the proposed IPO after deducting underwriting discounts and commissions and estimated offering expenses, and conversion of the Preferred Stock into Common Stock upon completion of the proposed IPO.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis is based on the historical and pro forma results of the Company and includes a number of ISPs acquired at various times. See "Unaudited Pro Forma Condensed Combined Financial Statements" for the basis of presentation and those business acquisitions included therein. Investments in ISP affiliates in which Verio acquires a minority interest are accounted for at cost. Investments in ISP affiliates in which Verio acquires a majority interest through the acquisition of net assets, common stock or convertible preferred stock, and exercises significant control over the operations are accounted for using the purchase method of accounting and, accordingly, the financial results of these ISPs have been consolidated with those of the Company. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, holders of the Old Notes are cautioned not to place undue reliance on such forward-looking statements. See "Risk
Factors -- Forward-Looking Statements."

OVERVIEW

     Verio is a leading national provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. Since its inception in March 1996, the Company has rapidly established a national presence through the acquisition, integration, and growth of local ISPs with a business customer focus. Verio believes that small and medium sized businesses represent an attractive target market for the provision of Internet services due to this market's low current penetration levels and customer churn, and the expanding Internet needs of these businesses. The Company believes it has a unique competitive advantage in serving small and medium sized business customers through the combination of the technical competency, hands-on support and entrepreneurial culture of locally based ISPs with the quality and economic efficiency of Verio's national network, operational infrastructure and financial strength. Verio has quickly built critical mass by acquiring or making significant investments in over 30 ISPs that provide a comprehensive range of Internet connectivity and enhanced products and services to over 80,000 accounts in 33 of the top 50 MSAs in the country, with total combined annualized revenues of approximately $90.4 million based on the three months ended December 31, 1997.

     From March 1996 through September 1997, Verio's strategy was to acquire 51% to 100% of a large regional ISP, and a minority interest in smaller ISPs within each region. Verio now seeks to acquire 100% of new ISPs, and is in the process of bringing its ownership interest in its existing ISPs to 100%. Upon achieving 100% ownership of two or more ISPs in a region, Verio then consolidates the management teams, network operations, and marketing efforts within that region. While some one-time costs are incurred, Verio believes that the combined organizations will be able to increase revenues faster and more cost effectively. In addition, 100% ownership facilitates the introduction of the Verio brand name, a suite of nationwide product offerings, and the transition of all ISPs onto Verio's national network and financial systems.

     As of December 31, 1997, the Company had completed the Buyout of four of its initially non-wholly owned ISPs. In conjunction with the consolidation of its regional operations, Verio is in the process of completing the Buyout of all but two of the remaining ISPs in which it owns less than 100%. Verio expects to incur aggregate costs of $45 to $50 million in connection with the acquisition of the remaining interests in these ISPs, which will be paid with a combination of cash and preferred stock of Verio. As a result of its acquisitions, and the limited amount of fixed assets required to operate an ISP, Verio has recorded significant amounts of goodwill, and expects goodwill to increase significantly during 1998.

     To fund its acquisitions and operations, Verio has raised approximately $100.0 million of equity capital primarily from venture capital funds and Brooks Fiber Properties, Inc. ("Brooks") (recently acquired by WorldCom). It has also issued $150.0 million of Old Notes to a group of institutional investors.

RESULTS OF OPERATIONS

  REVENUE

     The Company derives the majority of its revenues from business customers who purchase Internet connections and enhanced services such as Web hosting. Verio's ISP affiliates offer a broad range of connectivity options to their customers including dedicated, dial-up, ISDN, frame relay and point-to-point connections. Dedicated customers typically sign a contract for one to three years of service that provides for fixed, recurring monthly service charges, and pay a one-time setup fee. These charges vary depending on the type of service, the length of the contract, and local market conditions. Dial-up customers also typically pay a one-time setup fee and recurring monthly service charges. Fees and service charges for enhanced services vary from product to product. For example, Web hosting customers pay a one-time setup fee and fixed monthly service charges that vary depending on the amount of disk space and bandwidth required. Additional sources of revenue include e-commerce, virtual private networks, security services, co-location services, consulting and the sales of equipment and customer circuits. Revenue related to Internet connectivity and enhanced services is recognized as the services are provided. Amounts billed relating to future periods are recorded as deferred revenue and amortized monthly as services are rendered.

     Currently, connectivity services provide a majority of total revenues. However, revenues from enhanced services, especially Web hosting, are expected to represent an increasing percentage of total revenues in future periods. Revenue from business customers currently represents more than 80% of total revenues and is projected to increase as a percent of total revenues. In addition to the growth that the Company is achieving through acquisitions, revenues are also expected to increase due to the internal growth of consolidated ISPs. For ISPs consolidated for the entire fiscal year of 1997, revenue increased an average of 16% quarter-over-quarter for the three quarters ended December 31, 1997.

  Year Ended December 31, 1997 Compared to the Period from Inception to December 31, 1996

     Total consolidated revenues were $35.7 million for the year ended December 31, 1997, compared to $2.4 million for the period from inception (March 1, 1996) to December 31, 1996 (the "1996 Period"). Internet connectivity represented 66% and 95% of total revenue for the year ended December 31, 1997 and the 1996 Period, respectively, with the balance derived from enhanced services and other, which included web hosting, consulting, sales of equipment and customer circuits. The increase in revenues for the year ended December 31, 1997 compared to the 1996 Period was primarily due to the acquisitions of ISPs subsequent to December 31, 1996 and the longer period covered. Twenty-two ISPs were included in the consolidated financial statements at December 31, 1997, three of which were included in the consolidated financial statements for the entire year ended December 31, 1997. Three ISPs were included in the consolidated financial statements at December 31, 1996. The increase in enhanced services as a percentage of total revenue is due to acquisitions and increased sales of enhanced services.

  COSTS AND EXPENSES

     Internet services operating costs consist primarily of local telecommunication expense, Internet access expense and the cost of equipment and customer circuits sold. Local telecommunications expense represents the cost of transporting data between the Company's POPs and a transit provider, or various Internet access points. Internet access expense includes both the cost incurred by the Company to transport its Internet traffic and the cost incurred by the Company for its national network. In some instances the Company will also pay for the local telecommunications line(s) from the customer's location to one of the POPs. As of December 31, 1997, twenty ISP affiliates were utilizing the Verio national network for their Internet access and paying Verio for these network services based on their bandwidth requirements. The Company has signed a non-binding memorandum of understanding for a $100.0 million, seven year commitment with a provider of long haul telecommunications services in order to reduce the per unit costs of such services. If the Company is successful in consummating this agreement, there would not be a significant effect on the results for 1998. However, the Company expects that the pricing advantages provided by this agreement would substantially reduce the cost of these services in future years. Additionally, the Company will have the right to fund its commitment, which would allow the capitalization of costs (to the extent prepaid) under this contract. Such capitalized costs will be amortized to operations over the term of the agreement. The amount of the prepayment is currently expected to be approximately $60.0 million. Selling, general and administrative and other expenses consist primarily of salaries and related employment expenses, consulting, travel and entertainment, rent, and utilities. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a ten-year period.

  Year Ended December 31, 1997 Compared to the Period from Inception to December 31, 1996

     Internet services operating costs were 43% and 41% of total revenues for the year ended December 31, 1997 and the 1996 Period, respectively. The Company expects these costs as a percentage of total revenues to decrease over time as additional ISP affiliates migrate onto Verio's national network. Additionally, enhanced services, which typically have higher gross margins, are anticipated to become a larger percentage of total revenues thereby resulting in lower costs as a percentage of total revenues. The Company expects selling, general and administrative expenses to continue to increase in absolute dollars but to decrease as a percentage of total revenues as the Company invests in additional ISPs and continues with its growth strategy. The increases will be primarily due to increased personnel resulting from the growth in the number of ISPs, and additional expenditures in sales and marketing. Depreciation and goodwill amortization are expected to continue to increase significantly as a result of the Company's acquisition and investment strategies. Also, the Company will continue to have non-recurring expenses related to its strategy of acquiring and regionalizing groups of ISPs. The significant increase in Internet services operating costs and expenses and in selling, general and administrative and other expenses, for the year ended December 31, 1997 compared to the 1996 Period was primarily due to the acquisitions of ISPs subsequent to December 31, 1996 and the longer period covered. Twenty-two ISPs were included in the consolidated financial statements at December 31, 1997, three of which were included in the consolidated financial statements for the entire year ended December 31, 1997. Three ISPs were included in the consolidated financial statements at December 31, 1996.

  OTHER EXPENSES

     During the year ended December 31, 1997, the Company recognized equity in losses of affiliates in the amount of $1,958,000, representing losses of those affiliates in excess of the equity of the common shareholders of the affiliates. See Note 1 to the Consolidated Financial Statements of the Company.

     Interest expense increased from $115,000 in the 1996 Period to $11.8 million in 1997 primarily as a result of the completion of the placement of the Old Notes on June 24, 1997.

  INCOME TAXES

     As of December 31, 1997, the Company had a net operating loss carryforward for federal income tax purposes of approximately $49.9 million which is available to offset future federal taxable income, if any, through 2011. The utilization of a portion of the net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. No tax benefit for such losses has been recorded by the Company in 1996 or 1997 due to uncertainties regarding the utilization of the loss carryforward.

QUARTERLY RESULTS OF OPERATIONS

                                                                 THREE MONTHS ENDED
                                               ------------------------------------------------------
                                               MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                 1997         1997          1997             1997
                                               ---------    --------    -------------    ------------
                                                               (DOLLARS IN THOUSANDS)
Revenue:
  Dedicated connectivity.....................   $ 1,954     $ 3,852       $  4,314         $  6,263
  Dial-up connectivity.......................     1,106       1,564          1,644            2,779
  Web hosting and colocation.................       372         825            982            1,536
  Consulting and other.......................       864       1,619          2,191            2,183
  Equipment..................................       118         389            493              644
                                                -------     -------       --------         --------
          Total revenue......................     4,414       8,249          9,624           13,405
Costs and expenses:
  Internet services operating costs..........     2,042       3,433          4,029            6,470
  Selling, general and administrative and
     other...................................     6,718      11,122         13,393           18,150
  Depreciation and amortization..............     1,246       2,548          2,943            3,887
                                                -------     -------       --------         --------
     Total costs and expenses................    10,006      17,103         20,365           28,507
                                                -------     -------       --------         --------
     Loss from operations....................   $(5,592)    $(8,854)      $(10,741)        $(15,102)
                                                =======     =======       ========         ========
EBITDA.......................................   $(4,346)    $(6,306)      $ (7,798)        $(11,215)
                                                =======     =======       ========         ========

                                                                 THREE MONTHS ENDED
                                               ------------------------------------------------------
                                               MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                 1997         1997          1997             1997
                                               ---------    --------    -------------    ------------
                                                         (AS A PERCENTAGE OF TOTAL REVENUE)
Total revenue................................      100%        100%           100%             100%
Costs and expenses:
  Internet services operating costs..........       46%         42%            42%              48%
  Selling, general and administrative and
     other...................................      152%        135%           139%             135%
  Depreciation and amortization..............       28%         31%            31%              29%
     Total costs and expenses................      227%        207%           212%             213%
     Loss from operations....................     (127%)      (107%)         (112%)           (113%)

EBITDA.......................................      (98%)       (76%)          (81%)            (84%)

     The Company's operating results have fluctuated in the past and may in the future fluctuate significantly depending upon a variety of factors, including the incurrence of capital costs and costs associated with the Buyouts and the introduction of value-added enhanced services and new services by the Company. Additional factors that may contribute to variability of operating results include: the pricing and mix of services offered by the Company; customer retention rate; changes in pricing policies and product offerings by the Company's competitors; growth in demand for network and Internet access services; one-time costs associated with regional consolidation; and general telecommunications services' performance and availability. The Company has also experienced seasonal variation in Internet use and, therefore, revenue streams may fluctuate accordingly. As a result, variations in the timing and amounts of revenues could have a material adverse effect on the Company's quarterly operating results. Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business has required and will continue to require substantial capital for investments in ISP affiliates, the acquisition of additional ISPs, the buyouts of remaining interests in ISPs, capital expenditures for expansion of services, operating losses and working capital.

     Net cash used by operating activities was $35.3 million during the year ended December 31, 1997, which includes a decrease of $913 thousand in working capital. Net cash used by investing activities was $120.3 million during the year ended December 31, 1997, primarily due to the restricted cash and securities of $46.6 million from the proceeds of the Old Notes, and approximately $64.0 million for acquisitions. Net cash provided by financing activities was $161.8 million during the year ended December 31, 1997, primarily from the sale of 2,500,000 shares of Series C Preferred Stock for gross proceeds of approximately $20.0 million and issuance of the Old Notes for gross proceeds of approximately $150.0 million.

     Since inception, the Company has financed itself primarily through the private sale of Preferred Stock and debt and, to a lesser extent, Common Stock. In 1996, the Company raised approximately $79.2 million (gross) through the issuance of Common Stock, Series A Preferred Stock and Series B Preferred Stock. In June 1996, the Company sold 6,033,333 shares of Series A Preferred Stock and in December 1996, the Company sold 10,000,000 shares of Series B Preferred Stock for gross proceeds of approximately $18.1 million and approximately $60.0 million, respectively. During the course of 1996, 1,090,000 shares of Common Stock were sold for gross proceeds of approximately $1.1 million. In 1997, an additional 164,533 shares of Common Stock were issued for approximately $508,000. In May 1997, the Company completed the sale of 2,500,000 shares of Series C Preferred Stock for gross proceeds of approximately $20.0 million. In December 1997, the Company issued 680,000 shares of Series D-1 Preferred Stock to fund a portion of the acquisition cost of one affiliate. Each share of Preferred Stock is convertible into Common Stock on a one-for-one basis.

     On June 24, 1997, the Company completed the placement of $150.0 million of the Old Notes and attached warrants (the "Warrants"). One hundred fifty thousand units were issued, each consisting of $1,000 principal amount of the Old Notes and 8 Warrants, with each Warrant entitling the holder thereof to purchase 1.76 shares of the Company's Common Stock at a price of $.01 per share, for a total of 2,112,480 shares of Common Stock. The Warrants and the Old Notes were separated on December 15, 1997. The Old Notes mature on June 15, 2004. Interest on the Old Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 1997. Concurrent with the completion of the Initial Offering, the Company was required to deposit funds into an escrow account in an amount that together with interest will be sufficient to fund the first five interest payments on the Old Notes. The Old Notes are redeemable on or after June 15, 2002. The Old Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future unsecured and senior indebtedness.

     As of December 31, 1997, the Company had approximately $72.6 million in cash and cash equivalents (excluding restricted cash). The Company's business plan currently anticipates investments of approximately $175.0 million in 1998 for capital expenditures, ISP acquisitions, operating losses and working capital. The Company's anticipated expenditures are inherently uncertain and will vary widely based on many factors including the operating performance and working capital requirements of the Company and its existing ISP affiliates, the number and size of additional ISPs acquired or invested in by the Company, the cost of such additional acquisitions and investments, the operating performance and working capital requirements of the Company's ISP affiliates including any additional ISP affiliates and capital expenditure requirements of the Company and any existing or additional ISPs. Accordingly, the Company may need significant amounts in excess of its plan, and no assurances can be given as the actual amounts of the Company's expenditures and additional capital requirements.

     The Company expects to meet its capital needs with cash on hand, the proceeds from sale or issuances of capital stock, credit facilities, debt financings and leasing. There can be no assurance that the Company will be able to service its indebtedness. Insufficient funding may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete. In addition, the Company's operating flexibility with respect to certain business activities is limited by covenants associated with its indebtedness. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in business activities that may be in the interest of the Company.

     Subsequent to December 31, 1997, Verio has received commitments from a group of commercial lending institutions to provide up to $57.5 million pursuant to a two-year revolving credit facility secured by the stock of the ISPs that Verio owns currently or in the future. The Chase Manhattan Bank has committed to act as agent for the facility. Verio also is currently considering the private placement of approximately $100.0 million of senior notes. The Company is in the process of completing definitive documentation for the Bank Facility. The terms of the Bank Facility would provide for borrowings at LIBOR + 3%, with a 1% decrease in that rate subsequent to December 31, 1998 if the Company has completed a public equity offering of $50.0 million or more. If the Company has not completed such an offering by December 31, 1998, or by June 30, 1999, there would be a 2% increase in the rate on each such date. There would also be a commitment fee of 1/2% per annum on the undrawn amount of the Bank Facility and a one-time fee of 1/2% on any amounts drawn. The last $3.0 million of the Bank Facility would not be able to be drawn except for the payment of interest. Borrowings under the Bank Facility would be required to be paid down with the proceeds of new Indebtedness (as defined), certain asset sales, Excess Cash Flow (as defined), or the net proceeds from insurance claims.

     The term sheet for the Bank Facility sets forth covenants restricting, among other things, the Company's ability to borrow, pay dividends and guarantee the debt of others. The covenants under the Indenture for the Old Notes, the proposed Bank Facility and the proposed 1998 Notes Offering would limit the Company's ability to make borrowings under the Bank Facility at the subsidiary level, enter into transactions with affiliates, create liens on its assets, and make certain investments.

     There can be no assurance that the Company will be able to complete the Bank Facility on terms acceptable to the Company. Further, there can be no assurance that the 1998 Notes Offering will be consummated or, if consummated, that the amount of proceeds received will be in the amount currently contemplated.

     On February 27, 1998, Verio filed a registration statement on Form S-1 with respect to its proposed IPO. No assurance can be given that the IPO will be consummated or, if consummated, that the amount of proceeds received by the Company, or the amount of Common Stock sold by the Company, will be in the amounts currently contemplated.

FORWARD-LOOKING STATEMENTS

     The statements included in the discussion and analysis above that are not historical fact are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management cautions the reader that these forward-looking statements addressing the timing, costs and scope of its acquisition of, or investments in, existing ISPs, the revenue and profitability levels of the ISPs in which it invests, the anticipated reduction in operating costs resulting from the integration and optimization of those ISPs, and other statements regarding matters that are not historical facts, are only predictions. No assurances can be given that future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions will not materialize and unanticipated events and circumstances may occur subsequent to the date of this report. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company, or any other person, that these estimates and projections will be realized and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                    BUSINESS

OVERVIEW

     Verio is a leading national provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. Since its inception in March 1996, the Company has rapidly established a national presence through the acquisition, integration, and growth of local ISPs with a business customer focus. Verio believes that small and medium sized businesses represent an attractive target market for the provision of Internet services due to this market's low current penetration levels and customer churn rates, and the expanding Internet needs of these businesses. Because of their limited internal technical resources, small and medium sized businesses also typically require hands-on local support and highly reliable turnkey solutions for mission critical applications. Verio further believes that these needs currently are underserved by both the national and local ISPs. While national ISPs lack the local presence to provide customized, hands-on service, local ISPs typically lack the scale and resources required to provide dedicated, high-capacity Internet access, around-the-clock support and tailored product offerings at competitive prices.

     The Company believes it has a unique competitive advantage in serving small and medium sized business customers through the combination of the technical competency, hands-on support and entrepreneurial culture of locally based ISPs with the quality and economic efficiency of Verio's national network, operational infrastructure and financial strength. Verio has quickly built critical mass by acquiring or making significant investments in over 30 ISPs that provide a comprehensive range of Internet connectivity and enhanced products and services to over 80,000 accounts in 33 of the top 50 MSAs in the country, with total combined annualized revenues of approximately $90.4 million based on the three months ended December 31, 1997. The Company integrates and optimizes the operations of these ISPs by consolidating their operations into regional operating units with centralized regional management, connecting their local networks to Verio's high-speed, highly reliable national backbone, and providing them with Verio's integrated national support services. The Company integrates and optimizes the operations of these ISPs by consolidating their operations into regional operating units with centralized regional management, connecting their local networks to Verio's high-speed, highly reliable national backbone, and providing them with Verio's integrated national support services.

     Verio believes that a critical factor in the successful implementation of its business strategy is the quality of its management team and Board of Directors. The Company's senior management team and Board of Directors have previously successfully executed similar consolidation strategies and have considerable experience in the management and growth of recurring revenue-based telecommunications businesses. Management believes that its deployment of similar systems and services in other emerging telecommunications industries can be leveraged to significantly improve the quality of services currently available in the Internet service industry.

INDUSTRY BACKGROUND

     Internet connectivity and enhanced Internet services represent two of the fastest growing segments of the telecommunications services market. Total ISP revenues in the United States are projected to grow from $3.3 billion in 1996 to $18.3 billion in 2000, according to IDC. The availability of Internet connectivity, advancements in technologies required to navigate the Internet, and the proliferation of content and applications available over the Internet have attracted a rapidly growing number of users. Businesses are increasingly recognizing that the Internet can significantly enhance communications among geographically distributed offices and employees as well as with customers and suppliers. In addition, the Internet presents a compelling profit opportunity for businesses as it enables them to reduce operating costs, access valuable information and reach new markets. As a result, businesses increasingly are utilizing the Internet for mission critical applications such as sales, customer service and project coordination. IDC estimates that U.S. corporate dedicated access revenues will grow from $1.1 billion in 1996 to $5.6 billion in 2000, representing a 50% compounded annual growth rate.

     In addition to Internet connectivity, business customers increasingly are seeking a variety of enhanced products and applications to take full advantage of the Internet. For example, a growing number of businesses are implementing secured virtual private networks ("VPNs") over the Internet as a more economical option than dedicated private networks. Technological advances such as increases in microprocessor speeds, the introduction of innovative software tools and the development of higher bandwidth data networking technology have led to rapid innovation and development of enhanced Internet services. The principal enhanced services being offered by business-oriented ISPs today include Web hosting, security, e-commerce, virtual private networks (sometimes called "intranets" and "extranets"), and advanced Internet applications such as voice and fax, video conferencing and data storage and retrieval solutions. According to IDC, enhanced services is the fastest growing segment of the Internet services market and is expected to grow from $126 million in 1996 to over $7 billion in 2000. As business users of the Internet adopt enhanced services, they also require additional bandwidth to support their expanded use of the Internet. The Company expects this trend to continue as high-bandwidth enhanced services continue to be developed, improve and proliferate and as Internet usage continues to expand.

     Industry analysts have reported that small and medium sized businesses represent a potential market of over seven million customers in the U.S., and use of the Internet by this market segment is expected to grow substantially from its current low level of market penetration. IDC predicts that dedicated connections to the Internet for small and medium sized businesses will grow from approximately 90,000 in 1996 to just under 800,000 in 2000, representing a 73% compounded annual growth rate. Small and medium sized businesses generally seek an ISP with locally based personnel who are readily available to respond in-person to technical issues, who can assist in developing and implementing the customer's effective use of the Internet, and with whom they can establish a stable and long-term relationship. In addition, they are increasingly reliant on enhanced product offerings that address their specific business needs on a cost-effective basis, allowing them to compete with larger companies. For example, IDC estimates Web hosting revenues from small and medium sized businesses will grow from $84 million in 1996 to over $3.4 billion in 2000, representing 95% of the total Web hosting market.

     The rapid development and growth of the Internet has resulted in a highly fragmented industry of over 4,000 national and local ISPs in the United States, with no dominant ISP serving the needs of small and medium sized businesses. The large national ISPs have primarily focused on the large business or consumer markets and lack the local presence to provide the customized, hands-on service required by small and medium sized businesses. The Company believes that independent local and regional ISPs generally have been more adept at serving small and medium sized businesses, and that these ISPs are often the source of innovative Internet products and services. As a result, independent regional and local ISPs have successfully captured approximately one-half of this market, despite the substantially greater resources of the national providers. However, rising costs and increasing demands from business customers are making it more difficult for the small ISP to meet its customer's demands on a cost-effective basis. Facing these competitive pressures, Verio believes that independent regional and local ISPs will continue to be attracted to and benefit from the consolidation opportunity provided by Verio.

THE VERIO SOLUTION

     Verio is a leading provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. The Company's business strategy of combining national scale with local presence was specifically developed to serve the needs of this market sector. Verio has taken a leading role in consolidating the fragmented, independent ISP industry, rapidly establishing its national presence through the acquisition, integration, and growth of established, well-regarded regional and local ISPs with a business customer focus. The Company believes it has a unique competitive advantage in serving small and medium sized business customers. Verio's combination of national scale with local presence provides distinct and significant value to these customers, which the Company expects will result in long-term customer loyalty and an expanding customer base. Verio intends to enhance this value as it continues to develop, both internally and through strategic vendor relationships, an expanding array of enhanced, higher margin product and service offerings to continue to address the business needs of its customers. The Company further believes that the small and medium sized business market is more attractive than the consumer or large business market segments for Internet services, in large part due to the stability of the customer relationship resulting from the customer's reliance on its service provider's hands-on technical support and ability to provide a turnkey Internet solution based on customized products and services designed for the customer's particular business needs. The Company's market research indicates that Verio's local presence, providing around-the-clock, hands-on technical support and tailored Internet service solutions combined with its high speed, highly reliable national backbone, will be significant factors in the purchase decision for the small and medium sized business customer, as well as being a critical factor driving customer loyalty.

THE VERIO STRATEGY

     The goal of the Company is to be the dominant, full-service national provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. Key elements of the Company's strategy in accomplishing this goal are to: (a) continue its role as the leading consolidator of independent ISPs by acquiring additional local and regional ISPs focused on the Company's target market; (b) integrate the operations of its ISPs and capture operational economies of scale by leveraging its national infrastructure and support services; (c) develop and offer additional high-margin enhanced services to increase revenues from existing and future customers; and (d) build customer loyalty and gain market share by expanding the Company's local technical, distribution and service capabilities and establishing national Verio brand name recognition.

     Continue Consolidation Through Acquisitions. Verio has rapidly established a national presence and critical customer mass by acquiring or making significant investments in established, well-regarded independent ISPs in selected regions throughout the U.S. The Company intends to continue its consolidation strategy, acquiring additional business-focused ISPs to deepen and broaden its market presence and to expand its strength in targeted product areas such as Web hosting. Given the increasing competitive pressures facing the independent local and regional ISPs, Verio believes that these ISPs will continue to be attracted to and benefit from the consolidation opportunity provided by Verio. As part of its integration strategy, the Company now seeks to acquire 100% of new ISP affiliates and expects to effect the Buyouts of the remaining non-wholly owned Verio ISPs during 1998. See "-- ISP Ownership Structure." The Company's decentralized regional management structure and equity incentive programs that are tied to regional performance foster continued entrepreneurial culture, local responsiveness and internal growth.

     Integrate Operations and Capture Economies of Scale. The Company integrates and optimizes the operations of the ISPs it acquires by consolidating their operations into regional operating units with centralized regional management, connecting their local networks to Verio's high-speed, highly reliable national backbone, and providing them with Verio's integrated national support services. These services include national network transit, 7-day X 24-hour network monitoring and management, customer technical support, a sophisticated billing and collections system, financial information management through a central, standardized accounting system, and national marketing and product development programs. Through this integration of its national infrastructure with its local ISP operations, the Company believes that it has achieved a significant degree of operational control and efficiency and has improved the quality, consistency, and scalability of its services. The Company also has leveraged its national scale to establish peering relationships, to obtain favorable national purchasing contracts and to establish strategic relationships with key hardware and software providers. These providers view Verio's ISPs as a powerful distribution channel. For example, Verio has entered into an agreement with Microsoft whereby Verio is offered as an "in the box" Web hosting program for Microsoft's FrontPage product and for Microsoft's Small Business Server Referral program, which facilitates small businesses' entry to the Internet using Verio's network. In addition, Verio has negotiated advantageous volume purchase agreements with key vendors such as Cisco and Raptor. In addition, Verio has obtained public and private peering arrangements with every major ISP other than UUNet, including MCI, Sprint and GTE Internetworking, as well as with over 90 smaller domestic and international networks. Furthermore, the Company's scale also allows it to support a high quality national network and invest in leading edge systems for network management, billing, customer service, and financial information.

     Develop and Offer Enhanced Products and Services to Increase
Revenues. Small and medium sized businesses are purchasing an increasing number of enhanced products and services as these businesses deploy mission critical applications on the Internet. As a result, the Company believes that it will be able to derive incremental revenue from these customers by selling an expanding array of enhanced services and additional bandwidth to support these services. The Company accelerated its ability to provide sophisticated Web hosting on a national scale through its acquisition of Internet Servers, Inc. ("iServer"). While Internet connectivity and Web hosting constitute the predominant services offered by Verio today, a number of additional high-margin enhanced services are being offered by the Company. These additional services include VPN, security services, electronic commerce, intranet services and other advanced Internet applications. Verio encourages continued innovation within its regional operations, and supports the identification and transfer of products, services and "best practices" among its regional operations. In addition, the Company's product development groups are focused on additional services to be developed both internally, through acquisition, and in conjunction with strategic partners. Verio has entered into, and expects to continue to enter into, relationships with selected Internet hardware, software, service and distribution companies to enhance the Company's ability to deliver cost-effective solutions to its customers, to gain early access to new technology, to cooperatively market and sell these new products, and to gain access to their distribution channels for the purpose of lead generation and customer acquisition.

     Build Customer Loyalty and Brand Name Recognition. The Company's goal is to achieve national recognition as the leading provider of Internet services to small and medium sized businesses by rebranding its ISPs under the Verio name. The Company intends to leverage its local presence by continuing to expand and enhance local technical, distribution and customer support capabilities. By combining the quality of local service offered through the Company's regional operations with the Company's national backbone and support services, the Company expects to generate increased customer loyalty and expanding market share at the local level while enhancing its national brand. In conjunction with the consolidation of its ISPs into integrated regional operating units, the Company has branded these regional operations under the Verio name, with a regional or local geographical identifier to emphasize its local presence. As the Company continues to expand, its acquisition strategy will be to continue to identify and select ISPs that have developed a strong local presence through quality service, hands-on customer support, local market knowledge and an entrepreneurial culture.

THE VERIO ORGANIZATION

     To date, the Company has pursued a regional acquisition strategy, acquiring independent, locally based ISPs in selected geographic regions. In each region, the Company sought a larger regional ISP to serve as the focal point for the region and as the vehicle for integrating and optimizing the networks and operations in that region. The Company also has invested in smaller ISPs to increase its local presence and market share. Having established a presence in each of its initially targeted regions, the Company has expanded its target markets to encompass all of the top 50 MSAs and is continuing to add incrementally to its presence within its existing regions. It is also in the process of consolidating most of the Verio ISP operations within each region into single, integrated operating units.

     The Company conducts its operations with both a national and regional approach. As of February 27, 1998, the Company had acquired or invested in ISPs in eight regions of the country, and now has substantial operations in: the Pacific Northwest, serving the primary MSAs in Washington, Oregon and Idaho; Northern California, serving the greater Bay Area, Stockton and Sacramento; Southern California, serving the Los Angeles area, Orange County and San Diego; Texas and Louisiana, serving all of the major cities in Texas as well as New Orleans; the Northeast, serving the major MSAs from New Jersey to Boston and Upstate New York; the Mid-Atlantic, serving the Washington DC, Baltimore, Richmond and the I-95 corridor; and the Midwest, serving Chicago, Detroit, Ann Arbor, Kansas City, St. Louis, Omaha, Tulsa and Des Moines. In addition, the Company has funded a start-up operation in the Rocky Mountain region, which is in the early stages of establishing a presence in the Denver area and along the Front Range. The Company is focusing its expansion efforts on the Southeast, as well as seeking greater coverage in the Midwest. Verio also has substantially increased its national Web hosting presence with its acquisition of iServer, based on which Verio has established a national operating division through which it can offer Web hosting services to ISP customers throughout its geographic regions.

     The following chart identifies the ISPs acquired by Verio to date, by operating region, and provides certain summary information concerning Verio's annualized revenues based on operating results for the three months ended December 31, 1997:

                                                                                          REVENUE FOR THE
                                                                                         THREE MONTHS ENDED     ANNUALIZED
      OPERATING REGION           PRIMARY MSAS SERVED              VERIO ISPS            DECEMBER 31, 1997(1)     REVENUE
      ----------------           -------------------              ----------            --------------------    ----------
                                                                                                  (IN THOUSANDS)
VERIO NORTHWEST                                                                                $5,667            $22,668
                               - Seattle, WA             - NorthWestNet, Inc.(2)
                               - Portland, OR            - AccessOne, Inc.
                                                         - RAINet, Inc.
                                                         - Internet Engineering
                                                         Associates, Inc.
                                                         - Pacific Rim Network, Inc.
                                                         - Structured Network
                                                         Systems, Inc.(3)
VERIO NORTHERN CALIFORNIA                                                                       2,411              9,644
                               - San Francisco           - AimNet Corporation
                               - Sacramento              - CCnet Inc.
                               - San Jose                - West Coast Online, Inc.
                               - Oakland                 - NSNet, Inc.
VERIO SOUTHERN CALIFORNIA                                                                       2,892             11,568
                               - Los Angeles             - Compute Intensive Inc.(4)
                               - San Diego               - ATMnet, Inc.
                               - Riverside/San
                                 Bernardino
                               - Orange County
VERIO TEXAS/GULF SOUTH                                                                          4,284             17,136
                               - Houston, TX             - On-Ramp Technologies, Inc.
                               - Dallas, TX              - Signet Partners, Inc.
                               - San Antonio, TX         - National Knowledge
                               - Ft. Worth, TX           Networks, Inc.
                               - New Orleans, LA         - Communique, Inc.
                                                         - Sesquinet
VERIO MID-ATLANTIC                                                                              2,259              9,036
                               - Washington, DC          - Clark Internet Services,
                               - Baltimore, MD           Inc.
                                                         - Monumental Network
                                                         Systems, Inc.
                                                         - Internet Online, Inc.(5)
VERIO NORTHEAST                                                                                 2,264              9,056
                               - New York, NY            - Global Enterprise Services
                               - Boston, MA              - Pioneer Global
                               - Philadelphia, PA        Telecommunications, Inc.
                               - Pittsburgh, PA          - ServiceTech, Inc.
                               - Hartford, CT            - Surf Network, Inc.
                               - Newark, NJ              - PREPnet
                               - Buffalo/Niagara, NY     - Wingnet
                               - Providence, RI
                               - Nassau/Suffolk, NY
                               - Bergen/Passaic, NJ
VERIO MIDWEST                                                                                   1,628              6,512
                               - Chicago, IL             - Verio Chicago(6)
                               - St. Louis, MO           - Global Internet Network
                               - Detroit, MI             Services, Inc.
                               - Kansas City, MO         - RustNet, Inc.
                                                         - Branch Information
                                                         Services, Inc.
VERIO ROCKY MOUNTAIN                                                                               49                196
                               - Denver, CO              - Verio Colorado(7)
                               - Salt Lake City, UT
VERIO WEB HOSTING                                                                               1,155              4,620
                               - National Product        - Internet Servers, Inc.
                                 Offering
                                                                                                                 -------
                                                                                                                 $90,436
                                                                                                                 =======

---------------

(1) These amounts reflect the full amount of revenues generated by all of the ISPs in each region, including ISPs in which the Company has not yet completed a Buyout, in which cases these amounts do not necessarily reflect the Company's percentage interest in such ISP.

(2) Verio currently owns approximately 84% of the fully diluted equity of this ISP, and has offered to Buyout all of the remaining fully diluted equity interests not currently owned by Verio. Verio expects to consummate the Buyout of the remaining equity interests prior to the consummation of the Exchange Offer.

(3) Verio currently owns approximately 20% of the fully diluted equity of this ISP.

(4) Verio has executed an Agreement and Plan of Reorganization with this ISP, providing for the Buyout of all of the remaining fully diluted equity interests not currently owned by Verio. The Buyout remains subject to certain closing contingencies including receipt of the approval of the ISP's stockholders.

(5) Verio currently owns approximately 33% of the fully diluted equity of this ISP. Verio does not currently expect to effect the Buyout of the remaining equity interests in this ISP prior to the consummation of the Exchange Offer.

(6) Funded as a start up to oversee Midwest operations and initiate operations in Chicago.

(7) Funded as a start up to oversee Rocky Mountain operations and initiate operations in the primary Colorado business centers, Verio Rocky Mountain (which does business as Verio Colorado) is owned 66% by Verio. Verio has the right to acquire the remaining equity in this ISP beginning in August 1998 or upon the earlier consummation of a qualifying initial public offering of the Company's Common Stock.

PRODUCTS AND SERVICES

     The Company currently offers, through its regional ISP operations, a comprehensive range of Internet connectivity and enhanced products and services. The specific products offered in each market are determined by the needs of the market and local telco tariffs. The Company intends to continue to develop a broad range of enhanced products and services independently, through acquisition, and through strategic relationships with key vendors.

     Connectivity Services. Verio offers a variety of connectivity solutions, which include Internet access and third-party software and hardware implementations and configuration services, which are offered in bundled and unbundled packages. Internet access currently includes ISDN, frame relay, leased line access and dial-up connectivity. The Company is participating in trials for the deployment of new access technologies, such as xDSL and wireless access. The Company also offers a full range of customer premise equipment ("CPE") hardware required to connect to the Internet, including routers, CSU/DSUs, servers and other products as needed. Verio's regional operating units are able to take advantage of the Company's national purchasing and leasing relationships with a variety of partners in order to realize improved hardware pricing, lower cost leasing arrangements and bundled service offerings. Verio also offers a selection of software products including browsers, electronic mail, news and other solutions that permit customers to navigate and utilize the Internet. Additionally, Verio provides turnkey configuration solutions encompassing such services as domain name server ("DNS") support, telco line provisioning, IP address space assignment, router set-up, e-mail configuration, router security configuration and other set-up services.

     Enhanced Services. The Company believes that its small and medium sized business customers will continue to increase their use of the Internet as a business tool and, as a result, will require an expanding range of enhanced services. The Company currently offers a variety of enhanced services. In addition, the Company's national marketing group is focused on developing new enhanced services through both internal development, acquisition and strategic relationships with software, hardware and content providers. The Company's current and planned enhanced services offerings include the following:

     - Web Hosting and Co-location. Web hosting offers business customers a presence on the Internet, enabling them to take advantage of the marketing, customer service, internal company information ("intranets") and other benefits offered by such presence. Verio offers its customers Web hosting services on a national basis as well as through local data centers. The services include the full range of Web hosting, Web design, Web site maintenance and ongoing consulting services through a combination of internal efforts and the use of independent partners. The Company also offers Web site co-location, where a customer-owned Web server is located at a Verio ISP POP for higher reliability. This solution allows the customer to own its own Web server without having to maintain and manage the data center environment. The Company's acquisition of Utah-based iServer gives the Company access to proprietary Web server technology, an extensive network of Web hosting resellers and over 25,000 hosted Web sites. The Company believes it will be able to leverage iServer's proprietary "virtual server" technology across its regional operations to accelerate the growth and increase the profitability of its Web hosting product line. In addition to offering Web hosting services, the Company has established national Web hosting and co-location services by operating high-end, highly reliable data centers positioned close to major network access points. The Company is consolidating the majority of its Web hosting capability into its regional data centers across the country, strategically located near the Company's public and private peering points. The Company also intends to implement emerging content distribution technologies such as content replication ("mirroring") and caching for enhanced end user performance. Currently, the Company supports over 35,000 domains and provides hosting services to over 1,600 resellers.

     - Security. Security solutions are a vital component for most businesses connected to the Internet. These solutions, which include firewalls, packet filter and proxy servers, give the customer (i) an ability to prevent intruders from accessing its corporate network, (ii) authentication of users attempting to gain access, and (iii) encryption services, providing secured transmission of company data through the Internet. The Company currently offers a comprehensive set of firewall products from Raptor, including the sophisticated Eagle Firewall(TM) and the more simplified products known as The Wall(TM). The Company also offers proxy server solutions such as the Microsoft Proxy Server. Additionally, the Company offers a "managed" security solution that provides ongoing detection and prevention of intrusions. The Company plans to expand its security product line with new solutions that simplify, reduce cost, or offer greater functionality as they become commercially available.

     - Virtual Private Network ("VPN"). Many companies today have private data communication networks, which are often referred to as wide area networks ("WANs") and built on expensive leased lines, to transfer proprietary data between office locations. The Internet offers companies a cost-effective replacement alternative to WANs through VPNs, which are meant to provide secure transmission of private Internet Protocol ("IP") traffic through the Internet. Additionally, many companies require that their employees have remote access to these private networks from home or while traveling. VPN products are available in hardware, software, firewall and service provider formats. VPN products are also the basis for offering intranet and extranet services. Intranets are corporate/organizational networks that rely on Internet-based technologies to provide secure links between corporate offices. Extranets expand the network to selected business partners through secured links on the Internet. Increasingly, companies are finding that intranets and extranets can enhance corporate productivity more easily and less expensively than proprietary systems. The Company currently offers its customers a number of VPN solutions, including Raptor's VPN products and is in the process of evaluating additional products to meet the needs of customers.

     - National Roaming. Employees of small and medium businesses are increasingly dependent on accessing their e-mail while on the road. Currently, many users either cannot do so because of the limitations of their local ISP, or they are required to pay expensive long distance access charges. The Company is in the process of implementing a national dial-up access roaming product to enable dial-up business customers to access the Internet locally as they travel throughout the country and abroad.

     - Electronic Commerce Solutions. Electronic commerce provides users the ability to sell products and services on the Internet. The Company currently provides e-commerce capability to over 500 customers by providing the three principle functions of electronic commerce: secure socket layer, shopping cart support, and transaction processing capability. Secure socket layer ("SSL") is provided through its Premier Business Partner relationship with Verisign for digital certificates. The Company supports a large variety of shopping carts, including Shop Site by Icentral, and provides support for third party transaction processing through Cybercash and AuthorizeNet. The e-commerce solutions are packaged according to the complexity of the individual customer's needs. The Company also intends to provide enhanced e-commerce hosting environments, as well as to make use of third party software development partners to provide certain turnkey e-commerce applications, such as an on-line catalogs.

     - Professional Services. The Company's target customers typically do not have the internal resources or personnel to design and maintain Internet services. As more businesses utilize the Internet for mission critical applications, the Company expects its customers to rely on their ISP for support of many of their information technology applications. As a result, the Company believes it will be increasingly important for ISPs to offer onsite, technical consulting to customers. The Company currently offers a full complement of professional services to its customers, including network and system design, Web content creation, security system needs analysis and implementation, virtual private network design and implementation, and other Internet-related consulting projects. The Company intends to invest in additional professional services capabilities as they are required to provide customers with turnkey Internet solutions.

     - Enhanced Products and Services. Customers are increasingly seeking to tailor the use of the Internet to their business. Verio intends to serve these needs through the packaging and configuration of third party applications, such as data storage and retrieval, IP telephony (which permits users to make voice calls on the Internet), Internet faxing, Internet audio and video conferencing solutions, and other applications that may be developed. As businesses commit to using the Internet, the Company believes that the advanced applications product category will continue to expand, offering additional revenue opportunities. For example, the Company currently provides mail list services to customers that have a need to send out hundreds of thousands of e-mail messages to their customers, suppliers and prospects.

     Verio has and intends to continue to enter into agreements with Internet companies to leverage their products, brand names, distribution channels and other assets. Verio believes that its existing Internet product and service partners have been attracted to the Company because of its broad geographic coverage, ability to influence purchase decisions of its business customers, and the ability of the Verio sales forces to sell complex Internet solutions. The Company has established strategic relationships with software providers such as Microsoft, Oracle and Raptor, and equipment providers such as Cisco and Farallon, and intends to expand its strategic relationships with additional companies in key areas. These relationships provide the Company with benefits including preferred pricing, access to the latest products, co-marketing with the vendors, tailored product training and access to the vendor's distribution channels to generate leads for new customers.

SALES AND MARKETING

     Verio offers its products and services through a consultative sales approach which makes use of local technical talent to understand customer applications and provide bundled Internet applications solutions consisting of hardware, software, access and value-added services. Verio believes that this localized approach will allow it to provide end-to-end customer solutions and ongoing support. Verio and its ISPs have significant distribution capabilities both through a direct sales force and indirect channels. The direct sales forces offer a core base of technically competent, locally based and experienced Internet sales representatives. Verio is focusing efforts on expanding the direct sales force, further developing indirect channels and optimizing lead generation techniques to reduce the cost of new customer acquisitions.

     The Company currently provides Internet services to over 80,000 accounts. Over 5,000 of these accounts receive dedicated connectivity services from Verio, and over 12,000 represent Web hosting or Web site server co-location services provided by Verio. Through the Company's Web services, over 35,000 domains (i.e. Verio.net) are hosted. The over 60,000 remaining accounts are provided dial-up connectivity services, the majority of which are used for business purposes.

     Direct Sales. Verio's ISPs have a direct sales force of more than 100 individuals. These local sales representatives have a strong Internet technical background and understand the local telecommunications tariffs as well as the needs of their local business community. Additionally, these representatives are familiar with local companies to assist in implementing customized solutions such as Web page content development. The Company has developed programs at the national level to attract and train high quality, motivated sales representatives that have the necessary technical skills, consultative sales experience and knowledge of their local markets. These programs include technical sales training, consultative selling techniques, sales compensation plan development, and sales representative recruiting profile identification. Through the effective use of these initiatives, Verio plans to continue to expand its direct sales force. At the local level, direct marketing techniques are being employed to target customer segments that would achieve substantial benefit from the business applications afforded by the Internet. Some direct marketing tactics include direct mail, telemarketing, seminars and trade show participation. The Company is working with key vendors to assist in these direct marketing efforts. Verio co-markets with these vendors through direct mail programs, joint seminar development and joint trade show involvement.

     Resellers and Indirect Sales. The Company has an authorized reseller and referral program that permits the regional operating units to adapt a formal indirect distribution program to their markets. The Company believes indirect channels are a significant contributor to its growth. The Company already has over 1,600 formal and informal reseller arrangements established. The authorized reseller program offers reseller partners the ability to share in the on-going revenue stream of customers they bring to Verio. Reseller partners include system integrators, value-added resellers and other companies that have an established relationship with the prospective customer base, and have a sales force capable of selling Internet services as a part of the reseller's suite of services. Referral partners, including organizations such as Web designers, advertising agencies or property managers, are another source of customer leads. The referral program targets organizations that are less capable of selling Internet services or where Internet services fall outside their core business interests. The benefits of these programs to Verio include greater market reach without fixed overhead costs and the ability to use the partners to assist in the delivery of complete solutions to meet customer needs. In addition to local resellers, Verio is working with several national companies to expand its indirect sales capability.

     Branding. The Company's branding approach is intended to transfer Verio's national strength to its ISPs while transferring each ISP's local presence and support to the Verio brand. In conjunction with the consolidation of its ISPs into integrated regional operating units, the Company is branding these regional operations under the Verio name, with a regional or local geographical identifier to emphasize its local presence. Additionally, the Company's national public relations efforts serve to raise the awareness of Verio, which the Company expects will continue to generate leads.

VERIO NATIONAL NETWORK

     Overview. Verio owns and operates a national network, providing a high bandwidth, highly reliable data transmission path connecting Verio's customers to the Internet, which the Company believes is adequate for the provision of current and future planned access and enhanced services needs. The Company's national network interconnects more than 15 national nodes and over 180 local POPs across the United States. The Company believes that aggregating the bandwidth and capacity requirements of its regional operations onto one national network provides operational control and efficiency, reduces costs, provides redundancy, and results in a higher quality service, thereby addressing some of the most significant challenges that an ISP faces in supporting its customers. Verio's national infrastructure also incorporates several other elements critical to maintaining the highest quality Internet service, including a high capacity national network, peering relationships with other national ISPs, sophisticated network management tools and engineering support services.

     Network Infrastructure. As of February, 1998, the national network carried traffic for 20 of the Verio ISPs and the remaining ISPs' traffic will be added as growth drives the need for additional capacity, as private peering is implemented and as their current transit contracts expire. It is currently anticipated that by the end of the second quarter of 1998, five additional Verio ISPs will deliver traffic to the Verio network.

     Following is a diagram of the Company's national network as of February
1998:

   [graphic to be inserted showing diagram of the Company's current national network infrastructure]

     Currently, the national network architecture includes a presence at selected national exchange points and redundant network nodes to link the Company's regional networks to the national network. As of February, 1998, Verio's network included connectivity at MAE West, MAE East and the NY NAP, each of which is a major national exchange point for ISPs. The Company also has a presence at the Palo Alto Internet Exchange (PAIX), NASA Ames and a number of other regional connecting points, including Seattle, Washington; Portland, Oregon; Sacramento and San Diego, California; Denver, Colorado; Dallas and Houston, Texas; Chicago, Illinois; Ann Arbor, Michigan; Philadelphia, Pennsylvania; and Boston, Massachusetts. Each of these Verio locations features leading router technology. The equipment is located in facilities leased from a variety of telecommunications providers, including MCI, Sprint, MFS, Brooks and others. These access points are linked, using a nationwide, high-speed DS-3 (45
Mbps) and OC-3 (155 Mbps) Asynchronous Transfer Mode ("ATM"), and DS-3 and OC-3 clear line network infrastructure, utilizing capacity leased from a variety of national telco providers, including Sprint, MCI, WorldCom and Qwest. The ATM portion of the network relies on Sprint's 4-fiber ring SONET network. Sprint's SONET architecture is designed to survive multiple failures with near instant restoration to full capacity, thereby providing highly reliable performance. This combination of clear channel circuits, ATM and router architecture provides reliability to the network through path diversity and redundancy. Verio's regional operating units either co-locate at these access nodes or lease connectivity from a local service provider such as an RBOC or other LEC to connect to the Verio equipment.

     Work has begun to add national access nodes to serve additional parts of the Midwest, Southern California, Texas, the Northeast and the Southeast which the Company currently plans to put on-line during the second quarter of 1998. Multiple national access nodes facilitate connection to Verio's national network by its regional operations. The Company plans to add additional private peering points and access nodes as it acquires more ISPs and expands operations, and to further increase network capacity as the need for additional bandwidth arises.

     The national network is planned to allow for rapid expansion of bandwidth through scaleable design supported by multiple local access and interexchange carriers to provide the required bandwidth. The Company has begun the migration of selected links from ATM to clear line. It is anticipated that the Company will require nationwide OC-3 capacity in late 1998 to handle its projected traffic requirements. The Company anticipates the potential need to exceed OC-3 speeds in 1999. The Company has entered into a relationship with MCI as its second carrier. This relationship provides access to MCI's high-speed and local services for the Company's national network, as well as its regional networks. The Company has signed a non-binding memorandum of understanding for a $100.0 million, seven year commitment with a provider of long haul telecommunications services in order to reduce the per unit costs of such services. The Company believes that the currently installed Cisco routers will be sufficient to support its traffic routing needs up to and including OC-3 speeds. To handle the routing at speeds higher than OC-3, new technology will be required. The Company is investigating various options to support these higher speeds and bandwidth requirements. Verio's options include switching, higher capacity and faster routers, or hybrid routing and switching solutions.

     Peering Relationships. By implementing its own national network and establishing peering relationships with other national ISPs, the Company believes it can lower the cost of its Internet transit and increase the control and reliability of its network operations. Peering is the Internet practice under which ISPs exchange each other's traffic without the payment of settlement charges. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded and the dominance of a small group of national ISPs has driven industry peering policy. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. The Company believes that substantial traffic volume and national scale will continue to be the focal criteria necessary to establish and maintain peering relationships. As a result, it has become increasingly important for companies seeking to take advantage of peering to have significant traffic, a national network and monitoring capability.

     The Company has established peering relationships with every major ISP other than UUNet, including MCI, Sprint and GTE Internetworking (formerly BBN). The Company also peers with over 90 smaller domestic and international networks and is evaluating further private peering relationships with other national ISPs. Some large network providers now prefer to peer at private exchange points rather than at national exchange points. This preference represents the desire to accomplish the exchange of high bandwidth traffic in a more efficient manner rather than to risk congestion and equipment failure at public exchange points. The Company has moved its GTE Internetworking and DIGEX public peering points to private peering locations and is in the process of moving its MCI public peering point to a private peering location. Verio also is evaluating additional private peering proposals from other national ISPs. The Company currently anticipates that, as Verio's traffic grows, more peering relationships can be obtained. However, no assurance can be given that peering relationships will continue to be made available to the Company. Even if these relationships are not maintained or established, Verio believes that it will be more economical for Verio to maintain an exchange point transit agreement than to pay other national ISPs for transit. See "Risk Factors -- Dependence upon Implementation of Network Infrastructure; Establishment and Maintenance of Peering Relationships."

     National Network Management. The Company considers world-class network management an essential capability for network monitoring and expansion, maintaining high customer satisfaction and improving network quality. The Company has established a 7-day X 24-hour NOC to allow continuous monitoring of the network and to provide a single point of contact for real-time network status information and customer technical problem resolution. The NOC is designed to provide real-time alarming, event correlation, traffic management and forecasting, and distributed notification of the network events and network status. The Company utilizes many leading edge systems to provide the NOC capabilities. The Company currently monitors the national network and the local networks of approximately 15 of the ISPs it has acquired. The Company plans to provide network and customer monitoring throughout its regional operations by the end of 1998.

     Engineering Support Services. The Company has negotiated national level telecommunications contracts with LECs, such as MFS/WorldCom, providing favorable terms for local transport. The Company plans to expand national purchasing and leasing benefits as well as technical planning and support to improve the performance, reliability and economics of its regional networks. National level purchasing benefits include both cost and vendor performance issues as well as the provisioning of spare equipment and additional technical support from the suppliers. National level distribution agreements have been negotiated with a number of additional national-scope suppliers. The Company's relationships with Sprint and MCI provide discounted services including leased line, local access and long distance. Co-location agreements have also been established with companies such as Sprint, MCI, Brooks, MFS/WorldCom and Digital Equipment Corporation. The Company is pursuing additional vendor and telecommunication relationships in an effort to reduce the cost of equipment and improve network quality.

     Technical Planning and Support. The national engineering team provides engineering support for routing configurations, telecommunications management and pricing, development of local networks and purchasing and contract negotiation. The national engineering team also works with the regional engineering teams to nationalize certain network elements, improve performance and reduce network costs. Support includes Internet protocol addressing support, training and technology. This effort of sharing ideas and best practices among the national team and the regions is intended to enhance the engineering talent available locally and to share best practices nationally.

NATIONAL SUPPORT SERVICES

     In addition to its national network and network monitoring capability, Verio has developed and implemented three critical national support services designed to increase operational efficiencies and enhance the quality, consistency and scalability of the Company's services. These support services include 7-day X 24-hour customer technical support and service, financial information management through a central, standardized accounting system, and a sophisticated billing and collections system. The strategy of creating a partnership between local support teams and Verio's established national support services enables the Company to capture economies of scale, improve quality and responsiveness, and increase productivity, while allowing local personnel to focus on relationships with customers.

     Customer Technical Support. Verio's customer care combines the responsiveness and on-site capabilities of local ISP presence with the scale economies of a national customer support center in order to deliver customer care to businesses. While local, independent ISPs bring the benefits of understanding customer needs and providing hands-on support demanded by their customers, they lack the ability to cost-effectively scale internal resources to independently support their growing customer base. The Company's national customer support center (located in Dallas, Texas) enables Verio to provide 7-day X 24-hour responsiveness while maintaining the ability to provide on-site installation assistance, hands-on troubleshooting and access to local experts who understand the customer's business. The Company is currently providing customer care services to 18 of the ISPs it has acquired and will offer services to all of the Verio regional operations as the national customer support center continues to expand throughout 1998. The support center team is utilizing a leading customer support trouble ticketing and workflow management system offered by the Vantive Corporation. The system offers the Company the ability to track, route, and report on customer issues and provides significant benefit in ensuring quality and timely care to customers.

     Financial Information Management. The Company is in the process of converting all of its ISPs to the PeopleSoft(TM) financial reporting system and the ADP payroll/human resources system, in order to provide a central, standardized accounting system. Currently, 16 of the Verio ISPs are utilizing the financial reporting system and eight are utilizing the payroll human resources system. These systems which enable Verio to cost effectively increase the productivity and quality of administrative support by standardizing operational systems such as payroll, payables, purchasing and financial reporting. These enhancements are part of the Company's initiative to implement continuous improvement methodology and to create a learning organization.

     Billing and Collections. The Company has implemented the Kenan Systems' EC Arbor billing solution which offers high quality, flexibility, cost-effectiveness and scalability. Kenan is a leading billing solutions provider to the telecommunications industry, providing accurate, timely, and easy-to-understand invoicing. This system currently serves 14 of the Verio ISPs. The Company is aggressively rolling out this billing platform to all of its regional operations and will continue on the path toward centralized management of billing operations.

ISP OWNERSHIP STRUCTURE

     While the Company now typically seeks to acquire 100% of new ISPs, the Company's early acquisition strategy was to rapidly build mass and scale by acquiring less than 100% of its ISPs. In each case where the Company acquired less than 100% of an ISP initially, it obtained the right to acquire the remaining equity in the future at a price based on either agreed upon revenue multiples or the fair market value of the ISP. As part of its integration strategy, the Company is in the process of effecting the Buyouts of most of its remaining non-wholly owned ISPs through the use of cash on hand and the issuance of equity. As of February 27, 1998, Verio has consummated the Buyout of 11 ISPs. Verio expects to consummate the Buyouts of all of its remaining non-wholly owned ISPs, other than Internet Online, Inc. and Verio-Rocky Mountain, prior to the consummation of the Exchange Offer. However, there can be no assurance that the Company will be able to complete these additional Buyouts at the times, or on the terms and conditions, that it currently contemplates.

     As the Company completes the Buyouts, in general, the ISPs in each region are consolidated into a single, integrated regional operating subsidiary which is wholly owned by the Company. In certain instances, some of the ISPs may continue to exist as separate, indirect, wholly owned subsidiaries of Verio, but operated as part of the particular integrated operating region.

     Verio also currently holds a 20% interest in Centennial International Access, Inc. (which does business under the name V-I-A Internet), a start-up company which was formed to pursue a consolidation strategy similar to that of the Company in international markets. Other investors in that entity include certain of Verio's current stockholders. Justin L. Jaschke, Chief Executive Officer of the Company, currently serves as the Chairman of the Board of V-I-A Internet, and Steven C. Halstedt, Chairman of the Board of the Company, currently serves as the acting President of V-I-A Internet. See "Management."

COMPETITION

     The market for Internet connectivity and related services is extremely competitive. The Company anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television companies, direct broadcast satellite and wireless communications providers, and on-line service providers.

     ISPs. According to Boardwatch magazine's directory of Internet Service Providers, there are currently over 4,000 ISPs in the United States, consisting of national, regional and local providers. The Company's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet, GTE Internetworking, PSINet, Concentric Network and DIGEX. While the Company believes that its level of local service and support and target market focus distinguish it from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than the Company, and have extensive coast-to-coast Internet backbones. The Company also competes with unaffiliated regional and local ISPs in its targeted geographic regions.

     Telecommunications Carriers. All of the major long distance companies (also known as interexchange carriers or IXCs), including AT&T, MCI, and Sprint, offer Internet access services and compete with the Company. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for LECs, including the RBOCs, to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, the Company believes that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from, ISPs. The WorldCom/MFS/UUNet consolidation, the NETCOM/ICG merger, the Intermedia/DIGEX merger and GTE's acquisition of BBN are indicative of this trend. Accordingly, Verio expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, telecommunications providers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on the Company's ability to compete effectively with the telecommunications providers and may result in pricing pressure on the Company that would have an adverse effect on the Company's business, financial condition and results of operations. The Company believes that its local presence and its strong technical and data-oriented sales force is an important feature distinguishing it from the centralized voice-oriented sales approach typified by the current Internet connectivity services offered by the IXCs and LECs.

     Cable Companies, Direct Broadcast Satellite and Wireless Communications Companies. Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. MediaOne Group and TCI have recently announced trials to provide Internet cable service to their residential customers in select areas. However, the cable companies are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices.

Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network System's DirecPC product that provides high-speed data through direct broadcast satellite technology; CAI Wireless System's announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; Cellularvision's announcement that it is offering Internet access via high-speed wireless LMDS technology; and Winstar, which currently offers high-speed internet access to business customers over the 38 GHz spectrum.

     On-line Service Providers. The predominant on-line service providers, including America Online, CompuServe, Microsoft Network, and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. The Company competes to a lesser extent with these on-line service providers.

     Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies through new technologies such as cable modems and xDSL. While these providers have initially targeted the residential consumer, it is likely that their target markets will expand to encompass the Company's targeted markets, which may significantly affect the pricing of the Company's service offerings.

PROPERTIES

     The Company's corporate headquarters is located in Englewood, Colorado where the Company leases approximately 39,200 square feet of office space. The Company's lease agreement, which commenced February 1, 1998, is for a term of five years. The Company also has executed a lease covering 12,600 square feet of space in the InfoMart in Dallas, Texas, where the Company maintains its network operations center and customer support center. That lease expires on June 30, 2002. The Company also leases space, typically less than 200 square feet, in various geographic locations to house network infrastructure and telecommunications equipment. Operational functions are principally located in the offices of its regional operations. The Verio ISPs typically are party to lease agreements for administrative office space sufficient for their respective personnel, as well as smaller site leases to house their network equipment.

EMPLOYEES

     As of February 26, 1998, the Company employed approximately 853 people, including full-time and part-time employees at both its corporate headquarters in Colorado and network operations and customer support center in Texas. The Company considers its employee relations to be good. None of the employees of the Company is covered by a collective bargaining agreement.

TRADEMARKS AND TRADE NAMES

     The Company filed for federal trademark protection of "Verio" on November 29, 1996. This application is pending and the Company has no assurance that it will be granted. Trademark protections for the Verio mark also have been applied for in the European Economic Community, as well as in Japan. Additionally, corporate name reservations for the name "Verio Inc." have been filed in all fifty states. In conjunction with the consolidation of its ISPs into regional operating entities, the ISPs have migrated to the Verio brand name, with a regional or local geographical identifier appended.

LEGAL PROCEEDINGS

     The Company is not currently party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages as of February 26, 1998, and positions of the executive officers and the directors of the Company. Their respective backgrounds are described below.

                        NAME                           AGE                   POSITION(S)
                        ----                           ---                   -----------
Steven C. Halstedt(3)(4).............................  51    Chairman of the Board
Justin L. Jaschke(3)(4)..............................  40    Chief Executive Officer, Director
Mark D. Johnson(3)...................................  38    President and Chief Operating Officer,
                                                             Director
James C. Allen(2)....................................  51    Director
Trygve E. Myhren(1)(2)(4)............................  60    Director
Paul J. Salem........................................  34    Director
Stephen W. Schovee(1)(2).............................  38    Director
George J. Still, Jr.(4)..............................  39    Director
Sean G. Brophy.......................................  39    Vice President of Corporate Development
James F. B. Browning.................................  43    Vice President of Operations
Chris J. DeMarche....................................  41    Chief Technical Officer
Carla Hamre Donelson.................................  42    Vice President, General Counsel and
                                                             Secretary
Peter B. Fritzinger..................................  39    Chief Financial Officer
Deb Mayfield Gahan...................................  43    Vice President of Finance and
                                                             Administration
James M. Kieffer.....................................  36    Vice President of Customer Operations
John R. Viviani......................................  43    Vice President of Sales and Marketing

---------------

(1)  Member of Audit Committee.

(2)  Member of Compensation Committee.

(3)  Member of Executive Committee.

(4)  Member of Finance Committee.

     All of the officers identified above serve at the discretion of the Board of Directors of the Company. There are no family relationships between any persons identified above. The following are brief biographies of the persons identified above.

     Steven C. Halstedt has served as Chairman of the Board of Directors of Verio since the Company's inception in March 1996. Mr. Halstedt is a co-founder of The Centennial Funds. Mr. Halstedt has 16 years of direct venture capital experience and serves as a general partner of each of the Centennial Holdings' partnerships. Prior to co-founding The Centennial Funds in 1981, he was Executive Vice President and Director of Daniels & Associates, Inc., a private communications service company involved in cable television system operations. Mr. Halstedt is a member of the Board of Directors of Formus Communications, Inc., Pluto Technologies International, Inc. and Centennial International Access, Inc., doing business as "V-I-A Internet", where Mr. Halstedt also serves as acting President. Mr. Halstedt was recently a director of Centennial Communications Corp., Masada Security Holdings, Inc. and Triax Communications Corp. He is also former Chairman of the Board of OneComm Corporation ("OneComm"), PageAmerica Group, Inc. and Orion Network Systems, Inc., all publicly traded telecommunications companies. Mr. Halstedt was also the founding President of the Colorado Venture Capital Association and has served as its Chairman. Mr. Halstedt received a Bachelor of Science with distinction in management engineering from Worcester Polytechnic Institute, and earned a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College, where he was named an Edward Tuck Scholar. He attended the University of Connecticut School of Law. He was a Platoon Leader and Battalion Operations Officer in a U.S. Army Combat Engineer Battalion in Vietnam. Mr. Halstedt has taught computer programming at both the U.S. Army Engineering School and Dartmouth College.

     Justin L. Jaschke has served as Chief Executive Officer of Verio since the Company's inception in March 1996. He is also a member of the Company's Board of Directors. Prior to forming Verio, Mr. Jaschke served as Chief Operating Officer for Nextel Communications ("Nextel") following its merger with OneComm in July of 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from the time that he joined that company in April 1993 until the merger with Nextel. Mr. Jaschke currently serves as Chairman of the Board of Directors of V-I-A Internet and also serves on the Board of Directors of Metricom, a leading wireless data communications provider, and on the Board of Directors of Dobson Communications, a rural cellular and local exchange provider. From May 1990 to April 1993, Mr. Jaschke served as President and CEO of Bay Area Cellular Telephone Company. From November 1987 to May 1990, Mr. Jaschke was Vice President of Corporate Development of PacTel Cellular, and from 1985 to 1987 was Director of Mergers and Acquisitions for PacTel Corporation. Prior to that, Mr. Jaschke was a management consultant with Marakon Associates. Mr. Jaschke received a Bachelor of Science degree summa cum laude in mathematics from the University of Puget Sound and a Master of Science degree in management from the Sloan School of Management at MIT.

     Mark D. Johnson has served as the President and Chief Operating Officer of Verio since joining the Company in May 1997. He is also a member of the Company's Board of Directors. Prior to joining Verio, Mr. Johnson was the President -- Nextel Northern California, having been appointed to that position following Nextel's merger with OneComm. With OneComm, Mr. Johnson was chief operating officer in his role of Senior Vice President of Operations from November 1994 until the Nextel/OneComm merger in the summer of 1995. He also held positions as OneComm's Senior Vice President of Marketing and Vice President of Marketing after joining OneComm in June 1993. Mr. Johnson spent the first ten years of his career as a general management consultant. As a senior partner of Gemini Consulting, he served as head of Gemini's San Francisco office from 1990 to 1992, and was responsible for the firm's West Coast technology and communications practice. Mr. Johnson also serves on the Board of Directors of NewMonics, a company designing and producing PERC, a JAVA virtual machine for the embedded applications market. Mr. Johnson holds a Bachelor of Science degree summa cum laude in finance from Arizona State University and a Master of Business Administration from Harvard Business School.

     James C. Allen has served as a director of Verio since May 1996. Mr. Allen served as CEO of Brooks Fiber Properties, Inc. until its recent acquisition by WorldCom. Mr. Allen has twenty-five years of experience as an entrepreneur, operator, financier, expert witness and advisor in cable television and broadband telecommunications. Mr. Allen was a founder and former President, CFO and COO of Cencom Cable Associates, which was purchased by a subsidiary of Hallmark Cards, and a former Vice President of Operations of Telcom Engineering, Inc., a telecommunications engineering and consulting firm with clients in both the telephone and cable television industries. Mr. Allen previously held positions as Vice President of Operations of United Cable Television, Divisional Manager of Continental Telephone Corporation, and Vice President of Finance for National Communications Service Corporation. Mr. Allen is also a director of MetroNet Communications Corp. ("MetroNet"), a local exchange carrier. Most recently, he served as Chief Financial Officer and Chief Operating Officer of David Lipscomb University from which he holds a Bachelor of Science degree in business.

     Trygve E. Myhren has served as a director of Verio since April 1997. Mr. Myhren is President of Myhren Media, Inc. which invests in and advises media, communications and consumer products companies. From 1990 to 1996, Mr. Myhren was President and a director of The Providence Journal Company. From 1975 until 1988, Mr. Myhren was an officer of American Television and Communications Corporation (ATC), the cable television subsidiary of Time, Inc. (now Time/Warner Cable), serving as Chairman and CEO from 1980 to 1988. Mr. Myhren also serves on the boards of The Providence Journal Company, Advanced Marketing Services, Peapod, Ltd., CableLabs, J.D. Edwards, Inc., Founders Funds and The University of Denver. Previously, Mr. Myhren served as chairman of the National Cable Television Association (NCTA), and also served on the boards of Turner Broadcasting Systems, Continental Cablevision, Inc., Citizens Bank and several internal Time, Inc. boards, including Home Box Office, Temple-Eastex and Time Magazine Group. He also served on the FCC's Advisory Committee on High Definition TV. Mr. Myhren has an undergraduate degree in political science and philosophy from Dartmouth and a Master of Business Administration from the

Amos Tuck Graduate School at Dartmouth. He served three and one-half years as a naval officer with the U.S. Pacific Fleet.

     Paul J. Salem has served as a director of Verio since December 1996. Mr. Salem is a Managing Director of Providence Equity Partners, Inc., and is a partner of the general partner of Providence's private equity funds. Providence manages over $500 million in equity and specializes in communications and media investments. Mr. Salem has been responsible for many of Providence's investment activities, including its investments in competitive local exchange companies, enhanced specialized mobile radio, wireless data networks, radio representation, telecommunications infrastructure and other areas. He is currently a director of Interep National Radio Sales, Inc., MetroNet, Wired Ventures, Inc. and UniSite, Inc. Prior to joining Providence, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Previously, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included private placement financings, leveraged buyout transactions and establishing Prudential's European investment office. Mr. Salem received a Bachelor of Arts in business from Brown University and a Master of Business Administration from Harvard Business School.

     Stephen W. Schovee has been a director of the Company since the Company's inception in March 1996. Mr. Schovee serves as Managing General Partner of Telecom Partners, L.P. Mr. Schovee was previously co-founder, Chief Executive Officer and a Director of OneComm from its inception until its merger with Nextel. Prior to that, Mr. Schovee was a Vice President of Centennial Holdings, the manager of the Centennial Funds, a Denver based venture capital fund with over $400 million of subscribed capital. Mr. Schovee was a partner in two of the Centennial Funds where he focused on telecommunications investments. Mr. Schovee is a special limited partner of Centennial Fund IV, L.P. and Centennial Fund V, L.P. He is the Chairman of Product Partners, Inc., and a director of SMR Direct, Intergram International, Formus Communications and Mercury Mail. Mr. Schovee received a Bachelor of Science degree in mechanical engineering from Bucknell University and a Master of Business Administration from The Wharton School.

     George J. Still, Jr. has been a director of the Company since the Company's inception in March 1996. Mr. Still, based in Palo Alto, California, is a Managing Partner of Norwest Venture Partners VI, L.P. and Norwest Equity Partners V, L.P., and a General Partner of Norwest Equity Partners IV. From July 1984 until October 1989, he was a General Partner with the Centennial Funds based in Denver, Colorado. Prior to Centennial, Mr. Still was with Ernst & Whinney (now Ernst & Young) in San Francisco. Currently, he is a Director of PeopleSoft, Inc. and 3Dfx Interactive, Inc., both public companies. In addition, he serves on the board of several private companies, including Metapath Software Corporation, Intrepid Systems, ObjectStream, Inc., and Chordiant Software. Further, Mr. Still serves as a Director of the National Venture Capital Association. He holds a Bachelor of Science degree in business administration from Pennsylvania State University and a Master of Business Administration from the Amos Tuck School at Dartmouth College.

     Sean G. Brophy has served as Vice President of Corporate Development since November 1997, and prior to that served as Vice President of Marketing and Business Development for the Company since joining Verio in May 1996. Mr. Brophy served as Vice President of Marketing for OneComm and then Nextel from 1994 to 1996. He worked at Northern Telecom from 1990 through 1994 in a variety of capacities, including strategic planning and product management, where he had global responsibilities for new products for Personal Communications Services. Prior to that he worked at Bell Northern Research, the research and development arm of Northern Telecom, designing telephone equipment and services ranging from the DMS-100 to key systems. While there he was awarded patent and design excellence awards. Mr. Brophy holds a Bachelor of Science degree in computer engineering from McMaster University, a Master of Science degree in electrical engineering from Carleton University and a Master of Science degree in management from the Sloan School of Management at MIT.

     James F. B. Browning was appointed Vice President of Network Operations for the Company in January 1998, having previously served as President and CEO of ATMnet, a company he founded in 1995 to provide integrated digital communications services to businesses with broadband networking requirements. Verio acquired ATMnet in November 1997. Mr. Browning has 20 years of experience managing high technology development and operations. From 1988 to 1994, as co-founder, he served as Chief Financial

Officer and Chief Operating Officer of VisiCom Laboratories, Inc., a systems engineering firm specializing in digital satellite communications and operating system level software development. From 1983 to 1988, Mr. Browning served as Executive Vice President and then President of Pacific Microcomputers, Inc., which developed and produced Single Board Computers for use in Unix workstations and real time embedded computing environments. Previously, Mr. Browning held financial and operational management positions with Advanced Digital Systems and Tetra Tech, a subsidiary of Honeywell. Mr. Browning holds a Bachelor of Science degree in accounting from San Diego State University.

     Chris J. DeMarche has been Chief Technical Officer of the Company since joining the Company in May 1996. From 1995 to 1996, Mr. DeMarche was CTO and Senior Vice President of Nextel, where he was credited with addressing many critical technology issues. From 1993 to 1995, he was Senior Vice President of Engineering and Technology at OneComm, where he was responsible for building a national engineering team and designing and implementing wireless communication networks. Mr. DeMarche also worked in advanced technology areas at PacTel Corporation and Hughes Aircraft Corporation and served in the U.S. Naval Submarine Force. Mr. DeMarche received his Master of Business Administration from UCLA in 1990 and his Bachelor of Science from the United States Naval Academy in 1978.

     Carla Hamre Donelson has served as Vice President, General Counsel and Secretary of the Company since joining Verio in October 1996 from the law firm of Morrison & Foerster LLP, where she practiced law since March 1987. She served as a partner in that firm's business department from 1990 and as head of the Denver business practice from 1993. While in private practice, Ms. Donelson was engaged in a general corporate and transactional practice, focused primarily on the communications and related technology industries, representing domestic and foreign entities in numerous financing, merger, acquisition, investment, and licensing transactions. She served as regular outside corporate counsel to OneComm and represented OneComm in connection with a variety of its SMR acquisitions as well as its merger with Nextel. Ms. Donelson received her Bachelor of Arts degree in molecular biology from the University of Colorado, her Juris Doctor degree from the University of Denver College of Law, and is a member of the Colorado Bar Association.

     Peter B. Fritzinger has served as Chief Financial Officer of the Company since June 1997. From September 1993 until June 1997, Mr. Fritzinger served as Chief Financial Officer of Louis Dreyfus Natural Gas Corp., an independent, publicly held oil and gas company headquartered in Oklahoma City. From 1991 to 1993, he was Vice President-Finance and Treasurer of Louis Dreyfus Energy Corp., a diversified, global enterprise with investments in oil and gas reserves and other petroleum-related industries. Mr. Fritzinger joined Louis Dreyfus Energy Corp. from J.P. Morgan, where he was a Vice President in its corporate finance group, having held various positions with Morgan Guaranty Trust Company of New York since 1980. Mr. Fritzinger received his Bachelor of Arts degree in math and psychology from Amherst College.

     Deb Mayfield Gahan has served as Vice President of Finance and Administration for the Company since joining the Company in May 1996. She brings with her ten years of extensive start-up and telecommunications experience. From 1994 to 1996, Ms. Gahan served as Vice President of Business Services and Controller for OneComm and then for Nextel following its acquisition of OneComm. From 1987 to 1994, she was Director of Business Operations and Controller for American Cellular Communications and then BellSouth Cellular Corp., a leading provider of cellular service in 15 states. In these positions, she was responsible for implementing cost-effective financial control systems, asset protection, revenue assurance, financial reporting, treasury and business process development. Ms. Gahan is a Certified Public Accountant and holds a Master of Business Administration from Mississippi College, as well as a Bachelor of Science in accounting from Mississippi State University.

     James M. Kieffer has served as Vice President of Customer Operations for the Company since joining the Company in July 1996. Previously, Mr. Kieffer served as Nextel's Vice President of Customer Operations responsible for customer care, billing, accounts receivable, and inventory management from August 1996. Prior to OneComm's merger with Nextel, Mr. Kieffer led the development of OneComm's customer care as Director of Customer Operations from January 1994 to August 1995. Prior to that, Mr. Kieffer served as National Customer Service Manager for Motorola's Land Mobile Products Sector. During his six years with

Motorola, he held several key roles while developing a consolidated national customer care organization from March 1990 until January 1994. Prior to joining Motorola, Mr. Kieffer managed customer relations and accounts receivable for IBM. He received his Master of Business Administration from DePaul University and holds a Bachelor of Science in management from Illinois State University.

     John R. Viviani joined the Company in December 1997 and serves as its Vice President of Sales and Marketing. Prior to that time, Mr. Viviani was most recently Sales Director of Worldwide Channels for IBM Networking Hardware Division. In that capacity, he was responsible for developing worldwide indirect channels. Prior thereto from 1992 to 1996, Mr. Viviani implemented and directed national sales and marketing teams responsible for launching IBM U.S. into the internetworking solution market place and establishing the IBM Networking division in the indirect channels. Mr. Viviani was employed by IBM since 1978, serving as a business unit executive, account executive and marketing manager. Mr. Viviani received his Master of Business Administration from St. Thomas Aquinas College and his Bachelor of Science degree in management and finance from Marymount College.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board has established an Executive Committee, a Finance Committee, a Compensation Committee and an Audit Committee. The Executive Committee is responsible for reviewing and, where appropriate, authorizing corporate action with respect to the conduct of the business of the Company between Board meetings. The Executive Committee is composed of Messrs. Halstedt, Jaschke and Johnson. The Finance Committee is responsible for reviewing and, where appropriate, authorizing certain corporate actions with respect to the finances of the Company. Actions taken by the Finance Committee are regularly submitted to the Board for review and ratification at the next meeting, except in those cases when the Board has specifically delegated final decision-making authority to the Finance Committee. The Finance Committee is composed of Messrs. Halstedt, Jaschke, Still and Myhren. The Compensation Committee is responsible for reviewing and establishing the compensation structure for the Company's officers and directors, including salary rates, participation in incentive compensation and benefit plans, 401(k) plans, stock option and purchase plans and other forms of compensation, and, after the effective date of the initial registration of the Company's Common Stock under Section 12(g) of the Securities Exchange Act of 1934 (the "Securities Exchange Act"), administering the Company's 1998 Stock Incentive Plan and 1998 Employee Purchase Plan. See
"-- Stock Option and Incentive Plans." The Compensation Committee is composed of Messrs. Allen, Myhren and Schovee.

     The Board has also established an Audit Committee consisting of Messrs. Myhren and Schovee. The Audit Committee will be comprised solely of independent directors and will be responsible for recommending the firm to be appointed as independent accountants to audit the Company's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of the Company's management and independent accountants with respect to the Company's financial statements and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board.

DIRECTORS COMPENSATION

     From and after the consummation of the proposed IPO, each non-employee director of the Company will receive an annual retainer fee of $5,000 and a fee of $1,000 for each meeting of the Board attended in person or $500 for each meeting attended by telephone. The fee for Board committee meetings is $500 per meeting. A director may elect to receive these payments in the form of Common Stock. In addition, upon consummation of the proposed IPO, each non-employee director automatically will be granted an option to acquire 30,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock at the date of grant. Such options will vest and become exercisable in three equal installments on each yearly anniversary of the grant date. Non-employee directors elected or appointed to the Board following the IPO also will be granted automatically at the time of election or appointment an option to acquire 30,000 shares of Common Stock with the same terms and conditions at an exercise price equal to the then fair market value of the Common Stock. After the initial three year vesting period for such options, non-employee directors will receive automatic annual grants of vested options to acquire an additional 3,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information for the years ended December 31, 1997 and 1996, respectively, concerning the compensation paid and awarded to: (a) the Company's Chief Executive Officer and (b) the Company's four most highly compensated executive officers whose salaries and bonuses exceeded $100,000 who were serving as executive officers as of December 31, 1997 (collectively, with the Chief Executive Officer, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION
                                                                         AWARDS
                                    ANNUAL COMPENSATION          -----------------------
                              --------------------------------   RESTRICTED   SECURITIES
                              FISCAL                               STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR(1)   SALARY($)     BONUS($)   AWARDS($)    OPTIONS(#)   COMPENSATIONS($)
---------------------------   -------   ---------     --------   ----------   ----------   ----------------
Justin L. Jaschke...........   1997      175,003       66,500      85,000           --              --
  Chief Executive Officer      1996      124,631(2)    44,867          --      240,000              --
Mark D. Johnson.............   1997      113,337(3)    50,603          --      200,000              --
  President and Chief
     Operating                 1996           --           --          --           --              --
  Officer
Chris J. DeMarche...........   1997      160,004       60,800      25,000       20,000              --
  Chief Technical Officer      1996      106,666(4)    38,215          --       70,000              --
Carla Hamre Donelson........   1997      160,004       57,760          --       20,000              --
  Vice President, General      1996       26,320(5)    13,680      50,000       60,000          42,678(7)
  Counsel and Secretary
Peter B. Fritzinger.........   1997       89,443(6)    31,287          --       75,000          70,267(8)
  Chief Financial Officer      1996           --           --          --           --              --

---------------

(1) Fiscal year 1996 covers the period from inception (March 1, 1996) to December 31, 1996.

(2) Reflects compensation paid to Mr. Jaschke commencing with his appointment as Chief Executive Officer in April 1996.

(3) Reflects compensation paid to Mr. Johnson commencing with his appointment as President and Chief Operating Officer in March 1997.

(4) Reflects compensation paid to Mr. DeMarche commencing with his appointment as Chief Technical Officer in May 1996.

(5) Reflects compensation paid to Ms. Donelson commencing with her appointment as Vice President, General Counsel and Secretary in October 1996.

(6) Reflects compensation paid to Mr. Fritzinger commencing with his appointment as Chief Financial Officer in June 1997.

(7) Represents the cost to the Company of tax reimbursements.

(8) Represents the cost to the Company of providing relocation benefits.

                   STOCK OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options by Verio under the Company's stock option plans to the Named Executive Officers during the year ended December 31, 1997.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                           NUMBER OF      PERCENT OF                                     ANNUAL RATES OF STOCK
                          SECURITIES    TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                          UNDERLYING      GRANTED TO       EXERCISE                       OPTION TERM ($)(2)
                            OPTIONS      EMPLOYEES IN       PRICE        EXPIRATION     -----------------------
          NAME            GRANTED (#)    FISCAL YEAR     ($/SHARE)(1)       DATE           5%           10%
          ----            -----------   --------------   ------------   -------------   ---------   -----------
Justin L. Jaschke.......         --             --             --                  --         --            --
Mark D. Johnson.........    200,000         13.28%           6.00        May 11, 2007    754,674     1,912,491
Chris J. DeMarche.......     20,000          1.38%           6.75       Nov. 24, 2007     84,901       215,155
Carla Hamre Donelson....     20,000          1.38%           6.75       Nov. 24, 2007     84,901       215,155
Peter B. Fritzinger.....     75,000          5.18%           6.00        May 21, 2007    283,003       717,184

---------------

(1) All options were granted at an exercise price per share equal to at least the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(2) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the options, assuming that the stock appreciates in value from the date of grant compounded annually until the end of the option term at the rate specified (5% or 10%) and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the Commission and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

        OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth certain information with respect to the Named Executive Officers regarding the stock options exercised during the last fiscal year, the aggregate number of unexercised options to purchase Common Stock granted in all years and held by them as of December 31, 1997, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 1997:

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                        UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                               ACQUIRED                        FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(1)
                                  ON           VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ------------   ------------   -----------   -------------   -----------   -------------
Justin L. Jaschke..........     60,000          --           20,000         160,000          --             --
Mark D. Johnson............         --          --               --         200,000          --             --
Chris J. DeMarche..........         --          --           14,000          76,000          --             --
Carla Hamre Donelson.......         --          --           12,000          68,000          --             --
Peter B. Fritzinger........         --          --               --          75,000          --             --

---------------

(1) The value of options at year-end is based on an assumed fair market value of
    $          per share of Common Stock.

EMPLOYMENT AGREEMENTS

     As a general matter, the Company does not enter into employment agreements, and has not entered into employment agreements with any of its executive officers. Rather, the employment relationships with each executive officer are "at will." However, in connection with the initial employment of each executive officer, the Company and the executive executed an offer letter, in which the general compensation and benefits provided to the executive are outlined, including base salary, targeted annual bonus, option grants and employee benefits. The base salary and targeted bonus levels for each of the executive officers remains the same in 1998 as in 1997. However, upon consummation of the IPO, the base salary for Mr. Jaschke will be increased to $260,000, which will result in an increase in his annual targeted bonus level of 30% to 40% of his base salary. In addition, Mr. Johnson's base salary will be increased to $220,000, with a targeted annual bonus of up to $150,000.

COMPENSATION PROTECTION AGREEMENTS

     The Company intends in the near future to enter into compensation protection agreements (the "Compensation Protection Agreements") with all of the Named Executive Officers and certain additional officers (the "Protected Officers") of the Company. Except as provided herein, each of the Compensation Protection Agreements will contain substantially the same terms. The term of each Compensation Protection Agreement will be three years from the date the agreement is concluded by the Company and the Protected Officer (the "Effective Date"). The term will thereafter be automatically extended for one year periods unless either party provides the other with 90 days written notice in advance of an anniversary of the Effective Date, and in no event will the Compensation Protection Agreements terminate within twelve months of a Change of Control (as will be defined in the Compensation Protection Agreements) of the Company. The Compensation Protection Agreements will set forth severance benefits which are payable if a Protected Officer is terminated for various reasons, including termination by the Protected Officer following a Change in Control ("Severance Payment"), as follows:

          (i) If a Protected Officer is terminated within 12 months of a Change of Control for: (A) Cause (as will be defined in the Compensation Protection Agreements), (B) Disability (as will be defined in the Compensation Protection Agreements), (C) death, (D) retirement pursuant to the Company's policies applying to executive officers generally; or (E) by the Protected Officer other than by Good Reason (as will be defined in the Compensation Protection Agreements), then the Company shall pay to the Protected Officer the accrued compensation (as defined below) due the employee through the date of termination that will be specified in the Compensation Protection Agreement (the "Termination Date"). Accrued compensation will include (A) base salary, (B) reimbursement for reasonable and necessary expenses incurred by the Protected Officer on behalf of the Company during the period ending on the Termination Date, and (C) vacation pay (collectively "Accrued Compensation").

          (ii) If a Protected Officer's employment is terminated within 12 months of a Change of Control for any other reason than specified in (i) above, the Company will pay or provide the Protected Officer with the following:

             (A) Accrued Compensation;

             (B) an amount which shall equal a fraction (the numerator of which is the number of days in the Company's fiscal year through the Termination Date and the denominator of which is 365) multiplied by the bonus amount, which will be the greater of (y) 100% of the last annual incentive payment paid or payable to the Protected Officer prior to the Termination Date under the Company's cash bonus incentive plan or (z) the Protected Officer's incentive target for the fiscal year in which the Change of Control occurs (the "Bonus Amount");

             (C) as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to two (2) times the sum of (y) the Protected Officer's annual base salary at the rate in effect immediately prior to the Change in Control, including all amounts of Protected Officer's base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement (the "Base Amount"), plus (z) the Bonus Amount. However, the amount paid to Mr. Jaschke and Mr. Johnson will be three (3) times the sum of (y) and (z).

             (D) until the third anniversary of the Termination Date, the same rights with respect to benefits provided by the Company, including without limitation life insurance, disability, medical, dental and hospitalization benefits and pension and retirement benefits as were provided to the Protected Officer as of the Effective Date, or, if greater, at any time within ninety (90) days preceding the date of the Change of Control; and

             (E) the removal of all restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to the Protected Officer under the Company's stock option and other stock incentive plans or under any other incentive plan or arrangement. Such restrictions will lapse and such incentive awards will become 100% vested so that all stock options and stock appreciation rights granted to the Protected Officer shall become immediately exercisable and shall become 100% vested and all performance units granted to the Protected Officer shall become 100% vested.

     The Compensation Protection Agreements will further provide that the Protected Officers will not be required to mitigate the amount of any payment by seeking employment or otherwise. Protected Officers may be entitled to additional compensation or benefits in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect. The Compensation Protection Agreements will contain a "gross-up" provision pursuant to which any Severance Payment, which would be subject to certain excise taxes occurring as a result of Change of Control, would include an additional gross-up payment resulting in the Protected Officer retaining an additional amount equal to excise tax.

STOCK OPTION AND INCENTIVE PLANS

  1996 Stock Option Plan

     The 1996 Stock Option Plan was adopted and approved by the Board of Directors in May 1996 and by the stockholders of the Company in June 1996. In February 1998, the 1996 Stock Option Plan was amended, with the approval of the Board, to reserve a total of 2,205,300 shares of Common Stock for issuance under this plan. This amendment has been submitted to the Company's stockholders for approval. As of February 26, 1998, options to purchase 79,600 shares of Common Stock granted under the 1996 Stock Option Plan had been exercised, options to purchase 2,125,700 shares of Common Stock were outstanding and no options to purchase additional shares of Common Stock remained available for grant. The outstanding options were held by 495 individuals and were exercisable at a weighted average exercise price of $6.62 per share. Outstanding options to purchase an aggregate of 1,480,700 shares were held by employees who are not officers or directors of the Company. Of the 79,600 shares issued upon exercise of options, a total of 47,500 were issued upon exercise prior to their respective exercise vesting dates, as permitted by the terms of the 1996 Stock Option Plan. As a result, these shares are subject to repurchase by the Company at their respective exercise prices, until the date on which they would have become exercisable. The 1996 Stock Option Plan will terminate in 2006, unless sooner terminated by the Board of Directors.

     The Board of Directors has delegated administration of the 1996 Stock Option Plan to its Compensation Committee (the "Committee"). The Committee is constituted to comply with the rules under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). Awards under the 1996 Stock Option Plan may consist of (i) options to purchase Common Stock that are designed to qualify, under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as "incentive stock options" ("Incentive Stock Options") or (ii) options to purchase Common Stock that are not described in Sections 422 or 423 of the Code ("Non-Qualified Stock Options" and, collectively with Incentive Stock Options, "Options").

     The Committee has discretion to grant Incentive Stock Options to employees and officers (including directors who are employees) of the Company or any Affiliate (as defined in the Plan) of the Company and Non-Qualified Stock Options to employees, officers, directors or consultants of the Company and its Affiliates. The Committee may set the terms of such grants, subject to applicable restrictions in the 1996 Stock Option Plan. Incentive Stock Option grants are subject to the following limitations: (i) the term of any Incentive Stock Option may not be longer than ten years, provided that the term of any Incentive Stock Option granted to an individual possessing more than 10% of the combined voting power of the Company or an Affiliate (a "10% Holder") may not be longer than five years; (ii) the aggregate fair market value of all shares underlying Incentive Stock Options granted to an individual that first become exercisable in any calendar year may not exceed $100,000; and (iii) the exercise price of Incentive Stock Options may not be less than the fair market value of the underlying shares on the grant date, provided that the exercise price of any Incentive Stock Option granted to a 10% Holder may not be less than 110% of the fair market value of the underlying shares on the grant date. With respect to Non-Qualified Stock Options, the exercise price may not be less than 85% of the fair market value of the underlying shares on the grant date. As of February 27, 1998, no such below-market grants has been made.

     During an optionee's lifetime, an Incentive Stock Option is exercisable only by the optionee and no Incentive Stock Option may be transferred by the optionee other than by will or the laws of descent and distribution. During an optionee's lifetime (or a transferee pursuant to a qualified domestic relation order), a Non-Qualified Stock Option is exercisable only by the optionee and no Non-Qualified Stock Option may be transferred by the optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relation order satisfying the requirements of the prior version of Rule 16b-3 under the Exchange Act. An optionee whose continuous status as an employee, director or consultant of the Company terminates for any reason (other than termination because of death or disability) may exercise, in the three-month period following such cessation (unless such Options terminate or expire sooner by their terms), or such longer or shorter period as specified in the Option, that portion of the optionee's Options that is exercisable at the time of such cessation. In the event the optionee becomes disabled, the Options vested as of the date of disability may be exercised prior to the earlier of such Option's specified expiration date or 12 months from the date of the optionee's disability, or such longer or shorter period as specified in the Option. In the event the optionee dies, the Options vested as of the date of disability may be exercised prior to the earlier of such Option's specified expiration date or 18 months from the date of the optionee's disability, or such longer or shorter period as specified in the Option.

     In the event of (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation,
(iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's outstanding common stock immediately prior to such merger are converted into other property, whether in the form of securities, cash or otherwise, or (iv) any other capital reorganization in which the Company's shareholders receive less than 50% of the outstanding voting shares of the surviving corporation: (a) any surviving corporation shall assume any Options outstanding under the 1996 Stock Option Plan, (b) such Options shall continue in full force and effect, or (c) the Options shall terminate if not exercised prior to such event.

  1997 California Stock Option Plan

     The Company's 1997 California Stock Option Plan (the "1997 California Plan") was adopted by the Board of Directors in February 1997, and approved by the Company's stockholders in April 1997. In February 1998, the 1997 California Plan was amended, with the approval of the Board, to reserve a total of 725,000 shares of Common Stock for issuance under this plan. This amendment has been submitted to the Company's stockholders for approval. As of January 26, 1998, no options to purchase shares of Common Stock had been exercised under the 1997 California Plan, options to purchase 541,140 shares of Common Stock were outstanding and options to purchase an additional 208,900 shares of Common Stock remained available for grant. The outstanding options were held by 137 individuals and were exercisable at a weighted average exercise price of $7.56 per share. Outstanding options to purchase an aggregate of 341,140 shares were held by employees who are not officers or directors of the Company.

     The 1997 California Plan may be administered by the Board of Directors or the Committee (either, the "Plan Administrator"). The 1997 California Plan provides for the granting to employees of the Company and of its subsidiaries or parent corporations of Incentive Stock Options, and for the granting to employees and independent contractors or Non-Qualified Stock Options. The Plan Administrator has the power to determine the terms of the Options granted, including the exercise price, number of shares subject to the Option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1997 California Plan are not transferable by the optionee other than by will or by the laws of descent or distribution, and each Option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all Incentive Stock Options granted under the 1997 California Plan must be at least equal to the fair market value, as determined by the Board of Directors, of the Common Stock on the grant date. The exercise price of all Non-Qualified Stock Options granted under the 1997 California Plan must be at least 85% of the fair market value, as determined by the Plan Administrator, of the Common Stock on the grant date. With respect to any participant who owns stock possessing more than 10% of the voting power or value of all classes of the Company's outstanding capital stock, the exercise price of any Incentive Stock Option or Non-Qualified Stock Option granted must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the Option must not exceed five years. The term of all other Options granted under the 1997 California Plan may not exceed ten years. The consideration for exercising any Option may consist of cash, check, shares of Common Stock, a promissory note, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the Options or any combination thereof as specified in the agreement evidencing the Option.

     The 1997 California Plan provides that in the event of a merger of the Company with or into another corporation or a consolidation, sale of substantially all of the Company's assets or like transaction involving the Company in which the Company's stockholders before the transaction do not retain a majority interest in the Company, each Option may be assumed or an equivalent Option may be substituted by a successor corporation. If the successor corporation chooses not to assume the Options under the 1997 California Plan, the Options not otherwise exercisable will terminate immediately prior to the consummation of the transaction.

     Unless terminated sooner, the 1997 California Plan will terminate automatically in 2007. The Board has the authority to amend, suspend or terminate the 1997 California Plan, subject to stockholder approval of certain amendments and provided no such action may affect any share of Common Stock previously issued and sold or any Option previously granted under the 1997 California Plan without the optionees consent.

  1998 Stock Incentive Plan

     The Company's 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan") was adopted by the Board of Directors in February 1998 and is anticipated to be approved by the Company's stockholders prior to consummation of the IPO. From and after the IPO, all further option grants will be made solely under the 1998 Stock Incentive Plan. The purpose of the 1998 Stock Incentive Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company and its related entities and to promote the success of the Company's business. The 1998 Stock Incentive Plan provides for the granting to employees of Incentive Stock Options and the granting of nonstatutory stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares, and other equity-based rights ("Awards") to employees, directors and consultants of the Company and its related entities. Initially, 165,000 shares of Series D-1 Preferred Stock and 749,300 shares of Common Stock, together with any shares of Common Stock represented by Awards under the 1996 Stock Option Plan which are forfeited, expire or are cancelled following the adoption of the 1998 Stock Incentive Plan, are reserved for issuance under the 1998 Stock Incentive Plan. Upon and after the IPO, 6,364,300 shares of Common Stock, reduced by the number of shares of Common Stock subject to Awards under the 1998 Stock Incentive Plan granted prior to the IPO, will be reserved for issuance under the 1998 Stock Incentive Plan, together with any shares of Common Stock represented by Awards under the 1996 Stock Option Plan and the 1997 California Stock Option Plan (the "Prior Plans"), which are forfeited, expire or are cancelled following the IPO. However, the number of shares of Common Stock available for issuance as Incentive Stock Options will not include at any time the shares from the Prior Plans which are forfeited, expire or cancelled. Furthermore, in connection with the adoption of the 1998 Stock Incentive Plan, the Board determined that the Company will limit the issuance of Awards under the 1998 Stock Incentive Plan such that the aggregate number of shares subject to Awards granted under the 1998 Stock Incentive Plan and the Prior Plans will not at any time exceed 15% of the Company's outstanding fully-diluted equity. To date, no Awards have been granted under the 1998 Stock Incentive Plan.

     With respect to Awards granted to directors or officers, the 1998 Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors constituted to permit such Awards to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 thereunder. With respect to Awards granted to other participants, the 1998 Stock Incentive Plan is administered by the Board of

Directors or a committee designated by the Board of Directors. In each case, the Plan Administrator shall determine the provisions, terms and conditions of each Award, including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares of Common Stock, or other consideration) upon settlement of the Award, payment contingencies and satisfaction of any performance criteria.

     Incentive Stock Options are not transferable by the optionee other than by will or the laws of descent or distribution, and each Incentive Stock Option is exercisable during the lifetime of the optionee only by such optionee. Other Awards shall be transferable to the extent provided in the agreement evidencing the Award.

     The exercise price of Incentive Stock Options must be at least equal to the fair market value of the Common Stock on the date of grant, and the term of the option must not exceed ten years. The term of other Awards will be determined by the Plan Administrator. With respect to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any Incentive Stock Option must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the option must not exceed five years. The exercise price or purchase price, if any, of other Awards will be such price as determined by the Plan Administrator, but not less than 85% of the fair market value of the stock. The consideration to be paid for the shares of Common Stock upon exercise or purchase of an Award will be determined by the Plan Administrator and may include cash, check, shares of Common Stock, or the assignment of part of the proceeds from the sale of shares acquired upon exercise or purchase of the Award.

     Where the Award agreement permits the exercise or purchase of the Award for a certain period of time following the recipient's termination of service with the Company, disability, or death, the Award will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

     Unless terminated sooner, the 1998 Stock Incentive Plan will terminate automatically in 2008. The Board has the authority to amend, suspend or terminate the 1998 Stock Incentive Plan subject to stockholder approval of certain amendments and provided no such action may affect Awards previously granted under the 1998 Stock Incentive Plan.

  1998 Employee Stock Purchase Plan

     The Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), was approved by the Board of Directors in February 1998 and is anticipated to be approved by the Company's stockholders prior to consummation of the IPO. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 3,000,000 shares of the Company's Common Stock has been reserved for issuance under the Stock Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company (and employees of "subsidiary corporations" and "parent corporations" of the Company (as defined by the Code) designated by the administrator of the Stock Purchase Plan) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the Stock Purchase Plan, subject to a six-month waiting period after hiring. Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.

     The Stock Purchase Plan designates Purchase Periods, Accrual Periods and Exercise Dates. Purchase Periods are generally overlapping periods of 12 months. The initial Purchase Period will begin on the effective date of the Stock Purchase Plan, which is the effective date of the Company's Registration Statement relating to the IPO, and end on May 14, 1999. Additional Purchase Periods will commence each May 15 and November 15. Accrual Periods are generally six month periods, with the initial Accrual Period commencing on the effective date of the Stock Purchase Plan and ending on November 14, 1998. Thereafter, Accrual Periods will commence each May 15 and November 15. Exercise Dates are the last day of each Accrual

Period. In the event of a merger of the Company with or into another corporation, the sale of all or substantially all of the assets of the Company, or certain other transactions in which the stockholders of the Company before the transaction own less than 50% of the total combined voting power of the Company's outstanding securities following the transaction, the administrator of the Stock Purchase Plan may elect to shorten the Purchase Period then in progress.

     On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Exercise Dates within the Purchase Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of Common Stock of the Company. The price per share at which shares of Common Stock are to be purchased under the Stock Purchase Plan during any Accrual Period is the lesser of (a) 85% of the fair market value of the Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Common Stock on the Exercise Date (the last day of an Accrual Period). The participant's purchase right is exercised in this manner on both Exercise Dates arising in the Purchase Period unless, on the first day of any Accrual Period, the fair market value of the Common Stock is lower than the fair market value of the Common Stock on the first day of the Purchase Period. If so, the participant's participation in the original Purchase Period is terminated, and the participant is automatically enrolled in the new Purchase Period effective the same date.

     Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay and bonuses, exclusive of overtime, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock which any employee may purchase under the Stock Purchase Plan during an Accrual Period is 1,250 shares. Certain additional limitations on the amount of Common Stock which may be purchased during any calendar year are imposed by the Code.

     The Stock Purchase Plan will be administered by the Board of Directors or a committee designated by the Board, which will have the authority to terminate or amend the Stock Purchase Plan (subject to specified restrictions) and otherwise to administer the Stock Purchase Plan and to resolve all questions relating to the administration of the Stock Purchase Plan.

401(k) PLAN

     In January 1997, the Company implemented an employee savings and retirement plan (the "401(k) Plan") covering certain of the Company's employees who have at least one month of service with the Company and have attained the age of 21. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 20% of such compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. Employees become 20% vested in these Company contributions after one year of service, and increase their vested percentages by an additional 20% for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options. The Company made no contributions to the 401(k) Plan in 1996 or in 1997. The Company does not presently expect to make any contributions to the 401(k) Plan during the fiscal 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Chairman of the Compensation Committee is Mr. Schovee. No member of the Compensation Committee was at any time during the fiscal year ended December 31, 1997, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Restated Certificate of Incorporation ("Certificate of Incorporation") and bylaws ("Bylaws") provide that the Company shall indemnify to the fullest extent permitted by Section 145 of the DGCL, as it now exists or as amended, all directors and officers pursuant thereto. The Certificate of Incorporation and bylaws also authorize the Company to indemnify its employees and other agents, at its option, to the fullest extent permitted by Section 145, as it now exists or as amended. The Company intends to enter into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's charter documents. These agreements, among other things, provide for the indemnification of the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which such person provides services at the request of the Company to the fullest extent permitted by applicable law. The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified persons to serve as directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation will provide for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by
Section 102(b)(7) of the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions contained in the Certificate of Incorporation and Bylaws of the Company, the DGCL, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company intends to purchase and maintain insurance on behalf of the officers and directors insuring them against liabilities that they may incur in such capacities or arising out of such status.

                              CERTAIN TRANSACTIONS

SERIES A PURCHASE AGREEMENT

     Pursuant to a Series A Preferred Stock purchase agreement by and among Centennial Fund IV, L.P., Centennial Holdings, Inc., Telecom Partners, L.P., Norwest Equity Partners, V and Brooks Fiber Properties, Inc. (together, the "Series A Purchasers") and the Company, dated as of June 25, 1996 (the "Series A Purchase Agreement"), the Series A Purchasers made their initial investments in the Company. The Series A Purchasers purchased, in the aggregate, 5,250,000 shares of Series A Preferred Stock for an aggregate purchase price of $15,750,000. Pursuant to Amendment No. 1 to the Series A Stock Purchase Agreement, dated as of July 3, 1996, the Company sold an additional 756,666 shares of Series A Preferred Stock to certain of the Series A Purchasers and to certain additional purchasers for the aggregate purchase price of $2,270,000. Subsequently, the Company sold an additional 26,667 shares of Series A Preferred Stock to certain members of the Company's management for an aggregate purchase price of $80,001. In connection with the Series A Purchase Agreement, the Company, the Series A Purchasers and certain members of the Company's management entered into a stockholders agreement, dated as of June 25, 1996 (the "Series A Stockholders Agreement"), which provided the Series A Stockholders with certain demand and piggyback registration rights. The parties to Amendment No. 1 to the Series A Stock Purchase Agreement became parties to the Series A Stockholders Agreement. The Series A Stockholders Agreement was replaced by the Series B Stockholders Agreement which, in turn was replaced by the Stockholders Agreement. See "-- Series B Purchase Agreement" and "-- Series C Purchase Agreement."

SERIES B PURCHASE AGREEMENT

     The Company, certain of the Series A Purchasers and several additional purchasers (together, the "Series B Purchasers") entered into a Series B Preferred stock purchase agreement, dated as of December 5, 1996 (the "Series B Stock Purchase Agreement"), pursuant to which the Series B Purchasers acquired, in the aggregate, 10,000,000 shares of Series B Preferred Stock for the aggregate purchase price of $60,000,000. In connection with the Series B Stock Purchase Agreement, the Company, the Series A Purchasers, the Series B Purchasers and members of the Company's management entered into a stockholders agreement, dated as of December 5, 1996 (the "Series B Stockholders Agreement"). The Series B Stockholders Agreement replaced the Series A Stockholders Agreement and was later replaced by the Stockholders Agreement. See "-- Series C Purchase Agreement."

SERIES C PURCHASE AGREEMENT

     The Company, certain of the Series A Purchasers and certain of the Series B Purchasers (together, the "Series C Purchasers") entered into a Series C Preferred stock purchase agreement, dated as of May 20, 1997 (the "Series C Stock Purchase Agreement"), pursuant to which the Series C Purchasers acquired, in the aggregate, 2,500,000 shares of Series C Preferred Stock for the aggregate purchase price of $20,000,000. In connection with the Series C Stock Purchase Agreement, the Company, the Series A Purchasers, the Series B Purchasers, the Series C Purchasers, and members of the Company's management entered into a Stockholders Agreement (the "Stockholders Agreement"), which replaced the Series B Stockholders Agreement. See "-- Stockholders Agreement."

STOCKHOLDERS AGREEMENT

     Pursuant to the terms of the Stockholders Agreement, the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (together, the "Investors") acquired certain registration rights with respect to the Company. At any time after the effective date of the first registration statement filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), holders of 25% or more of the Registrable Securities (as defined in the Stockholders Agreement) may require the Company to effect registration under the Securities Act of their Registrable Securities, subject to the Board of Directors' right to defer such registration for a period of up to 180 days. In addition, if the Company proposes to register securities under the Securities Act (other than a registration relating either to the sale of securities to employees pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 of the Securities Act), then any of the Investors has a right (subject to quantity limitations determined by underwriters if the offering involves an underwriting) to request that the Company register such holder's Registrable Securities. All registration expenses incurred in connection with up to two long-form and all short-form and piggyback registrations will be borne by the Company. Each Investor will pay for selling expenses pro rata on the basis of the number of shares sold by such Investor. The Company has agreed to indemnify the Investors against certain liabilities in connection with any registration effected pursuant to the foregoing registration rights agreement, including Securities Act liabilities.

     Subject to certain exceptions, the Company has a right of first refusal to purchase shares of Common Stock held by Management Holders (as defined in the Stockholders Agreement) which, to the extent not purchased by the Company, are subject to an additional right of first refusal by the Investors according to their respective pro rata shares. In addition, transfers of Common Stock held by Investors are subject to a right of first refusal by other Investors who are also holders of Common Stock. Subject to certain exceptions, upon the issuance by the Company of any Common Stock or any other equity securities, each of the Specified Investors (as defined in the Stockholders Agreement) has the preemptive right to purchase its pro rata share of up to 80% of the securities so offered according to their respective pro rata interests. If any Specified Investor declines to exercise such right in full, the remaining electing specified Investors are entitled to purchase such Specified Investor's unpurchased portion of the offered securities on a pro rata basis. All preemptive rights and rights of first refusal contained in the Stockholders Agreement terminate upon consummation of a qualified public offering of the Company's Common Stock.

TRANSACTIONS WITH MANAGEMENT

     On June 16, 1997, the Company made a loan in the amount of $100,000 to Peter Fritzinger, which Mr. Fritzinger repaid on July 21, 1997 with interest at the then current market rate.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of February 26, 1998 with respect to the beneficial ownership of the Company's Common Stock on an as-converted basis by (i) each stockholder known by the Company to own beneficially more than five percent, in the aggregate, of the outstanding shares of the Company's outstanding Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all executive officers and directors as a group.

                                                               NUMBER OF
                                                                 SHARES        PERCENTAGE
                                                              BENEFICIALLY    BENEFICIALLY
                          HOLDERS                               OWNED(1)         OWNED
                          -------                             ------------    ------------
Brooks Fiber Properties.....................................   4,664,971         22.76%
  425 Woods Mill Road South
  Suite 300
  Town & Country, Missouri 63017
Norwest Equity Partners.....................................   4,301,250         20.98%
  245 Lytton Avenue
  Palo Alto, California 94301
Providence Equity Partners..................................   3,055,693         14.90%
  50 Kennedy Plaza
  Providence, Rhode Island 02903
Centennial Fund V, L.P......................................   2,302,303         11.23%
  1428 Fifteenth Street
  Denver, Colorado 80202
Centennial Fund IV, L.P.....................................   2,159,105         10.53%
  1428 Fifteenth Street
  Denver, Colorado 80202
Steven C. Halstedt(2).......................................          --            --
Justin L. Jaschke(3)........................................     205,834          1.00%
Mark D. Johnson.............................................      60,000         *
James C. Allen..............................................      25,000         *
Trygve E. Myhren(4).........................................      58,000         *
Paul J. Salem(5)............................................          --            --
Stephen W. Schovee..........................................          --            --
George J. Still, Jr.(6).....................................          --            --
Chris J. DeMarche(7)........................................      74,833         *
Carla Hamre Donelson(8).....................................      29,917         *
Peter B. Fritzinger.........................................      25,000         *
All executive officers and directors as a group (16
  persons)(9)...............................................     618,265          3.00%

---------------

  *  Less than 1%

 (1) Includes shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, all of which are convertible into shares of the Company's Common Stock.

 (2) The sole General Partner of Centennial Fund IV, L.P. ("Centennial IV") is Centennial Holdings IV, L.P. ("Holdings IV") and the sole General Partner of Centennial Fund V, L.P. ("Centennial V") is Centennial Holdings V, L.P. ("Holdings V"). Holdings IV and Holdings V may be deemed to indirectly beneficially own the shares owned by Centennial IV and Centennial V, respectively. Mr. Halstedt is a general partner of Holdings IV and Holdings V and may be deemed to be the indirect beneficial owner of the shares owned by Centennial IV and Centennial V. Mr. Halstedt disclaims beneficial ownership of such shares.

 (3) Includes options for 40,000 shares of Common Stock exercisable within 60 days.

 (4) Includes options exercisable for 8,000 shares of Common Stock exercisable within 60 days.

 (5) The sole general partner of Providence Equity Partners ("Providence") is Providence Equity Partners LLC ("PEPLLC"). Mr. Salem is a member of PEPLLC and may be deemed to indirectly beneficially own the shares owned by Providence. Mr. Salem disclaims beneficial ownership of these shares.

 (6) The sole general partner of Norwest Equity Partners ("Norwest") is Itasca Partners V. ("Itasca"). Mr. Still is a general partner of Itasca and may be deemed to indirectly beneficially own the shares owned by Norwest. Mr. Still disclaims beneficial ownership of these shares.

 (7) Includes options exercisable for 14,000 shares of Common Stock exercisable within 60 days.

 (8) Includes options exercisable for 12,000 shares of Common Stock exercisable within 60 days.

 (9) Includes options exercisable for 100,000 shares of Common Stock exercisable within 60 days.

                            DESCRIPTION OF THE NOTES

     Set forth below is a summary of certain provisions of the New Notes. The New Notes will be issued under the Indenture between the Issuer and the Trustee. A copy of the Indenture may be obtained upon request from the Issuer, 8005 South Chester Street, Suite 200, Englewood, Colorado 80112; attention: General Counsel; telephone: (303) 645-1900.

     Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes. As used herein, the term "Notes" means the Old Notes and the New Notes, unless otherwise indicated.

     The form and term of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions and, registration rights applicable to the Old Notes. See "The Exchange Offer."

     The Notes are issued under the Indenture, a copy of the form of which is available upon request. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

     The Notes are general senior obligations of the Issuer. The Notes are collateralized by a first priority security interest in the Escrow Account described under "-- Disbursement of Funds; Escrow Account." The Notes have been issued only in fully registered form without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable, at the office or agency of the Issuer in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

     The Notes are limited to $150,000,000 aggregate principal amount and will mature on June 15, 2004. Interest on the Notes will accrue at a rate of 13 1/2% per annum and be payable in cash semi-annually in arrears on each June 15 and December 15 (each, an "Interest Payment Date"), commencing December 15, 1997, to registered holders of Notes, on the June 1 or December 1, as the case may be, immediately preceding such Interest Payment Date. Interest on the Notes will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. If the Issuer defaults on any payment of principal and/or premium (whether upon redemption or otherwise), cash interest will accrue on the amount in default at the rate of interest borne by the Notes. Interest on overdue principal and premium and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes.

REDEMPTION

     Optional Redemption. The Notes are redeemable, at the option of the Issuer, in whole or in part, on or after June 15, 2002 upon not less than 30 nor more than 60 days' written notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................    106.75%
2003........................................................    100.00%

     Notwithstanding the foregoing, in the event that after the Issue Date and prior to June 15, 1999 the Issuer issues, in one or more transactions, Capital Stock (other than Disqualified Stock) of the Issuer to Brooks or one or more Strategic Equity Investors for aggregate gross cash proceeds of $50.0 million or more (an "Equity Sale"), the Issuer may redeem, at its option, up to a maximum of 33 1/3% of the initially outstanding aggregate principal amount of Notes from the net proceeds thereof at a redemption price equal to 113.5% of the principal amount of the Notes, together with accrued and unpaid interest to the date of redemption; provided that not less than $100.0 million aggregate principal amount of Notes is outstanding following such redemption. Any such redemption may only be effected once and must be effected upon not less than 30 nor more than 60 days' notice given within 30 days after such Equity Sale.

     Mandatory Redemption. The Issuer is not required to make any mandatory sinking fund payments in respect of the Notes. However, (i) following the occurrence of a Change of Control, the Issuer is required to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof (determined at the date of purchase), plus accrued interest thereon, if any, to the date of purchase, and (ii) upon the occurrence of an Asset Sale, the Issuer may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a price of 100% of the principal amount, thereof (determined at the date of purchase), plus accrued and unpaid interest, if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Certain Covenants -- Disposition of Proceeds of Asset Sales," respectively.

     Selection; Effect of Redemption Notice. In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or such other method as the Trustee in its sole discretion deems appropriate and just; provided that any redemption pursuant to the provisions relating to an Equity Sale shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to DTC procedures). No Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. Upon giving of a redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Issuer defaults in providing the funds for such redemption) and such Notes will cease to be outstanding.

DISBURSEMENT OF FUNDS; ESCROW ACCOUNT

     The Notes are collateralized, pending disbursement pursuant to the Escrow and Security Agreement dated as of June 24, 1997, among the Issuer, the Trustee and First Trust National Association, as Escrow Agent (the "Escrow Agreement"), by a pledge of the Escrow Account (as defined in the Escrow Agreement). The Issuer deposited approximately $46.6 million of the net proceeds from the sale of the Old Notes issued pursuant to the Initial Offering (the "Escrow Collateral"), representing funds that, together with the proceeds from the investment thereof, were sufficient to pay interest on the Notes for five scheduled interest payments through December 15, 1999 (but not any Additional Interest (as defined) arising under the Registration Rights Agreement).

     The Issuer entered into the Escrow Agreement providing for the grant by the Issuer to the Trustee, for the ratable benefit of the holders of Old Notes and New Notes, as the case may be, of security interests in the Escrow Collateral. All such security interests will collateralize the payment and performance when due of all obligations of the Issuer under the Indenture and the Notes, as provided in the Escrow Agreement. The Liens created by the Escrow Agreement are first priority security interests in the Escrow Collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Issuer.

     Pursuant to the Escrow Agreement, funds may be disbursed from the Escrow Account only to pay interest on the Notes (or, if a portion of the Notes has been retired by the Issuer, funds representing the lesser of (i) the excess of the amount sufficient to pay interest through and including December 15, 1999 on the Notes not so retired and (ii) the interest payments which have not previously been made on such retired Notes for each Interest Payment Date through and including the Interest Payment Date to occur on December 15, 1999 shall be paid to the Issuer if no Default then exists under the Indenture). As
of           , 1998, approximately $     million remained in the Escrow Account.

     Pending such disbursements, all funds contained in the Escrow Account have been invested in U.S. Government Securities. Interest earned on the U.S. Government Securities have been and will be, when earned, placed in the Escrow Account. Upon the acceleration of the maturity of the Notes, the Escrow Agreement provides for the foreclosure by the Trustee upon the net proceeds of the Escrow Account. Under the terms of the Indenture, the proceeds of the Escrow Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and, second, to all obligations under the Notes and the Indenture. Under the Escrow Agreement, assuming that the Issuer makes the first five scheduled interest payments on the Notes in a timely manner with funds or U.S. Government Securities held in the Escrow Account, all of the U.S. Government Securities will be released from the Escrow Account.

RANKING

     The indebtedness of the Issuer evidenced by the Notes ranks senior in right of payment to all subordinated indebtedness of the Issuer and pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Issuer.

     The Issuer is a holding company with limited assets and no business operations of its own. The Issuer operates its business through its subsidiaries. Any right of the Issuer and its creditors, including holders of the Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation or administration of any such subsidiary are subject to the prior claims of the subsidiary's creditors, including trade creditors. For a discussion of certain adverse consequences of the Issuer being a holding company and of the terms of potential future indebtedness of the Issuer and its subsidiaries, see "Risk Factors -- Holding Company Structure and Need to Access Subsidiary Cash Flows."

CERTAIN COVENANTS

     Set forth below are certain covenants that are contained in the Indenture.

     Limitation on Additional Indebtedness. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness (including Acquired Indebtedness to the extent it would constitute Permitted Indebtedness); provided that (i) the Issuer will be permitted to incur Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the Consolidated Pro Forma Interest Coverage Ratio would be greater than or equal to
1.8 to 1.0 if such Indebtedness is incurred prior to June 30, 1999 or 2.5 to 1.0 if such Indebtedness is incurred on or after June 30, 1999.

     Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

          (i) no Default shall have occurred and be continuing at the time of or upon giving effect to such Restricted Payment;

          (ii) immediately after giving effect to such Restricted Payment, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; and

          (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date and all Designation Amounts does not exceed an amount equal to the sum of, without duplication, (a) 50% of the Consolidated Net Income of the Issuer accrued on a cumulative basis during the period beginning on July 1, 1997 and ending on the last day of the fiscal quarter of the Issuer immediately preceding the date of such proposed Restricted Payment (or, if such cumulative Consolidated Net Income of the Issuer for such period is a deficit, minus 100% of such deficit), plus (b) the aggregate net cash proceeds received by the Issuer either (x) as capital contributions to the Issuer after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary of the Issuer) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date (including upon exercise of warrants, options or rights), plus (c) the aggregate net proceeds received by the Issuer from the issuance (other than to a Restricted Subsidiary of the Issuer) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, Indebtedness of the Issuer, plus (d) in the case of the disposition or repayment (in whole or in part) of any Investment constituting a Restricted Payment made after the Issue Date (except for Investments made (1) pursuant to clause (vii) of the second following paragraph that are not subject to clause (e) or (f) of this paragraph below, and (2) pursuant to clauses
     (viii) or (ix) of the second following paragraph), an amount equal to the lesser of the return of capital with respect to the applicable portion of such Investment and the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, plus
     (e) in the case of any Revocation with respect to a Subsidiary of the Issuer that was made subject to a Designation after the Issue Date, an amount equal to the lesser of the Designation Amount with respect to such Subsidiary or the Fair Market Value of the Investment of the Issuer and the Restricted Subsidiaries in such Subsidiary at the time of Revocation, plus
     (f) an amount equal to the amount of any Investment constituting a Restricted Payment made after the Issue Date in an ISP which has been included as a Restricted Payment under this clause (iii) pursuant to the last paragraph of this covenant to the extent such ISP thereafter (1) becomes a Wholly Owned Restricted Subsidiary or is merged with the Issuer or (2) is a New ISP that becomes a Restricted Subsidiary or is merged with the Issuer, less, in either such case, any amounts credited pursuant to the immediately preceding clause (d) in respect of any such Investment, minus
     (g) 50% of the principal amount of any Indebtedness incurred pursuant to clause (g) of the definition of "Permitted Indebtedness." For purposes of the preceding clauses (b)(y) and (c), as applicable, the value of the aggregate net proceeds received by the Issuer upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received, if any, by the Issuer upon the conversion, exchange or exercise thereof.

     For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

     The provisions of this covenant shall not prohibit the following (each of which shall be given independent effect): (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment would be permitted by the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of, shares of Capital Stock of the Issuer (other than Disqualified Stock); provided that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of (x) Capital Stock (other than Disqualified Stock) of the Issuer or (y) other Subordinated Indebtedness to the extent that its stated maturity for the payment of principal thereof is not prior to the 180th day after the final stated maturity of the Notes; provided that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph; (iv) (a) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by the Issuer or any Restricted Subsidiary in a New ISP or a person that becomes a New ISP as a result of such Investment and (b) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by the Issuer or any Restricted Subsidiary in an Existing ISP (x) made out of the net cash proceeds of a substantially concurrent sale of Capital Stock (other than Disqualified Stock) of the Issuer (provided that any such proceeds are excluded from clause (iii)(b) of the second preceding paragraph) or (y) such that the aggregate amount of all Investments in Existing ISPs that are made after the Issue Date pursuant to this subclause (b)(y) would not exceed $25.0 million in aggregate; (v) bonds, notes, debentures or other securities received as a result of Asset Sales pursuant to and in compliance with the covenant "Disposition of Proceeds of Asset Sales";
(vi) so long as no Default shall have occurred and be continuing, purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors upon or following termination of their employment with the Issuer or one of its Subsidiaries; provided that payments shall not exceed $2.0 million in any fiscal year in the aggregate or $4.0 million in the aggregate during the term of the Notes; (vii) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries to the extent reasonably promptly made with the proceeds of a substantially concurrent (1) capital contribution to the Issuer or (2) issue or sale of Capital Stock (other than Disqualified Stock) of the Issuer (other than to a Restricted Subsidiary of the Issuer); provided that any such proceeds are excluded from clause (iii)(b) of the second preceding paragraph; (viii) loans or advances to employees of the Issuer or any Restricted Subsidiary made in the ordinary course of business, including to fund the purchase of Capital Stock of the Issuer (provided that any proceeds from such purchase are excluded from clause (iii)(b) of the second preceding paragraph to the extent such loan or advance is not reimbursed) in an amount not to exceed $2.0 million at any time outstanding; (ix) Investments constituting Restricted Payments in (1) joint ventures formed to provide services in furtherance of an Internet Service Business of the Issuer and the ISPs or (2) other persons engaged principally in an Internet Service Business in an aggregate amount not to exceed $30.0 million outstanding at any time, provided that no more than $15.0 million of Investments made pursuant to the preceding clause (1) shall be outstanding at any time; and
(x) cash payments in lieu of fractional shares pursuant to any warrant, option or other similar agreement.

     In determining whether or not the net cash proceeds of a sale of Capital Stock is "substantially concurrent" for purposes of clause (iv)(b)(x) of the preceding paragraph, if such net cash proceeds are deposited in escrow with a third party, free and clear of any Lien (other than the Lien of the escrow agent), to be applied for purposes directed by the Issuer and such net cash proceeds are excluded from clause (iii)(b) of the first paragraph above, then the application of such net cash proceeds as set forth in such clause (iv)(b)(x) shall be deemed "substantially concurrent" if they are subsequently released for immediate application as contemplated by such clause (iv)(b)(x). In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements which would have made such Restricted Payment prohibited at the time that it was made.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (iv)(a), (iv)(b)(y), (v),
(vi) and (ix) (to the extent remaining outstanding) above shall be included, without duplication, as Restricted Payments.

     Limitation on Liens Securing Certain Indebtedness. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon
(i) any of property or assets of the Issuer or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, which secure either (x) Subordinated Indebtedness unless the

Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (y) Indebtedness of the Issuer that is not Subordinated Indebtedness, unless the Notes are equally and ratably secured with the Liens securing such other Indebtedness, except, in the case of this clause (y), Permitted Liens, or (ii) the Escrow Account.

     Limitation on Business. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, engage in a business which is not substantially an Internet Service Business.

     Limitation on Certain Guarantees and Indebtedness of Restricted Subsidiaries. The Indenture provides that the Issuer will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to (i) any Subordinated Indebtedness or
(ii) any Indebtedness of the Issuer that is not Subordinated Indebtedness (other than, in the case of this clause (ii), Indebtedness under any Permitted Credit Facility to the extent constituting Permitted Indebtedness), unless, in each case, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on a basis senior to any such Subordinated Indebtedness or pari passu with any such other Indebtedness referred to in clause (ii), as the case may be. Each guarantee created pursuant to such provisions is referred to as a "Guarantee" and the issuer of each such Guarantee, so long as the Guarantee remains outstanding, is referred to as a "Guarantor."

     Notwithstanding the foregoing, in the event of the unconditional release of any Guarantor from its obligations in respect of the Indebtedness which gave rise to the requirement that a Guarantee be given, such Guarantor shall be released from all obligations under its Guarantee. In addition, upon any sale or disposition (by merger or otherwise) of any Guarantor by the Issuer or a Restricted Subsidiary of the Issuer to any person that is not an Affiliate of the Issuer or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture and as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Issuer, such Guarantor will be deemed to be automatically and unconditionally released from all obligations under its Guarantee; provided that each such Guarantor is sold or disposed of in accordance with the "Disposition of Proceeds of Asset Sales" covenant.

     Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Issuer shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof on any Change of Control Payment Date, plus accrued and unpaid interest, if any, to such Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction which may be highly leveraged.

     If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     If the Issuer is required to make a Change of Control Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Issuer or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (c) make any Investment in the Issuer or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Issuer or to any Restricted Subsidiary, except for (in each case except as otherwise noted in the following clause (ii)), (i) any encumbrance or restriction in existence on the Issue Date, (ii) any encumbrance or restriction existing under agreements relating to an Investment in an ISP (which in the case of clause (a) and (b) shall not be permitted in the case of ISPs that are Restricted Subsidiaries) to the extent consistent with past practice, (iii) customary non-assignment provisions, (iv) any encumbrances or restriction pertaining to an asset subject to a Lien to the extent set forth in the security documentation governing such Lien, (v) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof, (vi) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (v) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, (vii) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or any Asset Sale to the extent limited to the Capital Stock or assets in question and (viii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Permitted Credit Facility; provided that the provisions of such agreement permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the Notes and other Indebtedness that is solely an obligation of the Issuer, but, provided, further, that such agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Issuer or any Restricted Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing Indebtedness owed to the Issuer or any Restricted Subsidiary.

     Disposition of Proceeds of Asset Sales. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents; provided that the following shall be treated as cash for purposes of this covenant: (x) the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases the Issuer or such Restricted Subsidiary from further liability ("assumed liabilities") and (y) the amount of any notes or other obligations that within 30 days of receipt, are converted into cash (to the extent of the cash received). The Issuer or the applicable Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds from such Asset Sale within 365 days of the receipt thereof to repay an amount of Indebtedness (other than Subordinated Indebtedness) of the Issuer in an amount not exceeding the Other Senior Debt Pro Rata Share and elect to permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid, (ii) apply the Net Cash Proceeds from such Asset Sale to repay any Restricted Subsidiary Indebtedness and elect to permanently reduce the commitments thereunder by the amount of the Indebtedness so repaid or (iii) apply such Net Cash Proceeds within 365 days thereof, to an investment in properties and assets that will be used in an Internet Service Business (or in Capital Stock and other securities of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in an Internet Service Business) of the Issuer or any Restricted Subsidiary ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness as set forth in clause (ii) of the preceding sentence or invested in Replacement Assets within the 365-day period as set forth in clause (iii) shall constitute "Excess Proceeds." Any Excess Proceeds not used as set forth in clause (i) of the second preceding sentence shall constitute "Offer Excess Proceeds" subject to disposition as provided below.

     When the aggregate amount of Offer Excess Proceeds equals or exceeds $10.0 million, the Issuer shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, that aggregate principal amount of Notes as can be purchased by application of such Offer Excess Proceeds at a price in cash equal to 100% of the principal amount thereof on any purchase date, plus accrued and unpaid interest, if any, to any purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Offer Excess Proceeds, the Issuer or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the amount of Notes which can be purchased with the Offer Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Offer Excess Proceeds shall be reset to zero.

     If the Issuer is required to make an Asset Sale Offer, the Issuer will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries. The Indenture provides that the Issuer (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Issuer or a Restricted Subsidiary) and (ii) will not permit any person (other than the Issuer or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Transactions with Affiliates. The Indenture provides that the Issuer will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates (other than Affiliates of a Restricted Subsidiary that are not also Affiliates of the Issuer or any Wholly Owned Restricted Subsidiary) or any beneficial holder of 10% or more of the Common Stock of the Issuer or any officer or director of the Issuer (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to the Issuer or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $1.0 million shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $5.0 million or more shall be approved by a majority of the Disinterested Directors; provided that, in lieu of such approval by the Disinterested Directors, the Issuer may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Issuer or the Restricted Subsidiary, as the case may be, are fair from a financial point of view. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to the Issuer and the Restricted Subsidiaries, as the case may be, and, therefore, shall be permitted under this covenant.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Issuer and/or any of the Restricted Subsidiaries, (ii) transactions pursuant to agreements and arrangements existing on the Issue Date, (iii) transactions among any of the Issuer or the Restricted Subsidiaries, on the one hand, and any of the ISPs, on the other hand, provided that (a) such transactions are in the ordinary course of business and are related to or in furtherance of an Internet Service Business and (b) no 10% or more beneficial shareholder of Common Stock of the Issuer or officer or director of the Issuer shall beneficially own any Capital Stock of such ISP, (iv) dividends paid by the Issuer pursuant to and in compliance with the covenant "Limitation on Restricted Payments," (v) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries bonuses, employment agreements and arrangements, compensation or employee benefit arrangements or legal fees, (vi) transactions contemplated by any of the Permitted Affiliate Agreements as in effect on the Issue Date and (vii) grants of customary registration rights with respect to securities of the Issuer.

     The Issuer is required to use, or to cause each Restricted Subsidiary to use, its commercially reasonable best efforts to ensure that each person in which the Issuer or a Restricted Subsidiary makes an Investment that is an ISP at the time of the Investment at all times thereafter continues to meet the conditions and requirements of the definition of "ISP" in all material respects.

     Reports. The Indenture provides that, for periods prior to the fiscal quarter ending June 30, 1998, the Issuer shall furnish without cost to each holder of Notes and file with the Trustee (i) within 135 days after the end of each fiscal year of the Issuer, (x) audited year-end consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flow) prepared in accordance with GAAP and substantially in the form included in this Prospectus, (y) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period and (z) all pro forma and historical financial information in respect of any significant transaction consummated more than 60 days prior to the date such information is furnished (and any other transaction for which such information is available at such time) to the extent such financial information would be required in a filing on Form 10-K with the SEC at such time; and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, (x) unaudited quarterly consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flows) prepared in accordance with GAAP and substantially in the form included in this Prospectus, (y) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period and (z) all pro forma and historical financial information in respect of any significant transaction consummated more than 60 days prior to the date such information is furnished (and any other transaction for which such information is available at such time) to the extent such financial information would be required in a filing on Form 10-Q with the SEC at such time. Whether or not the Issuer has a class of securities registered under the Exchange Act, the Issuer shall furnish without cost to each holder of Notes and file with the Trustee and file with the SEC,
(a) beginning with the fiscal quarter ending June 30, 1998 (i) within the applicable time period required under the Exchange Act, after the end of each fiscal year of the Issuer, the information required by Form 10-K (or any successor form thereto) under the Exchange Act with respect to such period and
(ii) within the applicable time period required under the Exchange Act after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, the information required by Form 10-Q (or any successor form thereto) under the Exchange Act with respect to such period and (b) from and after August 15, 1998, any current reports on Form 8-K (or any successor forms) required to be filed under the Exchange Act. Prior to such time as the Issuer shall file with the SEC its first report on either of Form 10-K or Form 10-Q under the Exchange Act, the Issuer shall telephonically make its executive officers available to holders of Notes upon 10-days advance written request of holders of at least 10% of the aggregate principal amount of Notes outstanding at the time of such request; provided that holders of Notes may make only one such request per fiscal quarter.

     Limitation on Designations of Unrestricted Subsidiaries. The Indenture provides that the Issuer will not designate any Subsidiary of the Issuer (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) except in the case of a Permitted Investment or an Investment made pursuant to clause (vii) or (ix) of the third paragraph of the covenant "Limitation on Restricted Payments," immediately after giving effect to such Designation, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; and

          (c) the Issuer would not be prohibited under the Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of the Issuer or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

     In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture further provides that neither the Issuer nor any Restricted Subsidiary shall at any time (x) provide a guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); provided that the Issuer may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Issuer other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenants "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates."

     The Indenture further provides that the Issuer will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Status as Investment Company. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Issuer to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or otherwise become subject to regulation under the Investment Company Act. For purposes of establishing the Issuer's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

     Ratings of the Notes. The Indenture provides that the Issuer will use its best efforts to obtain a rating for the Notes from each of Moody's and S&P within 18 months of the Issue Date. A rating, if obtained, is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity and should be evaluated independently of any other rating.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     The Indenture provides that the Issuer will not (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions, or (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, unless, in the case of either (i) or (ii), (a) the Issuer shall be the continuing person or, if the Issuer is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof; (b) the surviving entity shall expressly assume all of the obligations of the Issuer under the Notes and the Indenture, and shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Issuer or the surviving entity (assuming such surviving entity's assumption of the Issuer's obligations under the Notes and the Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; provided that, in the case of any transaction or series of transactions comprised solely of one or more Rollups, this clause (c) shall be deemed satisfied if the Issuer or the surviving entity and the Restricted Subsidiaries would have been able to incur all of their outstanding Indebtedness as Permitted Indebtedness; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) the Issuer or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

     Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer or the Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Issuer or such Restricted Subsidiary is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Restricted Subsidiary, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as the Issuer or such Restricted Subsidiary therein; and thereafter, except in the case of (i) any lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Issuer, the Issuer shall be discharged from all obligations and covenants under the Indenture and the Notes.

     The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Issuer and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture:

          (i) default in the payment of interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days or more (provided such 30 day grace period shall be inapplicable for the first four interest payments due on the Notes); or

          (ii) default in the payment of the principal of, or premium, if any, on the Notes when due; or

          (iii) default in the performance, or breach, of any covenant described under "-- Certain Covenants -- Change of Control," "-- Certain
     Covenants -- Disposition of Proceeds of Asset Sales" or "-- Consolidation, Merger, Sale of Assets, Etc."; or

          (iv) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i), (ii) or (iii) above) or the Escrow Agreement, and continuance of such default or breach for a period of 30 days or more after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes (in each case, when such notice is deemed received in accordance with the Indenture); or

          (v) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $7.5 million or more under which the Issuer or a Material Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; or

          (vi) any holder of at least $7.5 million in aggregate principal amount of Indebtedness of the Issuer or any Material Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, or dispose of assets of the Issuer or any Material Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $7.5 million or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; provided that, in any such case, the Issuer or any Material Restricted Subsidiary shall not have obtained, prior to any such foreclosure or disposition of assets, a stay of all such actions that remains in effect; or

          (vii) one or more judgments, orders or decrees for the payment of money of $7.5 million or more, either individually or in the aggregate, shall be entered into against the Issuer or any Material Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

          (viii) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Issuer or any Material Restricted Subsidiary shall have occurred; or

          (ix) the Issuer shall assert or acknowledge in writing that the Escrow Agreement is invalid or unenforceable.

     If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Issuer) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding Notes shall, declare the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding Notes to be immediately due and payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Issuer occurs and is continuing, then the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the principal of, premium (if any) on, and any accrued and unpaid interest on, the Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture, except a default in the payment of principal of, premium (if any) on, or any interest on, any outstanding Note, or in respect of certain covenants or a provisions that cannot be modified or amended without the consent of all holders of Notes.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding Notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium (if any) on, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     The Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

     The Issuer is required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants under the Indenture.

DEFEASANCE

     The Issuer may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes as required by the Indenture and to maintain agencies in respect of Notes. The Issuer may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the holders of the Notes, with the Trustee money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and interest on the Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal amount, premium, if any, and accrued interest to the date of such deposit; (ii) the Issuer has paid all sums payable by it under the Indenture; and (iii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be. In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENT AND WAIVERS

     From time to time, the Issuer, when authorized by resolutions of the Board, and the Trustee, without the consent of the holders of the Notes, may amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture and the Notes may be made by the Issuer and the Trustee by supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, change the fixed maturity of, or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or amounts owing thereon is payable, (iii) reduce the percentage of the aggregate principal amount outstanding of Notes which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or change the time for payment of interest on the Notes, (vii) following the occurrence of a Change of Control or an Asset Sale, alter the Issuer's obligation to purchase the Notes in accordance with the Indenture or waive any default in the performance thereof, (viii) affect the ranking of the Notes in a manner adverse to the holder of the Notes, (ix) release any Guarantee except in compliance with the terms of the Indenture or (x) release any Liens created by the Escrow Agreement except in accordance with the terms of the Escrow Agreement.

REGARDING THE TRUSTEE AND ESCROW AGENT

     First Trust National Association will serve as Trustee under the Indenture and Escrow Agent under the Escrow Agreement.

GOVERNING LAW

     The Indenture and the Escrow Agreement provide that the Indenture and the Notes and the Escrow Agreement, respectively, will be governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture or the Escrow Agreement. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person becomes a Restricted Subsidiary or such Asset Acquisition shall not constitute Acquired Indebtedness.

     "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized ISP Revenues" means, with respect to any ISP at any date of determination, the consolidated net revenues of such ISP and its Subsidiaries for the most recent quarter for which financial information concerning such ISP is available (and determined on a basis consistent with the Issuer's accounting principles) multiplied by four.

     "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Issuer or any Restricted Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by the Issuer or any Restricted Subsidiary, in either case pursuant to which such person shall (a) become a Restricted Subsidiary or (b) shall be merged with or into the Issuer or any Restricted Subsidiary or (ii) any acquisition by the Issuer or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Issuer or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary (other than customary stock option programs), (ii) any assets of the Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Issuer and the Restricted Subsidiaries or (iii) any other property or asset of the Issuer or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Issuer that is governed under "-- Consolidation, Merger, Sale of Assets, Etc." above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be, and
(iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $500,000 or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; provided that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Issuer or any Restricted Subsidiary.

     "Board" means the Board of Directors of the Issuer.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Brooks" means Brooks Fiber Properties, Inc. (and its successors by merger or consolidation) and its controlled Affiliates.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-1" by S&P or "P-1" by Moody's; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) organized under the laws of the United States or any State thereof and rated at least "A-1" by S&P or "P-1" by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition; and (v) money market funds which invest substantially all of their assets in securities of the type described in the preceding clauses (i) through (iv).

     "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Brooks, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Issuer; or (b) the Issuer consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in an amount which could be paid by the Issuer as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Brooks, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or its parent corporation, as applicable; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of Brooks) to constitute a majority of the Board then in office. The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of the Issuer within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the SEC.

     "Common Stock" means, with respect to any person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such person's common stock whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and similar transactions and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the amount of dividends in respect of Disqualified Stock paid by the Issuer and the Restricted Subsidiaries during such period; provided that Consolidated Interest Expense shall exclude the amortization of fees related to the issuance of the Notes and fees related to any Indebtedness under a Permitted Credit Facility.

     "Consolidated Net Income" means, with respect to any period, the consolidated net income of the Issuer and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such consolidated net income, by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) income of the Issuer and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than Restricted Subsidiaries, except to the extent of any dividends or distributions actually received by the Issuer or any Restricted Subsidiary, (iii) the portion of net income (or loss) of such person allocable to minority interests in Restricted Subsidiaries for such period, (iv) net income (or loss) of any other person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of combination,
(v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period, (vi) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) except in the case of any restriction or encumbrance permitted under clause (viii) of the covenant "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Worth" means, with respect to any person, the consolidated stockholders' or partners' equity of such person reflected on the most recent financial statements of such person, determined in accordance with GAAP, less any amounts attributable to redeemable capital stock (as determined under applicable accounting standards by the SEC) of such person.

     "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Issuer and the Restricted Subsidiaries for such period increased, to the extent deducted in arriving at Consolidated Net Income for such period, by the sum of (i) the Consolidated Income Tax Expense of the Issuer and the Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary gains or losses and gains and losses from Asset Sales); (ii) Consolidated Interest Expense for such period;
(iii) depreciation of the Issuer and the Restricted Subsidiaries for such period; (iv) amortization of the Issuer and the Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP; and (v) other non-cash charges decreasing Consolidated Net Income.

     "Consolidated Pro Forma Interest Coverage Ratio" means, as of any date of determination, the ratio of (i) Consolidated Pro Forma Operating Cash Flow to
(ii) Consolidated Interest Expense for the four-quarter period immediately preceding the date of determination for which consolidated financial statements of the Issuer are available; provided that (1) if the Issuer or any of the Restricted Subsidiaries has incurred any Indebtedness (whether through an Asset Acquisition, Asset Sale or otherwise) since the beginning of such period and through the date of determination that remains outstanding or if the transaction or series of transactions giving rise to the need to calculate such ratio involves an incurrence of Indebtedness, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, except that if such Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) the amount of interest expense associated therewith shall be the actual interest expense during the applicable four-quarter period, and
(B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period and (2) if, since the beginning of such period, any Indebtedness of the Issuer or any of the Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (whether through an Asset Acquisition, Asset Sale or otherwise) (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period.

     "Consolidated Pro Forma Operating Cash Flow" means, at any date of determination, Consolidated Operating Cash Flow for the latest four fiscal quarters for which consolidated financial statements of the Issuer are available. For purposes of calculating "Consolidated Operating Cash Flow" for any four fiscal quarter period for purposes of this definition, (i) any Subsidiary of the Issuer that is a Restricted Subsidiary on the date of the transaction (the "Transaction Date") giving rise to the need to calculate "Consolidated Pro Forma Operating Cash Flow" shall be deemed to have been a Restricted Subsidiary at all times during such four fiscal quarter period and
(ii) any Subsidiary of the Issuer that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such four fiscal quarter period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable four fiscal quarter period to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such four fiscal quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

     "consolidation" means, with respect to the Issuer, the consolidation of the accounts of the Restricted Subsidiaries with those of the Issuer, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Issuer. The term "consolidated" has a correlative meaning to the foregoing.

     "Debt Securities" means any debt securities issued by the Issuer in a public offering or a private placement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer other than a director who (i) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or (ii) is an employee or officer of the Issuer or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party to such transaction or series of related transactions.

     "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the Notes; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "-- Certain Covenants -- Disposition of Proceeds of Asset Sales" and "-- Certain Covenants -- Change of Control" covenants described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer's repurchase of such Notes as are required to be repurchased pursuant to the "Disposition of Proceeds of Asset Sales" and "Change of Control" covenants described above.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Existing ISP" means any ISP in which the Issuer or a Subsidiary of the Issuer has an Investment on the Issue Date.

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States and which are applicable as of the date of determination and which are consistently applied for all applicable periods.

     "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof) or (B) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property (except to the extent representing funds deposited in escrow to secure the deferred purchase price of an acquisition of, or an Investment in, an ISP) or (D) in respect of an Interest Rate Obligation or currency agreement; or (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; or (iii) any obligation secured by a Lien (other than (x) Permitted Liens of the types described in clauses (b), (d) or (e) of the definition of Permitted Liens; provided that the obligations secured would not constitute Indebtedness under clauses (i) or (ii) or (iii) of this definition, and (y) Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (iv) all Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv). In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of the covenants "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) the principal amount of any Indebtedness shall be reduced by any amount of cash or Cash Equivalent collateral securing on a perfected basis, and dedicated for disbursement exclusively to the payment of principal of and interest on, such Indebtedness. Indebtedness of any person that becomes a Restricted Subsidiary shall be deemed incurred at the time that such person becomes a Restricted Subsidiary.

     "Independent Financial Advisor" means a United States investment banking firm of national or regional standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Issuer and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

     "Internet Service Business" means any business operating an internet connectivity or internet enhancement service as it exists from time to time, including, without limitation, dial up or dedicated internet service, web hosting or collocation services, security solutions, the provision and development of software in connection therewith configuration services, electronic commerce, intranet solutions, data backup and restoral, business content and collaboration, communications tools or network equipment products or services (including, without limitation, any business conducted by the Issuer or any Restricted Subsidiary on the Issue Date), and any business reasonably related to the foregoing. A good faith determination by a majority of the Board as to whether a business meets the requirements of this definition shall be conclusive, absent manifest error.

     "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Issuer in exchange for Capital Stock, property or assets of another person constitute an Investment by the Issuer in such other person.

     "ISP" means any person (a) engaged principally in an Internet Service Business, (b) of which the Issuer and Wholly Owned Restricted Subsidiaries own either (x) Qualifying Preferred Stock representing in aggregate from 20% to 50% of such person's outstanding Capital Stock (on an economic basis) or (y) Common Stock or Qualifying Preferred Stock representing in aggregate in excess of 50% of such person's voting Capital Stock, (c) as to which the Issuer or a Wholly Owned Restricted Subsidiary has an option, either immediately exercisable or exercisable commencing after one year (subject to extension under limited circumstances consistent with past practice) of the Investment made by the Issuer or a Wholly Owned Restricted Subsidiary, to acquire all of such person's outstanding Capital Stock, (d) as to which the Issuer or a Wholly Owned Restricted Subsidiary is the beneficiary of a right of first refusal or other transfer restrictions generally limiting transfers of such person's Capital Stock by third parties, (e) as to which the Issuer or a Wholly Owned Restricted Subsidiary has the right to appoint and has appointed at least one member of such person's board of directors, in the case where such person would not be a Subsidiary of the Issuer, or a majority of such person's board of directors, in the case where such person would be a Subsidiary of the Issuer and (f) which has no outstanding Capital Stock or Indebtedness other than (i) Common Stock or options to acquire Common Stock, (ii) Qualifying Preferred Stock held by the Issuer or a Wholly Owned Restricted Subsidiary, (iii) rights granted to other stockholders to acquire Capital Stock of such person from the Issuer or its affiliates in certain circumstances, (iv) preferred stock ranking junior in a liquidation to any Qualifying Preferred Stock referred to in clause (ii), and
(v) Indebtedness of such person or preferred stock of such person ranking prior in a liquidation or deemed liquidation to the Qualifying Preferred Stock referred to in clause (ii) having an aggregate outstanding principal balance and liquidation preference, respectively, that (x) in the case of a person that is a Restricted Subsidiary, is permitted to be incurred under the covenant "Limitation on Additional Indebtedness" and (y) in the case of a person that is not a Restricted Subsidiary, does not at any time exceed 50% of Annualized ISP Revenues.

     "Issue Date" means the original date of issuance of the Notes.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Market Capitalization" of any person means, as of any day of determination, the average Closing Price of such person's Common Stock over the 20 consecutive trading days immediately preceding such day. "Closing Price" on any trading day with respect to the per share price of any shares of Common Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Common Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter marked as furnished by any New York Stock Exchange member firm that is selected from time to time by the Issuer for that purpose and is reasonably acceptable to the Trustee.

     "Material Restricted Subsidiary" means any Restricted Subsidiary of the Issuer, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act), but shall, in any event, include (x) any Guarantor or (y) any Restricted Subsidiary of the Issuer which, at any date of determination, is an obligor under any Indebtedness in an aggregate principal amount equal to or exceeding $7.5 million.

     "Maturity Date" means, with respect to any Note, the date specified in such Note as the fixed date on which the principal of such Note is due and payable.

     "Moody's" means Moody's Investors Service.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of the covenant "Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in or having a Permitted Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

     "New ISP" means any ISP in which the Issuer or a Subsidiary of the Issuer makes its first Investment after the Issue Date.

     "Other Senior Debt Pro Rata Share" means the amount of the applicable Excess Proceeds obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Indebtedness (other than (x) the Notes and (y) Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale with respect to which the Issuer is required to use Excess Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale Offer with respect to which the Issuer is required to use the applicable Excess Proceeds to offer to repay or make an offer to purchase or repay.

     "Permitted Affiliate Agreement" means each of the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement and the Shareholders Agreement, each as in effect on the Issue Date.

     "Permitted Credit Facility" means any senior commercial term loan and/or revolving credit facility (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements.

     "Permitted Equipment Financing" means any credit facility or other financing arrangement (including in the form of Capitalized Lease Obligations and guarantees of Indebtedness of ISPs) entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) used, or to be used, in an Internet Service Business.

     "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

          (a) Indebtedness under the Notes and the Indenture;

          (b) Indebtedness of the Issuer and/or any Restricted Subsidiary outstanding on the Issue Date;

          (c) (i) Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or a Restricted Subsidiary and (ii) Indebtedness of the Issuer, not secured by any Lien, owed to and held by any Restricted Subsidiary; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of the Issuer or a Restricted Subsidiary referred to in this clause (c) to a person (other than the Issuer or a Restricted Subsidiary) or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or Designation of a Restricted Subsidiary, which holds Indebtedness of the Issuer or another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

          (d) Interest Rate Obligations of the Issuer and/or any Restricted Subsidiary relating to Indebtedness of the Issuer and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), but only to the extent that the notional principal amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

          (e) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Restricted Subsidiary incurred in the ordinary course of business;

          (f) Indebtedness of the Issuer and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding Indebtedness of the Issuer and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (a), (b),
     (g),

     (h) or (i) of this definition or the proviso of the covenant "Limitation on Additional Indebtedness"; provided that (1) Indebtedness of the Issuer may not be Refinanced to such extent under this clause (f) with Indebtedness of any Restricted Subsidiary and (2) any such Refinancing shall only be permitted under this clause (f) to the extent that (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith;

          (g) Indebtedness of the Issuer such that, after giving effect to the incurrence thereof, the total aggregate principal amount of Indebtedness incurred under this clause (g) and any Refinancings thereof otherwise incurred in compliance with the Indenture would not exceed 200% of Total Incremental Equity;

          (h) Indebtedness of the Issuer and/or any Restricted Subsidiary incurred under any Permitted Credit Facility and/or Indebtedness of the Issuer represented by Debt Securities of the Issuer, and any Refinancings of the foregoing otherwise incurred in compliance with the Indenture, in an aggregate principal amount not to exceed $70.0 million at any time outstanding;

          (i) Indebtedness of the Company and/or any Restricted Subsidiary incurred under any Permitted Equipment Financing or as a result of any Rollup of any ISP, and any Refinancings thereof otherwise incurred in compliance with the Indenture, provided the aggregate principal amount of all such Indebtedness does not exceed $30.0 million at any time outstanding;

          (j) Indebtedness of the Issuer representing the deferred purchase price (whether or not subject to a contingency) of an acquisition of, or an Investment in, a New ISP in an aggregate principal amount not to exceed $15.0 million at any time outstanding; and

          (k) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of the Issuer and/or the Restricted Subsidiaries having an aggregate principal amount not to exceed $20.0 million at any time outstanding.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Obligations incurred in compliance with the covenant "Limitation on Additional Indebtedness"; and (d) the extension by the Issuer and the Restricted Subsidiaries of (i) trade credit to Subsidiaries of the Issuer and ISPs, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business or (ii) guarantees of commitments for the purchase of goods or services by any ISP incurred in the ordinary course of business so long as such guarantees to the extent constituting Indebtedness are permitted to be incurred under the covenant "Limitation on Additional Indebtedness."

     "Permitted Liens" means (a) Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation or acquisition; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (e) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Issuer or the Restricted Subsidiaries; (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (g) Liens securing any Permitted Credit Facility or Permitted Equipment Financing;
(h) Liens to secure Indebtedness incurred in compliance with clause (j) of "Permitted Indebtedness" to the extent relating to the asset subject of the particular Asset Acquisition or Investment; (i) Liens to secure any Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (a) or
(c), but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased; (j) Liens to secure the Notes; and (k) Liens on real property incurred in connection with the financing of the purchase of such real property (or incurred within 60 days of purchase) by the Issuer or any Restricted Subsidiary.

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

     "Public Capital Stock" means any class of Capital Stock which is traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

     "Qualifying Preferred Stock" means preferred stock of an ISP (i) having a liquidation and dividend preference at least equal to the amount of the Investment made by the Issuer or a Restricted Subsidiary in such ISP, (ii) that, in the case of ISPs not constituting Restricted Subsidiaries, is redeemable at the option of the holder on a basis consistent with past practice and (iii) that is convertible into shares of Common Stock of such ISP at the option of the holder.

     "Refinancing" has the meaning set forth in clause (f) of the definition of "Permitted Indebtedness."

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Issuer or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Issuer); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer (other than any such Capital Stock owned by the Issuer or a Wholly Owned Restricted Subsidiary); (iii) the purchase, redemption, defeasance or other acquisition or retirement for value prior to any scheduled repayment, sinking fund or maturity of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); (iv) the making of any payment (whether of dividends or in respect of liquidation preference) in respect of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock; or (v) the making by the Issuer or any Restricted Subsidiary of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Issuer or an Investment by the Issuer or a Restricted Subsidiary in (a) a Wholly Owned Restricted Subsidiary engaged principally in an Internet Service Business; (b) a New ISP that is a Restricted Subsidiary; (c) a person (other than an Existing ISP) engaged principally in an Internet Service Business that becomes a Wholly Owned Restricted Subsidiary as a result of such Investment; (d) a New ISP that becomes a Restricted Subsidiary as a result of such Investment; or (e) a Restricted Subsidiary (other than an Existing ISP) or a person (other than an Existing ISP) that becomes a Restricted Subsidiary as a result of such Investment, provided that, in either case, such Restricted Subsidiary would, but for failing to meet the requirements of clauses (c) and (d) of the definition of "ISP," be a New
ISP).

     "Restricted Subsidiary" means any Subsidiary of the Issuer that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which the Issuer is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause (ii), Indebtedness under any Permitted Credit Facilities.

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Rollup" means (i) an Investment in an Existing ISP or transaction or series of related transactions as a result of which such Existing ISP becomes a Wholly Owned Restricted Subsidiary or (ii) an Investment in a New ISP or transaction or series of related transactions as a result of which such New ISP becomes a Restricted Subsidiary or (iii) a merger or consolidation of any ISP with the Issuer.

     "S&P" means Standard & Poor's Corporation.

     "Strategic Equity Investor" means any person engaged principally in one or more communications businesses with a Market Capitalization or Consolidated Net Worth of at least $1.0 billion.

     "Subordinated Indebtedness" means any Indebtedness of the Issuer or any Guarantor which is expressly subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor.

     "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such person.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Issuer and the Restricted Subsidiaries outstanding as of the date of determination.

     "Total Incremental Equity" means, at any time of determination, the sum of, without duplication, (i) the aggregate cash proceeds received prior to June 24, 2000 by the Issuer from capital contributions in respect of existing Capital Stock (other than Disqualified Capital Stock) or the issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) subsequent to the Issue Date, other than to a Subsidiary of the Issuer, plus (ii) the Fair Market Value (determined at the time of issuance) of any Capital Stock (other than Disqualified Stock) of the Issuer issued prior to June 24, 2000 as consideration for the acquisition of Capital Stock of an ISP (other than the acquisition of Capital Stock of an Existing ISP), plus (iii) the Fair Market Value (determined at the time of issuance) of any Capital Stock (other than Disqualified Stock) of the Issuer issued prior to June 24, 2000 as consideration for the acquisition of Capital Stock of an Existing ISP in a transaction as a result of which the Existing ISP becomes a Wholly Owned Restricted Subsidiary, plus (iv) the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary from the sale, disposition or repayment (in whole or in part) of any Investment that is made after the Issue Date and that constitutes a Restricted Payment that has been deducted from Total Incremental Equity pursuant to clause
(v) below in an amount equal to the lesser of (a) the return of capital with respect to the applicable portion of such Investment and (b) the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, minus (v) the aggregate amount of all Restricted Payments declared or made on and after the Issue Date (other than (1) a Restricted Payment constituting an Investment in an ISP (other than the acquisition of Capital Stock of an Existing ISP in a transaction as a result of which the Existing ISP becomes a Wholly Owned Restricted Subsidiary) and (2) a Restricted Payment made pursuant to clauses (iii), (viii) or (ix) (solely, in the case of clause (ix), to the extent the Investment is made in a Restricted Subsidiary) of the third paragraph of the covenant "Limitation on Restricted Payments").

     "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated as such pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designa-tion may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "U.S. Government Securities" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

     "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 99% or more of the outstanding Capital Stock is owned by the Issuer or another Wholly Owned Restricted Subsidiary; provided NorthWestNet shall be deemed a Wholly Owned Restricted Subsidiary notwithstanding its existing stock option plan and any stock options issued thereunder. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth under "-- Certificated Securities," the New Notes will be issued in the form of one Global New Note. The Global New Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global New Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository.

     Investors may hold their beneficial interests in the Global New Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised the Issuer as follows: The Depository is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global New Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the New Notes represented by the Global New Note to the accounts of participants. Ownership of beneficial interests in the Global New Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global New Note will be shown on, and the transfer of those ownership interests will be effected only through records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global New Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global New Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global New Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related New Notes for all purposes of such New Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global New Note will not be entitled to have the New Notes represented by the Global New Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Global New Note. The Issuer understands that under existing industry practice, in the event an owner of a beneficial interest in the Global New Note desires to take any action that the Depository, as the holder of the Global New Note is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on New Notes represented by the Global New Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global New Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global New Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global New Note as shown on the records of the Depository or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in the Global New Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Issuer will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global New Note for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global New Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated New Notes in definitive form, the Global New Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global New Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Trustee, the Issuer nor the Paying Agent will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. Interests in the Global New Note will be exchanged for Certificated Securities if (i) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for the Global New Note, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the New Notes. Upon the occurrence of any of the events described in the preceding sentence, the Issuer will cause the appropriate Certificated Securities to be delivered.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the material U.S. Federal income tax considerations relevant to the exchange of Old Notes for New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations (the "Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The discussion does not address all of the U.S. Federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations and persons who hold the New Notes as part of a "straddle," "hedge" or "conversion transaction." In addition, this discussion is limited to persons purchasing the Old

Notes for cash at original issue. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with New Notes held as "capital assets" within the meaning of Section 1221 of the Code.

     As used herein, "U.S. holder" means a beneficial owner of New Notes who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision thereof (unless, in the case of a partnership, the IRS provides otherwise by Regulations), (iii) is an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons (within the meaning of Section 7701(c)(30) of the Code) have authority to control all substantial decisions of the trust, or (v) is otherwise subject to U.S. Federal income tax on a net income basis in respect of the New Notes. As used herein, a "non-U.S. holder" means a holder who or that is not a U.S. holder.

     The Company has not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of Old Notes for New Notes and the ownership or disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer or that any such position would not be sustained.

     PROSPECTIVE HOLDERS OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

EXCHANGE OFFER

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for U.S. Federal income tax purposes because, under the Regulations, the New Notes do not differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no U.S. Federal income tax consequences to holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such holder will have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

U.S. HOLDERS

     Interest. The stated interest on the New Notes generally will be taxable to a U.S. holder as ordinary income at that time that it is paid or accrued, in accordance with the U.S. holder's method of accounting for federal income tax purposes. The New Notes are not expected to give rise to "original issue discount" income in the hands of U.S. holders.

     Sale or Retirement of a Note. A U.S. holder of a New Note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such New Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. holder's adjusted tax basis in such New Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss. The Taxpayer Relief Act of 1997 made certain changes to the Code with respect to the taxation of capital gains of noncorporate taxpayers. In general, the maximum tax rate for noncorporate taxpayers on long-term capital gains is 20% with respect to capital assets (including the New Notes), but only if they have been held for more than 18 months at the time of disposition. Gain realized by noncorporate taxpayers on capital assets sold, having a holding period of more than one year but not more than 18 months at the time of disposition, is taxed as "mid-term" gain at a maximum 28% rate.

     U.S. holders should be aware that the resale of the New Notes may be affected by the "market discount" rules of the Code under which a purchaser of a New Note acquiring the New Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such New Note, to the extent of the market discount that has accrued but not been included in income while the New Note was held by such purchaser.

NON-U.S HOLDERS

  U.S. Withholding Tax. Interest paid to non-U.S. holders of the New Notes will not be subject to U.S. withholding tax, provided that (i) the non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company, (ii) the non-U.S. holder is not (a) a controlled foreign corporation for U.S. Federal income tax purposes that is related to the Company through stock ownership or (b) a bank that received the New Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and
(iii) the beneficial owner of the New Note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. person in compliance with applicable Regulations or an exemption is otherwise established. If these requirements cannot be made, a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments.

     In general, any gain realized by any non-U.S. holder upon the sale, exchange or redemption of a New Note will not be subject to United States withholding tax. However, such gain will be subject to U.S. withholding tax if a non-U.S. holder is an individual who is present in the United States for a total of 183 days or more during the taxable year in which the gain is realized and certain other conditions are satisfied.

     U.S. Estate Tax. Notes owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death ("Nonresident Decedent") will not be includible in the Nonresident Decedent's gross estate for U.S. Federal estate tax purposes as a result of the Nonresident Decedent's death, provided that, at the time of death, the Nonresident Decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company and payments with respect to such Notes would not have been effectively connected with the conduct of a trade or business in the United States by the Nonresident Decedent. A Nonresident Decedent's estate may be subject to U.S. Federal estate tax on property includible in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain noncorporate U.S. persons may be subject to information reporting and backup withholding at a rate of 31% on payments of principal and interest on the New Notes, and the proceeds from a disposition of the New Notes. Backup withholding will only be imposed where the holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would ordinarily be his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. The Company will also institute backup withholding if instructed to do so by the IRS. Holders of the New Notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. However, interest paid with respect to a New Note and received by a non-U.S. holder will not be subject to information reporting or backup withholding if the payor has received appropriate certification statements, provided that the payor does not have actual knowledge that the holder is a U.S. person.

     The payment of the proceeds from the disposition of New Notes to or through the U.S. office of any broker, U.S. or foreign, will not be subject to information reporting and possibly backup withholding if the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New

Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a controlled foreign corporation for U.S. Federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is a U.S. related person, the Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the backup withholding rates from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's U.S. Federal income tax liability, if any, or otherwise will be refunded, provided that the requisite procedures are followed.

PROSPECTIVE FINAL REGULATIONS

     On October 6, 1997, new Regulations ("New Regulations") were issued that modify the requirements imposed on a non-U.S. holder and certain intermediaries for establishing the recipient's status as a non-U.S. holder eligible for exemption from or reduction in U.S. withholding tax and backup withholding described above. The New Regulations generally are effective for payments made after December 31, 1998, subject to certain transition rules. (However, new Temporary Regulations, effective for payments made after December 31, 1997, require some non-U.S. holders to satisfy certain residency requirements when claiming the benefits of an applicable income tax treaty.) In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the New Regulations impose more stringent conditions on the ability of financial intermediaries acting for non-U.S. holders to provide certifications on behalf of non-U.S. holders, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of New Notes by broker-dealers or others. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon for the Company by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of Verio Inc. as of December 31, 1996 and 1997 and for the period from inception (March 1, 1996) to December 31, 1996, and the year ended December 31, 1997 and the financial statements of On-Ramp Technologies, Inc. as of and for the nine months ended July 31, 1996; Global Enterprise Services -- Network Division (a Division of Global Enterprise Services, Inc.) as of December 31, 1995, and 1996, and for each of the years in the three-year period ended December 31, 1996 and the period ended January 17, 1997; Compute Intensive Inc. as of December 31, 1995 and 1996, and for each of the years in the two-year period ended December 31, 1996, and the period ended February 18, 1997; NorthWestNet, Inc. as of and for the six months ended June 30, 1996, Northwest Academic Computing Consortium, Inc. as of and for the year ended June 30, 1995, the six months ended December 31, 1995 and the eight months ended February 28, 1997; Aimnet Corporation as of and for the year ended March 31, 1997 and the period ended May 19, 1997; Clark Internet Services, Inc. as of and for the year ended September 30, 1997 and the period ended October 17, 1997; ATMnet, Inc. as of and for the years ended October 31, 1996 and 1997; and Global Internet Network Services, Inc. as of December 31, 1996 and November 26, 1997 and for the year and period then ended, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                               GLOSSARY OF TERMS

ATM Asynchronous Transfer Mode. An information transfer standard for routing traffic which uses packets (cells) of a fixed length.

Backbone A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth           The number of bits of information which can move through a communications medium in a given amount of time; the capacity of a telecommunications circuit/ network to carry voice, data and video information. Typically measured in kbps and Mbps.

Buyouts Verio's acquisition of the remaining interest in ISPs that are not owned 100%.

caching Temporary storage or replication of a Web server content at one or more locations throughout the Internet to provide a quicker response to a browser request.

CPE                 Customer Premise Equipment.

CSU/DSU Channel Service Unit/Digital Service Unit. A device used to terminate telephone company equipment and prepare data for router interface.

DNS                 Domain Name Server.

DS-3 or T-3         A data communications circuit capable of transmitting data at 45 Mbps. Equivalent to 28 T-1's of data capacity.
                    Currently used only by businesses/institutions and carriers for high end applications.

Ethernet A common method of networking computers in a LAN. Ethernet will handle about 10 Mbps and can be used with almost any kind of computer.

FDDI Fiber Distributed Data Interface. A standard for transmitting data on fiber-optic cables at a rate of 100 Mbps.

Firewall A system placed between networks that filters data passing through it and prevents unauthorized traffic, thereby enhancing the security of the network.

Frame Relay         An information transfer standard for relaying traffic based on an address contained in the six-byte header of a variable length packet that is up to 2,106 bytes long.

Hertz The dimensional unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hertz (abbreviated Hz) equals one cycle per second. KHz (KiloHertz) stands for thousands of Hertz; MHz (MegaHertz) stands for millions of Hertz; GHz (GigaHertz) stands for billions of Hertz.

Internet A global collection of interconnected computer networks which use a specific communications protocol.

IP Internet Protocol. Network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

ISDN Integrated Services Digital Network. An information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 Kbps.

ISPs Internet Service Providers. Companies formed to provide access to the Internet to consumers and business customers via local networks.

IXC Interexchange Carrier. A telecommunications company that provides telecommunications services between local exchanges on an interstate or intrastate basis.

K/bps Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information.

LAN Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

Leased Line         Telecommunications line dedicated to a particular customer along predetermined routes.

LEC Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges. LECs include both RBOCs and competitive local exchange carriers.

LMDS Local Multipoint Distribution Service. Two blocks of spectrum with total bandwidth of 1150 MHz and 150 MHz to be auctioned and used for various wireless services.

MAE-East A major exchange point among ISPs, located in Falls Church, Virginia.

MAE-West A major exchange point among ISPs, located in Santa Clara, California.

Mbps                Megabits per second. A transmission rate. One megabit equals
                    1,024 kilobits.

MMDS                Microwave Multipoint Distribution Service.

Modem A device for transmitting digital information over an analog telephone line.

MSAs                Metropolitan Statistical Areas. A designation by the U.S.
                    Census Bureau for Metropolitan areas with a central city or an urbanized area having a minimum population of 50,000 with a total metropolitan population of at least 100,000 and including all counties that have strong economic and social ties to the central city.

NAP Network Access Point. A location at which ISPs exchange each other's traffic.

National Node       National network access point where IP traffic is exchanged between network links and where regional networks access the national network.

NOC Network Operations Center. Facility where the Company monitors and manages the Company's network.

OC-3 A data communications circuit consisting of three DS-3s capable of transmitting data at 155 Mbps.

Peering The commercial practice under which ISPs exchange each other's traffic without the payment of settlement charges. Peering occurs at both public and private exchange points.

POP Point of Presence. Telecommunications facility where the Company locates network equipment used to connect customers to its network backbone.

Proxy Server        A server that acts on behalf of one or more other servers, usually for screening, firewall, caching, or a combination of these purposes. Typically, a proxy server is used within a company to gather all Internet requests, forward them out to Internet servers, and then receive the responses and in turn forward them to the original requestor within the company.

Router Equipment placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

TCP/IP Transmission Control Protocol/Internet Protocol. A suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

VPN Virtual Private Network. A network capable of providing the tailored services of a private network (i.e. low latency, high throughput, security and customization) while maintaining the benefits of a public network (i.e. ubiquity and economies of scale).

WAN Wide Area Network. A data communications network designed to interconnect personal computers, workstations, mini computers, file servers and other communications and computing devices across a broad geographic region.

Web Site A server connected to the Internet from which Internet users can obtain information.

World Wide Web or Web
                    A collection of computer systems supporting a communications protocol that permits multi-media presentation of information over the Internet.

xDSL A term referring to a variety of new Digital Subscriber Line technologies. Some of these varieties are asymmetric with different data rates in the downstream and upstream directions. Others are symmetric. Downstream speeds range from 384 kbps (or "SDSL") to 1.5-8 Mbps (or "ASDL").

                                   VERIO INC.

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Financial Statements:
  Pro Forma Condensed Combined Balance Sheet as of December
     31, 1997 (unaudited)...................................    F-4
  Pro Forma Condensed Combined Statement of Operations for
     the Year Ended December 31, 1997 (unaudited)...........    F-5
  Notes to Pro Forma Condensed Combined Financial Statements
     (unaudited)............................................    F-6
Verio Inc. -- Consolidated Financial Statements:
  Independent Auditors' Report..............................   F-12
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................   F-13
  Consolidated Statements of Operations for the Period from
     Inception (March 1, 1996) to December 31, 1996 and the
     Year Ended December 31, 1997...........................   F-14
  Consolidated Statements of Stockholders' Deficit for the
     Period from Inception (March 1, 1996) to December 31,
     1996 and the Year Ended December 31, 1997..............   F-15
  Consolidated Statements of Cash Flows for the Period from
     Inception (March 1, 1996) to December 31, 1996 and the
     Year Ended December 31, 1997...........................   F-16
  Notes to Consolidated Financial Statements................   F-17
On-Ramp Technologies, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-27
  Balance Sheet as of July 31, 1996.........................   F-28
  Statement of Operations for the Nine Months Ended July 31,
     1996...................................................   F-29
  Statement of Stockholders' Deficit for the Nine Months
     Ended July 31, 1996....................................   F-30
  Statement of Cash Flows for the Nine Months Ended July 31,
     1996...................................................   F-31
  Notes to Financial Statements.............................   F-32
Global Enterprises Services -- Network Division -- Financial
  Statements:
  Independent Auditors' Report..............................   F-35
  Balance Sheets as of December 31, 1995 and 1996...........   F-36
  Statements of Operations and Owner's Deficit for the Years
     Ended December 31, 1994, 1995, 1996 and Period Ended
     January 17, 1997.......................................   F-37
  Statements of Cash Flows for the Years Ended December 31,
     1994, 1995 and 1996 and Period Ended January 17,
     1997...................................................   F-38
  Notes to Financial Statements.............................   F-39
Compute Intensive Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-43
  Balance Sheets as of December 31, 1995 and 1996...........   F-44
  Statements of Operations for the Years Ended December 31,
     1995 and 1996 and Period Ended February 18, 1997.......   F-45
  Statements of Stockholders' Equity for the Years Ended
     December 31, 1995 and 1996 and Period Ended February
     18, 1997...............................................   F-46
  Statements of Cash Flows for the Years Ended December 31,
     1995 and 1996 and Period Ended February 18, 1997.......   F-47
  Notes to Financial Statements.............................   F-48
NorthWestNet, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-53
  Balance Sheets as of June 30, 1995 and 1996...............   F-54
  Statements of Operations for the Year Ended June 30, 1995
     and the Six Months Ended December 31, 1995 and Six
     Months Ended June 30, 1996 and the Eight Months Ended
     February 28, 1997......................................   F-55
  Statements of Stockholders' Equity and Fund Balance for
     the Year Ended June 30, 1995 and the Six Months Ended
     December 31, 1995......................................   F-56

  Statements of Cash Flows for the Year Ended June 30, 1995
     the Six Months Ended December 31, 1995, and the Six
     Months Ended June 30, 1996 and the Eight Months Ended
     February 28, 1997......................................   F-57
  Notes to Financial Statements.............................   F-58
Aimnet, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-65
  Balance Sheet as of March 31, 1997........................   F-66
  Statement of Operations for the Year Ended March 31, 1997
     and Period Ended May 19, 1997..........................   F-67
  Statements of Stockholders' Equity for the Year Ended
     March 31, 1997 and Period Ended May 19, 1997...........   F-68
  Statements of Cash Flows for the Year Ended March 31, 1997
     and Period Ended May 19, 1997..........................   F-69
  Notes to Financial Statements.............................   F-70
Clark Internet Services, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-73
  Balance Sheet as of September 30, 1997....................   F-74
  Statements of Operations and Retained Earnings for the
     Year Ended September 30, 1997 and Period Ended October
     17, 1997...............................................   F-75
  Statements of Cash Flows for the Year Ended September 30,
     1997 and Period Ended October 17, 1997.................   F-76
  Notes to Financial Statements.............................   F-77
ATMnet, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-79
  Balance Sheets as of October 31, 1996 and 1997............   F-80
  Statements of Operations for the Years Ended October 31,
     1996 and 1997..........................................   F-81
  Statements of Stockholders' Deficit for the Years Ended
     October 31, 1996 and 1997..............................   F-82
  Statements of Cash Flows for the Years Ended October 31,
     1996 and 1997..........................................   F-83
  Notes to Financial Statements.............................   F-84
Global Internet Network Services, Inc. -- Financial
  Statements:
  Independent Auditors' Report..............................   F-88
  Balance Sheets as of December 31, 1996 and November 26,
     1997...................................................   F-89
  Statements of Operations for the Year Ended December 31,
     1996 and the Period Ended November 26, 1997............   F-90
  Statements of Stockholders' Equity for the Year Ended
     December 31, 1996 and the Period Ended November 26,
     1997...................................................   F-91
  Statements of Cash Flows for the Year Ended December 31,
     1996 and the Period Ended November 26, 1997............   F-92
  Notes to Financial Statements.............................   F-93

                                   VERIO INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     During the period from August 1, 1996 through February 27, 1998, Verio Inc. ("Verio" or the "Company") completed numerous business combinations, whereby the Company acquired newly authorized redeemable, convertible preferred stock, shares of common stock, or certain net assets of entities operating in the Internet industry (ISPs), and completed the Buyout of the remaining equity interests of certain ISPs in which it initially acquired a less-than-100% equity position (collectively, the "Completed Acquisitions"). In addition, the Company has contractual rights to effect additional Buyouts which have not been completed at the date of this Registration Statement but which, in the opinion of management, are probable to be completed (the "Proposed Acquisitions"). Business combinations, which are acquisitions of a 100% ownership interest in the target business or of a majority ownership interest (upon conversion of the preferred shares to common stock) on a fully diluted basis, are accounted for using the purchase method of accounting. Acquisitions of minority interests represented by preferred stock are accounted for using the modified equity method of accounting (see Note 1 to Consolidated Financial Statements). The Completed Acquisitions and Proposed Acquisitions are described in Note A to the accompanying pro forma condensed combined financial statements.

     While the Company now seeks to acquire 100% of new ISPs, the Company's early acquisition strategy was to rapidly build mass and scale by acquiring less than 100% of its ISPs. In each case where the Company acquired less than 100% of an ISP initially, it obtained the right to Buyout the remaining equity in the future at a price based on either agreed upon revenue multiples or the fair market value of the ISP. As part of its integration strategy, the Company is in the process of effecting the Buyouts of its remaining non-wholly owned ISPs through the use of cash on hand and the issuance of equity. As of February 27, 1998, Verio has consummated the Buyout of ten ISPs. Verio currently expects to effect the remaining Buyouts during the remainder of 1998. With respect to those Buyouts that have not yet been completed, there can be no assurance that the Company will be able to complete these Buyouts at the times, or in accordance with the terms and conditions, that it currently contemplates. The acquisitions of the remaining interests in existing consolidated subsidiaries or minority owned affiliates which management currently believes to be probable are also referred to as, and included in, Proposed Acquisitions, and are also described in Note A to the accompanying pro forma condensed combined financial statements. These acquisitions will also be accounted for using the purchase method of accounting.

     The unaudited pro forma condensed combined balance sheet assumes that the Completed Acquisitions and the Proposed Acquisitions occurred on December 31, 1997 and includes the December 31, 1997 historical consolidated balance sheets of Verio and the acquired businesses adjusted for the pro forma effects of these acquisitions. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1997 assumes that the Completed Acquisitions and the Proposed Acquisitions had occurred on January 1, 1997, and includes the historical consolidated statements of operations of Verio and the Completed and Proposed Acquisitions for the year ended December 31, 1997, adjusted for the pro forma effects of the acquisitions.

     The unaudited pro forma condensed combined statement of operations is not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 1997 and is not intended to indicate the expected results for any future period. These statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Verio, and certain acquired businesses, included herein. The actual purchase accounting adjustments may be revised upon completion of the acquisitions.

                                   VERIO INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                         DECEMBER 31, 1997 (UNAUDITED)
                              AMOUNTS IN THOUSANDS

                                     ASSETS

                                                     HISTORICAL
                                      -----------------------------------------
                                                    COMPLETED        PROPOSED      PRO FORMA      PRO FORMA
                                                  ACQUISITIONS     ACQUISITIONS   ADJUSTMENTS     COMBINED
                                       VERIO        (NOTE B)         (NOTE B)      (NOTE D)         VERIO
                                      --------   ---------------   ------------   -----------     ---------
Current assets:
  Cash and cash equivalents.........  $ 72,586       $  782           $  27        $(21,256)(1)   $ 52,139
  Restricted cash and securities....    21,015           --              --              --         21,015
  Receivables, net..................     7,565          741             206              --          8,512
  Prepaid expenses and other........     4,656          666               1            (534)(3)      4,789
                                      --------       ------           -----        --------       --------
          Total current assets......   105,822        2,189             234         (21,790)        86,455
Investments in affiliates, at
  cost..............................     2,378           --              --          (1,128)(1)      1,250
Restricted cash and securities......    19,539           --              --              --         19,539
Equipment and leasehold
  improvements, net.................    28,213        1,768              54              --         30,035
Other assets:
  Goodwill, net.....................    83,216           --              --          44,594(1)     127,810
  Other, net........................     7,303          161               7              --          7,471
                                      --------       ------           -----        --------       --------
          Total assets..............  $246,471       $4,118           $ 295        $ 21,676       $272,560
                                      ========       ======           =====        ========       ========

                                   LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued
     expenses.......................  $ 19,634       $1,490           $ 252        $     --       $ 21,376
  Lines of credit, notes payable and
     current portion of long-term
     debt and capital lease
     obligations....................     4,326        1,048              70            (534)(3)      4,910
  Deferred revenue..................     7,177          690              16              --          7,883
                                      --------       ------           -----        --------       --------
          Total current
            liabilities.............    31,137        3,228             338            (534)        34,169
Long-term debt and capital lease
  obligations, less current
  portion...........................   142,321          247              15              --        142,583
                                      --------       ------           -----        --------       --------
          Total liabilities.........   173,458        3,475             353            (534)       176,752
Minority interests in
  subsidiaries......................     2,765           --              --          (2,765)(5)         --
Redeemable preferred stock..........    97,249        2,566             150          (2,716)(2)     97,249
Stockholders' deficit:
  Preferred stock...................    10,200           --              --          25,560(1)      35,760
  Common stock and additional
     paid-in capital................     1,598          507               1            (508)(2)      1,598
  Warrants..........................    12,675           --              --              --         12,675
  Retained earnings (deficit).......   (51,474)      (2,430)           (209)          2,639(2)     (51,474)
                                      --------       ------           -----        --------       --------
                                       (27,001)      (1,923)           (208)         27,691         (1,441)
                                      --------       ------           -----        --------       --------
          Total liabilities and
            stockholders' deficit...  $246,471       $4,118           $ 295        $ 21,676       $272,560
                                      ========       ======           =====        ========       ========

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                                                              HISTORICAL
                                               ----------------------------------------
                                                             COMPLETED       PROPOSED      PRO FORMA     PRO FORMA
                                                            ACQUISITIONS   ACQUISITIONS   ADJUSTMENTS     COMBINED
                                                 VERIO        (NOTE C)       (NOTE C)      (NOTE D)        VERIO
                                               ----------   ------------   ------------   -----------    ----------
Revenue:
  Internet connectivity......................  $   23,476     $29,112        $   859       $    (98)(3)  $   53,349
  Enhanced services and other................      12,216      12,366             27             --          24,609
                                               ----------     -------        -------       --------      ----------
         Total revenue.......................      35,692      41,478            886            (98)         77,958
                                               ----------     -------        -------       --------      ----------
Costs and expenses:
  Internet services operating costs..........      15,974      16,104            473            (76)(3)      32,475
  Selling, general and administrative and
    other....................................      49,383      27,581            511           (886)(7)      76,589
  Depreciation and amortization..............      10,624       2,298             --          9,597(4)       22,519
                                               ----------     -------        -------       --------      ----------
         Total costs and expenses............      75,981      45,983            984          8,635         131,583
                                               ----------     -------        -------       --------      ----------
    Loss from operations.....................     (40,289)     (4,505)           (98)        (8,733)        (53,625)
Other income (expense):
  Interest income............................       6,080          37             --             --           6,117
  Interest expense...........................     (11,826)       (361)           (17)            --         (12,204)
  Equity in losses of affiliates.............      (1,958)         --             --          1,958(5)           --
                                               ----------     -------        -------       --------      ----------
    Loss before minority interests and income
      taxes..................................     (47,993)     (4,829)          (115)        (6,775)        (59,712)
Minority interests...........................       1,924          --             --         (1,924)(5)          --
Income taxes.................................          --      (1,355)            --          1,355(6)           --
                                               ----------     -------        -------       --------      ----------
         Net loss............................     (46,069)     (6,184)          (115)        (7,344)        (59,712)
Accretion of preferred stock to liquidation
  value......................................        (260)         --             --             --            (260)
                                               ----------     -------        -------       --------      ----------
Net loss attributable to common
  stockholders...............................  $  (46,329)    $(6,184)       $  (115)      $ (7,344)     $  (59,972)
                                               ==========     =======        =======       ========      ==========
Weighted average shares outstanding -- basic
  and diluted................................   1,144,685                                                 1,144,685
                                               ==========                                                ==========
Loss per common share -- basic and diluted...  $   (40.47)                                               $   (52.39)
                                               ==========                                                ==========

                                   VERIO INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(A) BASIS OF PRESENTATION

     During the period from inception (March 1, 1996) to February 27, 1998, Verio completed numerous business combinations, and completed the Buyout of the remaining equity interests of certain ISPs in which it initially acquired a less-than-100% equity position (Completed Acquisitions). In addition, the Company has contractual rights to effect certain additional Buyouts which have not been completed at the date of this Registration Statement but which, in the opinion of management, are probable to be completed. These transactions are collectively referred to as the "Proposed Acquisitions." All of the acquisitions have been or will be accounted for using the purchase method of accounting. Summary information regarding the Completed and Proposed Acquisitions is as follows:

                                                                          OWNERSHIP PERCENTAGE
                                                                 --------------------------------------
                                                                  COMPLETED
                                                                 ACQUISITIONS
                                                                   THROUGH
                                                                 FEBRUARY 27,      PROPOSED
                                           ACQUISITION DATE(S)       1998       ACQUISITIONS(A)   TOTAL
                                           -------------------   ------------   ---------------   -----
On-Ramp Technologies, Inc................  August 1, 1996             51%                         100%
                                           October 4, 1996             4%
                                           February 26, 1998          45%
National Knowledge Networks, Inc.........  August 2, 1996             26%                         100%
                                           November 7, 1997           15%
                                           February 27, 1998          59%
RAINet, Inc..............................  August 2, 1996            100%                         100%
Access One, Inc..........................  December 12, 1996          20%                         100%
                                           February 27, 1998          80%
CCnet, Inc...............................  December 19, 1996         100%                         100%
Signet Partners, Inc.....................  December 19, 1996          25%                         100%
                                           November 20, 1997          16%
                                           February 26, 1998          59%
Global Enterprise Services -- Network
  Division...............................  January 17, 1997          100%                         100%
Surf Network, Inc........................  January 31, 1997           25%                         100%
                                           December 22, 1997          75%
Pacific Rim Network, Inc.................  February 4, 1997           27%                         100%
                                           February 16, 1998          73%
Pioneer Global Telecommunications,
  Inc....................................  February 6, 1997          100%                         100%
Compute Intensive Inc....................  February 18, 1997          55%             45%         100%
NorthWestNet, Inc........................  February 28, 1997          85%             15%         100%
Internet Engineering Associates, Inc.....  March 4, 1997              20%                         100%
                                           February 25, 1998          80%
Internet Online, Inc.....................  March 5, 1997              35%                          35%
Structured Network Systems, Inc..........  March 6, 1997              20%             80%         100%

                                   VERIO INC.

                                                                          OWNERSHIP PERCENTAGE
                                                                 --------------------------------------
                                                                  COMPLETED
                                                                 ACQUISITIONS
                                                                   THROUGH
                                                                 FEBRUARY 27,      PROPOSED
                                           ACQUISITION DATE(S)       1998       ACQUISITIONS(A)   TOTAL
                                           -------------------   ------------   ---------------   -----
RustNet, Inc.............................  March 14, 1997            100%                         100%
AimNet Corporation.......................  May 19, 1997               55%                         100%
                                           September 22, 1997         45%
West Coast Online, Inc...................  July 26, 1996              20%                         100%
                                           April 29, 1997             12%
                                           September 30, 1997         68%
ServiceTech, Inc.........................  August 1, 1997             40%                         100%
                                           December 31, 1997          60%
Branch Information Services, Inc.........  September 17, 1997        100%                         100%
Communique, Inc..........................  October 2, 1997           100%                         100%
Clark Internet Services, Inc.............  October 17, 1997           51%                         100%
                                           February 25, 1998          49%
ATMnet, Inc..............................  November 5, 1997          100%                         100%
Global Internet Network Services, Inc....
                                           December 1, 1997          100%                         100%
Sesquinet................................  December 24, 1997         100%(b)                      100%
PREPnet..................................  December 24, 1997         100%                         100%
Monumental Network Systems, Inc..........  December 31, 1997         100%                         100%
Internet Servers, Inc....................  December 31, 1997         100%                         100%

---------------

(a) Acquisition to be completed, including the acquisitions of remaining interests in consolidated subsidiaries and minority owned affiliates.

(b)  Assets of this entity were purchased by On-Ramp Technologies, Inc.

     The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 1997 includes historical balances of Verio and the businesses to be acquired adjusted for the pro forma effects of the acquisitions completed through February 27, 1998, including the acquisitions of the remaining interests in certain consolidated subsidiaries and minority owned affiliates. All acquisitions are assumed to have been completed for cash, debt or the issuance of preferred stock of Verio. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1997 includes historical results of operations of Verio and the businesses acquired or to be acquired, including the acquisitions of the remaining interests in certain consolidated subsidiaries and minority owned affiliates, adjusted for the pro forma effects of the acquisitions.

                                   VERIO INC.

(B) HISTORICAL CONDENSED BALANCE SHEET INFORMATION -- COMPLETED AND PROPOSED ACQUISITIONS

     Historical condensed balance sheet information for the Completed Acquisitions is as follows:

                                                                    INTERNET                        NATIONAL
                                PACIFIC RIM        SIGNET         ENGINEERING                      KNOWLEDGE      ACCESS ONE,
                               NETWORK, INC.   PARTNERS, INC.   ASSOCIATES, INC.   NSNET, INC.   NETWORKS, INC.      INC.
                               -------------   --------------   ----------------   -----------   --------------   -----------
Current assets:
  Cash and cash
    equivalents..............      $  --           $  60              $271            $ 26          $   166         $  259
  Receivables, net...........         46             112               106              60               73            344
  Prepaid expenses and
    other....................         31              83                49             345               12            146
                                   -----           -----              ----            ----          -------         ------
        Total current
          assets.............         77             255               426             431              251            749
Equipment and leasehold
  improvements, net..........        181             238               191             387               92            679
  Other assets...............         --              25                45              68               13             10
                                   -----           -----              ----            ----          -------         ------
        Total assets.........        258           $ 518              $662            $886          $   356         $1,438
                                   =====           =====              ====            ====          =======         ======
Current liabilities:
  Accounts payable and
    accrued expenses.........        366           $ 285              $119            $100          $    70         $  550
  Lines of credit, notes
    payable and current
    portion of long-term debt
    and capital lease
    obligations..............        100              35                32             339               89            453
  Deferred revenue...........         12              88               157              27              112            294
                                   -----           -----              ----            ----          -------         ------
        Total current
          liabilities........        478             408               308             466              271          1,297
  Long-term debt and capital
    lease obligations, less
    current portion..........        124              10                10              --               65             38
                                   -----           -----              ----            ----          -------         ------
        Total liabilities....        602             418               318             466              336          1,335
Redeemable preferred stock...        150             802               206              --              899            509
Stockholders' equity:
  Common stock and additional
    paid-in capital..........         55              38                10              84              227             93
  Retained earnings
    (deficit)................       (549)           (740)              128             336           (1,106)          (499)
        Total stockholders'
          equity (deficit)...       (494)           (702)              138             420             (879)          (406)
                                   -----           -----              ----            ----          -------         ------
        Total liabilities and
          stockholders'
          equity (deficit)...      $ 258           $ 518              $662            $886          $   356         $1,438
                                   =====           =====              ====            ====          =======         ======


                                TOTAL
                               -------
Current assets:
  Cash and cash
    equivalents..............  $   782
  Receivables, net...........      741
  Prepaid expenses and
    other....................      666
                               -------
        Total current
          assets.............    2,189
Equipment and leasehold
  improvements, net..........    1,768
  Other assets...............      161
                               -------
        Total assets.........  $ 4,118
                               =======
Current liabilities:
  Accounts payable and
    accrued expenses.........  $ 1,490
  Lines of credit, notes
    payable and current
    portion of long-term debt
    and capital lease
    obligations..............    1,048
  Deferred revenue...........      690
                               -------
        Total current
          liabilities........    3,228
  Long-term debt and capital
    lease obligations, less
    current portion..........      247
                               -------
        Total liabilities....    3,475
Redeemable preferred stock...    2,566
Stockholders' equity:
  Common stock and additional
    paid-in capital..........      507
  Retained earnings
    (deficit)................   (2,430)
        Total stockholders'
          equity (deficit)...   (1,923)
                               -------
        Total liabilities and
          stockholders'
          equity (deficit)...  $ 4,118
                               =======

     Historical condensed balance sheet information for the Proposed Acquisitions as of December 31, 1997 represents information for Structured Network Systems, Inc. only.

                                   VERIO INC.

(C) HISTORICAL CONDENSED STATEMENTS OF OPERATIONS INFORMATION -- COMPLETED AND PROPOSED ACQUISITIONS

     Historical condensed statement of operations information for the Completed Acquisitions for the year ended December 31, 1997 including the periods from January 1, 1997 to the dates of consolidation is as follows:

                                AIMNET                                                       PIONEER GLOBAL
                              CORPORATION   RUSTNET,              COMPUTE      NORTHWEST   TELECOMMUNICATIONS,    WEST COAST
Year Ended December 31, 1997      (A)       INC.(A)    GES(A)   INTENSIVE(A)    NET(A)           INC.(A)         ONLINE, INC.
----------------------------  -----------   --------   ------   ------------   ---------   -------------------   ------------
Revenue:
  Internet connectivity....     $1,068       $ 310     $ 112       $ 468        $  709            $ 62              $1,192
  Enhanced services and
    other..................        101          69        --         326           351               7                 457
                                ------       -----     -----       -----        ------            ----              ------
        Total revenue......      1,169         379       112         794         1,060              69               1,649
Operating costs and
  expenses:
  Internet services
    operating costs........        444         147        94         301           113              33                 735
  Selling, general and
    administrative and
    other..................        978         319       133         673         1,661              37                 981
  Depreciation and
    amortization...........        248          17        --          16           136               4                  77
                                ------       -----     -----       -----        ------            ----              ------
        Total costs and
          expenses.........      1,670         483       227         990         1,910              74               1,793
                                ------       -----     -----       -----        ------            ----              ------
  Earnings (loss) from
    operations.............       (501)       (104)     (115)       (196)         (850)             (5)               (144)
Interest income............          8                                                              --                  --
Interest expense...........         --          (8)       --          (8)           --              (2)                 --
                                ------       -----     -----       -----        ------            ----              ------
    Earnings (loss) before
      income taxes.........       (493)       (112)     (115)       (204)         (850)             (7)               (144)
Income taxes...............         --          --        --          --           118              (5)                 --
                                ------       -----     -----       -----        ------            ----              ------
        Net earnings
          (loss)...........     $ (493)      $(112)    $(115)      $(204)       $ (732)           $(12)             $ (144)
                                ======       =====     =====       =====        ======            ====              ======

                                  BRANCH
                               INFORMATION
Year Ended December 31, 1997  SERVICES, INC.
----------------------------  --------------
Revenue:
  Internet connectivity....        $588
  Enhanced services and
    other..................          84
                                   ----
        Total revenue......         672
Operating costs and
  expenses:
  Internet services
    operating costs........          84
  Selling, general and
    administrative and
    other..................         298
  Depreciation and
    amortization...........           2
                                   ----
        Total costs and
          expenses.........         384
                                   ----
  Earnings (loss) from
    operations.............         288
Interest income............          --
Interest expense...........          --
                                   ----
    Earnings (loss) before
      income taxes.........         288
Income taxes...............        (101)
                                   ----
        Net earnings
          (loss)...........        $187
                                   ====

                                                                                                        GLOBAL
                                                            CLARK                                      INTERNET
                                                          INTERNET      SURF                            NETWORK
                                            COMMUNIQUE,   SERVICES,   NETWORK,   SESQUINET   ATMNET,   SERVICES,
                                               INC.        INC.(A)    Inc.(a)       (A)      INC.(A)    INC.(A)    PREPNET
                                            -----------   ---------   --------   ---------   -------   ---------   -------
Revenue
  Internet connectivity...................    $1,454       $2,582      $  585     $1,124     $2,754     $2,555     $2,026
  Enhanced services and other.............       764          562         190         --         73      1,309        193
                                              ------       ------      ------     ------     -------    ------     ------
        Total revenue.....................     2,218        3,144         775      1,124      2,827      3,864      2,219
Operating costs and expenses:
  Internet services operating costs.......       690        1,394         431        538      2,976      2,288        811
  Selling, general and administrative and
    other.................................     1,159        1,784         981        367      1,786      1,309        827
  Depreciation and amortization...........         5          116          76         54         40        314         26
                                              ------       ------      ------     ------     -------    ------     ------
    Total costs and expenses..............     1,854        3,294       1,488        959      4,802      3,911      1,664
                                              ------       ------      ------     ------     -------    ------     ------
    Earnings (loss) from operations.......       364         (150)       (713)       165     (1,975)       (47)       555
Interest income...........................        --            2          --         --         --         --         --
Interest expense..........................        --          (25)        (33)        --       (171)        (1)        --
                                              ------       ------      ------     ------     -------    ------     ------
    Earnings (loss) before income taxes...       364         (173)       (746)       165     (2,146)       (48)       555
Income taxes..............................      (127)          --          --        (58)        --         --       (194)
                                              ------       ------      ------     ------     -------    ------     ------
        Net earnings (loss)...............    $  237       $ (173)     $ (746)    $  107     $(2,146)   $  (48)    $  361
                                              ======       ======      ======     ======     =======    ======     ======

                                   VERIO INC.

                                                             INTERNET    SERVICE      PACIFIC RIM        SIGNET
                                               MONUMENTAL,   SERVERS,     TECH,        NETWORK,        PARTNERS,        NSNET,
                                                  INC.         INC.        INC.          INC.             INC.           INC.
                                               -----------   --------   ----------   -------------   --------------   -----------
Revenue:
  Internet connectivity......................    $2,472       $   --     $ 1,536         $ 472           $1,133         $1,426
  Enhanced services and other................        --        4,496         627           337              518            331
                                                 ------       ------     -------         -----           ------         ------
      Total revenue..........................     2,472        4,496       2,163           809            1,651          1,757
Operating costs and expenses:
  Internet services operating costs..........       362          400       1,229           385              336            481
  Selling, general and administrative and
    other....................................     2,470        1,654       1,814           674            1,977            824
  Depreciation and amortization..............       172          240         197            69               10            116
                                                 ------       ------     -------         -----           ------         ------
      Total costs and expenses...............     3,004        2,294       3,240         1,128            2,323          1,421
                                                 ------       ------     -------         -----           ------         ------
    Earnings (loss) from operations..........      (532)       2,202      (1,077)         (319)            (672)           336
Interest income..............................        --           13          --            --               --             --
Interest expense.............................        --           --         (42)          (15)              (5)            --
                                                 ------       ------     -------         -----           ------         ------
    Earnings (loss) before income taxes......      (532)       2,215      (1,119)         (334)            (677)           336
Income taxes.................................        --         (856)         33           (15)              --           (118)
                                                 ------       ------     -------         -----           ------         ------
      Net earnings (loss)....................    $ (532)      $1,359     $(1,086)        $(349)          $ (677)        $  218
                                                 ======       ======     =======         =====           ======         ======

                                                                  INTERNET                       NATIONAL
                                                                ENGINEERING                     KNOWLEDGE
                                                                ASSOCIATES,      ACCESSONE,     NETWORKS,
                                                                    INC.            INC.           INC.         TOTAL
                                                              ----------------   ----------   --------------   -------
Revenue:
  Internet connectivity.....................................       $  831          $2,484         $1,169       $29,112
  Enhanced services and other...............................          303           1,035            233        12,366
                                                                   ------          ------         ------       -------
      Total revenue.........................................        1,134           3,519          1,402        41,478
Operating costs and expenses:
  Internet services operating costs.........................          323             840            669        16,104
  Selling, general and administrative and other.............          678           2,921          1,276        27,581
  Depreciation and amortization.............................           63             245             55         2,298
                                                                   ------          ------         ------       -------
      Total costs and expenses..............................        1,064           4,006          2,000        45,983
                                                                   ------          ------         ------       -------
    Earnings (loss) from operations.........................           70            (487)          (598)       (4,505)
Interest income.............................................           14              --             --            37
Interest expense............................................           --             (26)           (25)         (361)
                                                                   ------          ------         ------       -------
    Earnings (loss) before income taxes.....................  84.........            (513)          (623)       (4,829)
Income taxes................................................          (29)             --             (3)       (1,355)
                                                                   ------          ------         ------       -------
      Net earnings (loss)...................................       $   55          $ (513)        $ (626)      $(6,184)
                                                                   ======          ======         ======       =======

---------------
(a) Represents operations prior to date of consolidation as described in Note A.

     Historical condensed statement of operations information for the Proposed Acquisitions for the year ended December 31, 1997 represents information for Structured Network Systems, Inc. only.

                                   VERIO INC.

(D) PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the condensed combined balance sheet as of December 31, 1997 and the condensed combined statement of operations for the year ended December 31, 1997. The purchase accounting adjustments relating to the acquisitions completed prior to January 1, 1998 are included in the historical consolidated balance sheet of Verio as of December 31, 1997.

          (1) To reflect cash and 1,704,000 shares of preferred stock, which is the approximate number of shares issued and proposed to be issued in connection with the Completed and Proposed Acquisitions subsequent to December 31, 1997, and the allocation of excess purchase price to goodwill in the amount of $44,594,000 and to adjust investments in affiliates for the proposed acquisitions of majority interests. In the opinion of management, the historical balances of all other assets acquired and liabilities assumed approximate fair value.

          (2) To eliminate equity accounts of the Proposed Acquisitions.

          (3) To eliminate intercompany revenue, expenses, receivables and payables.

          (4) To adjust amortization expense due to increase in carrying value of goodwill, using a ten-year life, including additional amortization expense related to consolidated acquisitions completed during 1997.

          (5) To eliminate minority interests share of equity and operations and equity in losses of affiliates upon acquisition of 100% ownership interests.

          (6) To eliminate income tax expense or benefit of acquired businesses due to consolidated net operating loss for the year ended December 31, 1997.

          (7) To adjust selling, general and administrative expense for nonrecurring compensation expense relating to stock options and bonuses issued to NorthWestNet employees prior to acquisition in the amount of $885,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verio Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                          VERIO INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $ 66,467    $ 72,586
  Restricted cash and securities (notes 3 and 4)............        --      21,015
  Receivables:
    Trade, net of allowance for doubtful accounts of $117
     and $1,233.............................................       611       7,565
    Affiliates..............................................       119         735
  Prepaid expenses and other................................       410       3,921
                                                              --------    --------
        Total current assets................................    67,607     105,822
Restricted cash and securities (notes 3 and 4)..............        --      19,539
Investments in affiliates, at cost (note 2).................     1,536       2,378
Equipment and leasehold improvements:
  Internet access and computer equipment....................     4,485      30,535
  Furniture, fixtures and computer software.................       220       3,301
  Leasehold improvements....................................       141       1,596
                                                              --------    --------
                                                                 4,846      35,432
  Less accumulated depreciation and amortization............      (359)     (7,219)
                                                              --------    --------
        Net equipment and leasehold improvements............     4,487      28,213
Other assets:
  Goodwill, net of accumulated amortization of $303 and
    $3,595 (note 2).........................................     8,736      83,216
  Debt issuance costs, net..................................        --       4,858
  Organization costs and other, net.........................       262       2,445
                                                              --------    --------
        Total assets........................................  $ 82,628    $246,471
                                                              ========    ========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $  2,132    $  7,389
  Accrued expenses..........................................       931      11,401
  Accrued interest payable..................................        --         844
  Accrued preferred stock issuance costs....................     1,110          --
  Lines of credit, notes payable and current portion of
    long-term debt (note 3).................................     2,573       2,751
  Current portion of capital lease obligations (note 4).....        64       1,575
  Deferred revenue..........................................       659       7,177
                                                              --------    --------
        Total current liabilities...........................     7,469      31,137
Long-term debt, less current portion, net of discount (note
  3)........................................................        20     139,376
Capital lease obligations, less current portion (note 4)....        86       2,945
                                                              --------    --------
        Total liabilities...................................     7,575     173,458
                                                              --------    --------
Minority interests in subsidiaries (note 2).................     2,231       2,765
Redeemable preferred stock (note 5):
  Series A, convertible, $.001 par value. 6,100,000 shares
    authorized, 6,033,333 shares issued and outstanding at
    December 31, 1996 and 1997. Liquidation preference of
    $18,100.................................................    18,078      18,080
  Series B, convertible, $.001 par value. 10,117,000 shares
    authorized 10,000,000 and 10,028,334 shares issued and
    outstanding at December 31, 1996 and 1997. Liquidation
    preference of $60,170...................................    58,799      59,193
  Series C, convertible, $.001 par value. 2,500,000 shares
    authorized, issued and outstanding at December 31, 1997.
    Liquidation preference of $20,000.......................        --      19,976
                                                              --------    --------
                                                                76,877      97,249
                                                              --------    --------
Stockholders' equity (deficit) (note 6):
  Preferred stock, Series D-1, convertible, $.001 par value.
    3,000,000 shares authorized, 680,000 shares issued and
    outstanding at December 31, 1997. Liquidation preference
    of $10,200 (note 5).....................................        --      10,200
  Common stock, $.001 par value; 35,133,000 shares
    authorized; 1,090,000 and 1,254,533 shares issued and
    outstanding at December 31, 1996 and 1997 (20,496,200
    shares pro forma).......................................         1           1
  Additional paid-in capital................................     1,089      14,272
  Accumulated deficit.......................................    (5,145)    (51,474)
                                                              --------    --------
        Total stockholders' equity (deficit)................    (4,055)    (27,001)
                                                              --------    --------
Commitments (notes 2, 4 and 5)
        Total liabilities and stockholders' deficit.........  $ 82,628    $246,471
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 PERIOD FROM
                                                                  INCEPTION            YEAR
                                                               (MARCH 1, 1996)        ENDED
                                                               TO DECEMBER 31,     DECEMBER 31,
                                                                    1996               1997
                                                              -----------------    ------------
Revenue:
  Internet connectivity.....................................       $ 2,239           $ 23,476
  Enhanced services and other...............................           126             12,216
                                                                   -------           --------
          Total revenue.....................................         2,365             35,692
Costs and expenses:
  Internet services operating costs.........................           974             15,974
  Selling, general and administrative and other.............         7,002             49,383
  Depreciation and amortization.............................           669             10,624
                                                                   -------           --------
          Total costs and expenses..........................         8,645             75,981
                                                                   -------           --------
          Loss from operations..............................        (6,280)           (40,289)
Other income (expense):
  Interest income...........................................           593              6,080
  Interest expense..........................................          (115)           (11,826)
  Equity in losses of affiliates............................            --             (1,958)
                                                                   -------           --------
          Loss before minority interests....................        (5,802)           (47,993)
Minority interests..........................................           680              1,924
                                                                   -------           --------
          Net loss..........................................        (5,122)           (46,069)
Accretion of preferred stock to liquidation value...........           (23)              (260)
                                                                   -------           --------
          Net loss attributable to common stockholders......       $(5,145)          $(46,329)
                                                                   =======           ========
Loss per common share -- basic and diluted..................       $ (5.29)          $ (40.47)
                                                                   =======           ========
Weighted average number of common shares outstanding --basic
  and diluted...............................................       971,748          1,144,685
                                                                   =======           ========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                      COMMON STOCK      ADDITIONAL
                                       PREFERRED   ------------------    PAID-IN     ACCUMULATED
                                         STOCK      SHARES     AMOUNT    CAPITAL       DEFICIT      TOTAL
                                       ---------   ---------   ------   ----------   -----------   --------
BALANCES AT INCEPTION................   $    --           --    $--      $    --      $     --     $     --
Issuance of common stock for cash....        --    1,090,000      1        1,089            --        1,090
Accretion of preferred stock to
  liquidation value..................        --           --     --           --           (23)         (23)
Net loss.............................        --           --     --           --        (5,122)      (5,122)
                                        -------    ---------    ---      -------      --------     --------
BALANCES AT DECEMBER 31, 1996........        --    1,090,000      1        1,089        (5,145)      (4,055)
Issuance of common stock for exercise
  of options.........................        --       76,200                 148            --          148
Issuance of common stock for cash....        --       88,333                 360            --          360
Warrants issued in connection with
  debt offering (note 3).............        --           --     --       12,675            --       12,675
Issuance of preferred stock in
  business combination (note 5)......    10,200           --     --           --            --       10,200
Accretion of redeemable preferred
  stock to liquidation value.........        --           --                  --          (260)        (260)
Net loss.............................        --           --     --                    (46,069)     (46,069)
                                        -------    ---------    ---      -------      --------     --------
BALANCES AT DECEMBER 31, 1997........   $10,200    1,254,533    $ 1      $14,272      $(51,474)    $(27,001)
                                        =======    =========    ===      =======      ========     ========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                              PERIOD FROM INCEPTION        YEAR
                                                                 (MARCH 1, 1996)          ENDED
                                                                 TO DECEMBER 31,       DECEMBER 31,
                                                                      1996                 1997
                                                              ---------------------    ------------
Cash flows from operating activities:
  Net loss..................................................         $(5,122)            $(46,069)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization..........................             669               10,624
     Minority interests' share of losses....................            (680)              (1,924)
     Equity in losses of affiliates.........................              --                1,958
     Changes in operating assets and liabilities, excluding
       effects of business combinations:
       Receivables..........................................            (265)              (1,561)
       Prepaid expenses and other current assets............            (284)              (2,305)
       Accounts payable.....................................           1,439               (1,656)
       Accrued expenses.....................................           1,910                3,082
       Accrued interest payable.............................              --                  844
       Deferred revenue.....................................               7                1,684
                                                                     -------             --------
          Net cash used by operating activities.............          (2,326)             (35,323)
                                                                     -------             --------
Cash flows from investing activities:
  Acquisition of equipment and leasehold improvements.......          (3,430)             (14,547)
  Acquisition of net assets in business combinations and
     investments in affiliates, net of cash acquired........          (5,627)             (64,023)
  Restricted cash and securities............................                              (40,554)
  Other.....................................................             (66)              (1,206)
                                                                     -------             --------
          Net cash used by investing activities.............          (9,123)            (120,330)
                                                                     -------             --------
Cash flows from financing activities:
  Proceeds from lines of credit, notes payable and long-term
     debt...................................................              --              145,512
  Repayments of lines of credit and notes payable...........             (20)              (3,468)
  Repayments of capital lease obligations...................              (8)                (950)
  Proceeds from issuance of common and preferred stock, net
     of issuance costs......................................          77,944               20,678
                                                                     -------             --------
          Net cash provided by financing activities.........          77,916              161,772
                                                                     -------             --------
          Net increase in cash and cash equivalents.........          66,467                6,119
Cash and cash equivalents:
  Beginning of period.......................................              --               66,467
                                                                     -------             --------
  End of period.............................................         $66,467             $ 72,586
                                                                     =======             ========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................         $    --             $ 10,982
                                                                     =======             ========
  Equipment acquired through capital lease obligations......         $    58             $  3,301
                                                                     =======             ========
  Acquisition of net assets in business combination through
     issuance of preferred stock............................         $    --             $ 10,200
                                                                     =======             ========
  Warrants issued in connection with debt offering..........         $    --             $ 12,675
                                                                     =======             ========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     Verio Inc. (Verio or the Company) was incorporated on March 1, 1996 to capitalize on the growing demand for Internet access and enhanced services by business users through the acquisition, integration, and growth of existing independent Internet service providers with a business customer focus in targeted geographic regions. The goal of the Company is to be the dominant, full-service national provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. The Company commenced operations in April 1996 and had no activity other than the sale of common stock to founders prior to April 1, 1996.

     The accompanying consolidated financial statements include the accounts of Verio and its majority owned subsidiaries, as described in Note 2. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Cash and Cash Equivalents and Restricted Cash

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Included in cash equivalents as of December 31, 1996 and December 31, 1997 are U.S. government, municipal and corporate debt securities, money market accounts and commercial paper, totaling $61,769,000 and $75,442,000 (exclusive of cash overdraft in the amount of $11,228,000), respectively, with maturities ranging from thirty to ninety days.

     Restricted cash and securities include U.S. government securities which are classified as securities held to maturity and recorded at cost. At December 31, 1997, cost approximated market value.

  (c) Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

  (d) Investments in Affiliates and Consolidation of Subsidiaries

     Investments in affiliates represent newly issued preferred shares of various affiliates. The preferred shares are convertible at the option of the Company into common shares on a one-for-one basis and represent future common stock ownership interests, upon conversion, of less than 50%. As the Company did not acquire a common stock ownership interest, these investments are recorded at cost until such time as the preferred shares are converted to common. In addition, if these entities incur losses resulting in the equity of the common shareholders being reduced to zero, the Company will utilize the equity method of accounting for these investments and will generally recognize 100% of all losses of the affiliates from that date, up to the amount of the Company's investment, based on the inability of the majority common stockholders to fund additional losses. During the year ended December 31, 1997, the Company recognized equity in losses of affiliates of $1,958,000 under this method of accounting.

     The Company has also acquired preferred shares in certain entities which are convertible into future common stock ownership interests of greater than 50%. In these situations, the Company has majority representation on the Board of Directors, exercises significant control over the entities' operations, and intends

                          VERIO INC. AND SUBSIDIARIES
to acquire a 100% common ownership interest in the future. Accordingly, the accounts of these investees have been consolidated with those of the Company in the accompanying consolidated financial statements from the dates of acquisition (see note 2).

  (e) Other Assets

     The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a 10-year period. Other intangibles are amortized using the straight-line method over periods ranging from three to seven years.

  (f) Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lives Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon undiscounted cash flows. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  (g) Revenue Recognition

     Revenue related to Internet services is recognized as the services are provided, and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set-up fees are recognized upon completion of the services. Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  (h) Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

  (i) Stock-Based Compensation

     The Company accounts for its stock-based employee compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). The Company has provided pro forma disclosures of net loss and loss per share as if the fair value based method of accounting for the plans, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied. Pro forma disclosures include the effects of employee stock options granted during the period and year ended December 31, 1996 and 1997.

                          VERIO INC. AND SUBSIDIARIES

  (j) Loss Per Share

     Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128). SFAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Basic and diluted EPS are the same in 1996 and 1997, and all common stock equivalents are antidilutive.

(2) BUSINESS COMBINATIONS AND INVESTMENTS IN AFFILIATES

     During the period from inception (March 1, 1996) to December 31, 1996, the Company completed seven business combinations and investments for cash and notes payable. All of the acquisitions were accounted for using the purchase method of accounting or at cost. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in the Company's consolidated statement of operations from the dates of acquisition. Summary information regarding the business combinations is as follows:

  Consolidated acquisitions in 1996:

                                                     OWNERSHIP
                                                      INTEREST      TOTAL OWNERSHIP INTEREST AT
        BUSINESS NAME          ACQUISITION DATE     PURCHASED(A)       DECEMBER 31, 1996(A)
        -------------          ----------------     ------------    ---------------------------
On-Ramp Technologies, Inc....  August 1, 1996            51%
                               October 4, 1996            4%                     55%
RAINet, Inc..................  August 2, 1996           100%                    100%
CCnet Inc....................  December 19, 1996        100%                    100%

The aggregate purchase price, including acquisition costs of $284,000, was allocated based upon fair value as follows:

Equipment.......................................  $ 1,359,000
Goodwill........................................    9,039,000
Net current assets..............................    2,461,000
                                                  -----------
          Total purchase price..................  $12,859,000
                                                  ===========

  Unconsolidated investments in 1996:

                                                        OWNERSHIP        TOTAL OWNERSHIP
                                                         INTEREST          INTEREST AT
         BUSINESS NAME            ACQUISITION DATE     PURCHASED(A)    DECEMBER 31, 1996(A)
         -------------            ----------------     ------------    --------------------
West Coast Online, Inc..........  July 26, 1996             20%                 20%
National Knowledge Networks,
  Inc...........................  August 2, 1996            26%                 26%
AccessOne, Inc..................  December 12, 1996         20%                 20%
Signet Partners, Inc............  December 19, 1996         25%                 25%

The aggregate purchase price of the above investments, including acquisition costs of $102,000, was $1,536,000.

                          VERIO INC. AND SUBSIDIARIES

     During the year ended December 31, 1997, the Company completed 23 business combinations and investments for cash, notes payable and preferred stock. All of the acquisitions were accounted for using the purchase method of accounting or at cost. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in the Company's consolidated statement of operations from the dates of acquisition. Seventeen subsidiaries were acquired and newly consolidated during 1997. In addition, the Company formed two new start-up subsidiaries. Summary information regarding these acquisitions is as follows:

  Consolidated acquisitions in 1997:

                                                          OWNERSHIP       TOTAL OWNERSHIP
                                                           INTEREST         INTEREST AT
          BUSINESS NAME              ACQUISITION DATE    PURCHASED(A)   DECEMBER 31, 1997(A)
          -------------              ----------------    ------------   --------------------
Global Enterprise
  Services -- Network Division....  January 17, 1997         100%               100%
Pioneer Global Telecommunications,
  Inc. ...........................  February 6, 1997         100%               100%
Compute Intensive Inc. ...........  February 18, 1997         55%                55%
NorthWestNet, Inc. ...............  February 28, 1997         85%                85%
RUSTnet, Inc. ....................  March 14, 1997           100%               100%
Aimnet Corporation ...............  May 19, 1997              55%
                                    September 22, 1997        45%               100%
Branch Information Services,
  Inc. ...........................  September 17, 1997       100%               100%
West Coast Online, Inc. ..........  April 29, 1997            12%
                                    September 30, 1997        68%               100%
Communique, Inc. .................  October 2, 1997          100%               100%
Clark Internet Services, Inc. ....  October 17, 1997          51%                51%
ATMnet, Inc. .....................  November 5, 1997         100%               100%
Global Internet Network Services,
  Inc. ...........................  December 1, 1997         100%               100%
Surf Network, Inc. ...............  January 31, 1997          25%
                                    December 22, 1997         75%               100%
PREPnet...........................  December 24, 1997        100%               100%
Service Tech, Inc. ...............  August 1, 1997            40%
                                    December 31, 1997         60%               100%
Monumental Network Systems,
  Inc. ...........................  December 31, 1997        100%               100%
Internet Servers, Inc. ...........  December 31, 1997        100%               100%

     The aggregate purchase price, including acquisition costs of $3,396,000 was allocated based upon fair values as follows:

Equipment......................................  $ 12,378,000
Goodwill.......................................    77,772,000
Net current liabilities........................    (9,452,000)
                                                 ------------
          Total purchase price.................  $ 80,698,000
                                                 ============

                          VERIO INC. AND SUBSIDIARIES

  Unconsolidated investments in 1997:

                                                        OWNERSHIP        TOTAL OWNERSHIP
                                                         INTEREST          INTEREST AT
         BUSINESS NAME            ACQUISITION DATE     PURCHASED(A)    DECEMBER 31, 1997(A)
         -------------            ----------------     ------------    --------------------
Pacific Rim Network, Inc........  February 4, 1997          27%                 27%
Internet Engineering Associates,
  Inc...........................  March 4, 1997             20%                 20%
Internet Online, Inc............  March 5, 1997             35%                 35%
Structured Network Systems,
  Inc...........................  March 6, 1997             20%                 20%
National Knowledge Networks,
  Inc...........................  November 7, 1997          15%                 41%
Signet Partners, Inc............  November 20, 1997         16%                 41%

The aggregate purchase price of the above investments, including acquisition costs of $253,000, was $2,822,000.
---------------

(a) Represents existing ownership interest or, in the case of investments in preferred stock, ownership upon conversion of preferred shares to common, on a fully diluted basis.

     The following unaudited condensed pro forma information presents the unaudited results of operations of the Company as if the above consolidated acquisitions had occurred on January 1, 1996:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996            1997
                                                              ----------      ----------
                                                                (AMOUNTS IN THOUSANDS,
                                                              EXCEPT FOR PER SHARE DATA)
Revenue.....................................................   $ 44,693        $ 63,665
Net loss....................................................    (33,326)        (59,006)
Net loss attributable to common stockholders................    (33,349)        (59,266)
Loss per common share -- basic and diluted..................   $ (34.32)       $ (51.77)

     The pro forma results do not necessarily represent results that would have occurred if the consolidated acquisitions had taken place as of January 1, 1996, nor are they necessarily indicative of the results of future operations.

     For all of its less-than-100%-owned ISP affiliates, the Company has the option to acquire all of the remaining ownership interests. Generally, the option may be exercised beginning one year from the date of the initial investment or upon the earlier of the completion of an initial public offering of common stock by the Company or a significant strategic investment in the Company. In one case, the Company's option becomes mandatorily exercisable upon completion of an initial public offering.

     Subsequent to December 31, 1997, the Company, in conjunction with the integration of its operations into regional operating units, has completed the acquisition of the remaining ownership interests in 7 ISPs, and expects to complete the Proposed Acquisitions, for total consideration of approximately $25,500,000 in preferred stock and approximately $21,256,000 in cash and options.

                          VERIO INC. AND SUBSIDIARIES

\ (3) DEBT

     Lines of credit, notes payable and long-term debt consists of the following as of December 31, 1996 and 1997:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1996          1997
                                                              ---------    ----------
                                                              (AMOUNTS IN THOUSANDS)
13.5% Senior Notes due in 2004, net of unamortized discount
  of $12,130,136(a).........................................   $    --      $137,870
Revolving lines of credit, bearing interest at .5% to 2.00%
  above prime, (9.0% to 10.5% at December 31, 1997) due
  primarily on demand, secured by restricted cash of
  $765,000..................................................        --           788
Unsecured notes payable bearing interest primarily at 7%,
  due in 1998 and 1999......................................     2,500         2,809
Other.......................................................        93           660
                                                               -------      --------
                                                                 2,593       142,127
Less current portion........................................    (2,573)       (2,751)
                                                               -------      --------
          Long-term debt, less current portion..............   $    20      $139,376
                                                               =======      ========

---------------

(a) In June 1997, the Company completed a debt offering of $150,000,000, 13.5% Senior Notes due 2004 (the "1997 Notes") and warrants to purchase 2,112,480 shares of common stock at $.01 per share, which were valued at approximately $12,675,000. Interest on the 1997 Notes is payable semi-annually on June 15 and December 15 of each year. The value attributed to the warrants has been recorded as debt discount and is being amortized to interest expense using the interest method over the term of the 1997 Notes. Upon closing, the Company deposited U.S. Treasury securities in an escrow account in an amount that, together with interest on the securities, will be sufficient to fund the first five interest payments (through December 1999) on the 1997 Notes. This restricted cash and securities balance totaled $38,195,404 at December 31, 1997. The 1997 Notes are redeemable on or after June 15, 2002 at 103% of the face value.

     The indenture covering the 1997 Notes includes various covenants restricting the payment of dividends, additional indebtedness, disposition of assets, and transactions with affiliates.

     Maturities of lines of credit, notes payable and long-term debt are as follows:

1998..............................................  $  2,751
1999..............................................     1,032
2000..............................................       474
2001..............................................        --
2002..............................................        --
Thereafter........................................   137,870
                                                    --------
                                                    $142,127
                                                    ========

     Subsequent to December 31, 1997, Verio received commitments from a group of commercial lending institutions to provide an aggregate of up to $57.5 million pursuant to a two-year revolving credit financing facility. The Company is in the process of negotiating the definitive terms and conditions and final documentation for this facility. The Chase Manhattan Bank has committed to serve as agent for the lenders in this facility. In addition, the Company is considering a possible private placement of up to $100 million in

                          VERIO INC. AND SUBSIDIARIES
senior notes. There can be no assurance that the Company will be able to negotiate final terms and conditions that are acceptable to the Company with respect to, or to consummate, either of such financing efforts.

(4) LEASES AND COMMITMENTS

     The Company leases office space, certain facilities storing internet points of presence and certain computer and office equipment under capital and operating leases expiring at various dates through 2003. Future minimum annual lease payments under these leases as of December 31, 1997 are as follows:

                                                              CAPITAL      OPERATING
                                                              LEASES        LEASES
                                                              -------      ---------
                                                              (AMOUNTS IN THOUSANDS)
1998........................................................  $ 2,142       $ 5,398
1999........................................................    1,882         4,926
2000........................................................    1,298         3,596
2001........................................................      100         1,386
2002 and thereafter.........................................        9           194
                                                              -------       -------
          Total minimum payments............................  $ 5,431       $15,500
                                                                            =======
Less amount representing interest...........................     (911)
                                                              -------
          Present value of net minimum lease payments.......    4,520
Less current portion........................................   (1,575)
                                                              -------
                                                              $ 2,945
                                                              =======

     In addition, the Company has entered into agreements with two telecommunications companies to provide the Company with products and services to be used in its operations. Under one agreement, the minimum payments as of December 31, 1997 are as follows (in Thousands):

1998................................................  $1,200
1999................................................   1,900
2000................................................   2,400
2001................................................     800
                                                      ------
          Total minimum payments....................  $6,300
                                                      ======

     Under the second agreement, the Company is obligated to spend a total of $39 million between June 16, 1997 and June 16, 2002 of which $1,500,000 had been paid as of December 31, 1997. Annual payments will be based on actual usage by the Company.

     The Company had an outstanding irrevocable letter of credit in the amount of $1.1 million as of December 31, 1997. This letter of credit, which is automatically renewed after one year at the discretion of the bank, not to be extended beyond January 31, 2003, is to collateralize the Company's lease obligation to a third party. The fair value of this letter of credit approximates contract value which is fixed over the life of the commitment. Restricted cash in the amount of $1,400,000 secures the letter of credit.

(5) PREFERRED STOCK

     Series A, B and C preferred shares were issued in 1996 and 1997 at $3, $6 and $8 per share, respectively, for total proceeds of $18,100,001, $60,170,004 and $20,000,000, respectively, and are convertible into common stock initially on a one-for-one basis. In December 1997, the Company also issued 680,000 shares of Series D-1 preferred shares at $15 per share in connection with an acquisition. The preferred shares are entitled to receive dividends equal, on an as-converted basis, to any amount paid to common stockholders. In

                          VERIO INC. AND SUBSIDIARIES
the event of any liquidation or dissolution of the Company, including certain mergers, consolidations and asset sales, holders of the preferred shares are entitled to receive an amount equal to the original issuance price, plus any declared and unpaid dividends.

     In addition, the Series A, B and C preferred shares are subject to mandatory redemption, in total, by the Company in October 2004. The Series D-1 preferred shares are not redeemable. Upon redemption, the Series C shares are senior to Series B shares, which are senior to Series A shares, on the basis provided in the preferred stock terms. Series A, B, C and D-1 preferred shares may be converted into shares of common stock at any time at the option of the holder. The Series A, B, C and D-1 preferred shares are also subject to mandatory conversion upon consummation of a public offering of common stock resulting in proceeds to the Company of not less than $30 million and at an offering price per share equal to at least $15. In addition, shares of Series D-1 preferred stock are subject to mandatory conversion upon the election of each of the Series A, B and C classes, each voting as a separate class, to convert to common.

(6) STOCK-BASED COMPENSATION PLANS

     The Company has established Incentive Stock Option Plans (the Plans) whereby, at the discretion of the Board of Directors (the Board), the Company may grant stock options to employees of the Company and its controlled subsidiaries. As of December 31, 1997, the Company had reserved 2,750,000 shares for issuance under the Plans. The Plans were amended in February 1998 to increase the number of shares reserved for issuance to 3,750,000. The option price is determined by the Board at the time the option is granted, but in no event is less than the fair market value of the Company's common stock at the date of grant, as determined by the Board. As of December 31, 1996 and December 31, 1997, options had been granted entitling the holders to purchase 707,200 and 2,237,050 shares of the Company's common stock, respectively, at exercise prices of $1, $3, $6, $6.75 and $8.50 per share. Options granted on or before December 19, 1997, vest over a five year period, and expire ten years from the date of grant. Options granted December 20, 1997, or later, vest over a four year period, and expire eight years from the date of grant. In certain circumstances, options vest earlier or later based upon the fair value of the Company's common shares or upon reaching certain performance targets, as defined, and in the case that such performance targets are not met, such performance-based options vest seven years from the date of grant. Performance based options granted on or before December 19, 1997, expire ten years from the date of grant, and performance based options granted December 20, 1997, or later, expire eight years from the date of grant. As of December 31, 1997, 54,700 options, in total, were vested and exercisable. Options may be exercised prior to their scheduled vesting date, but are subject to a repurchase by the Company at the exercise price until the scheduled vesting date. The weighted average contractual term of outstanding options was approximately 5 years at December 31, 1997.

                          VERIO INC. AND SUBSIDIARIES

     The following table summarizes option activity for the period from inception (March 1, 1996) through December 31, 1997:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Options granted at the following exercise prices:
  $1 per share..............................................     60,000
  $3 per share..............................................    647,700
                                                              ---------
  Options outstanding at December 31, 1996..................    707,700     $2.83
Options granted at the following exercise prices:
  $3 per share..............................................      6,000
  $6 per share..............................................    924,550
  $6.75 per share...........................................    635,450
  $8.50 per share...........................................    191,250
  Options forfeited.........................................   (151,700)    $5.95
  Options exercised.........................................    (76,200)    $1.95
                                                              ---------     -----
Options outstanding at December 31, 1997....................  2,237,050     $5.55
                                                              =========     =====

     As discussed in Note 1, the Company applies APB Opinion 25 and related interpretations in accounting for its stock compensation plan. Accordingly, since the Company grants stock options with exercise prices equal to fair value at the date of grant, no compensation expense has been recognized relating to option grants in 1996 and 1997. During the period and year ended December 31, 1996 and 1997, the per share weighted-average fair value of stock options granted was $.46 and $1.08, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividends or volatility, risk-free interest rate of 6%, and expected life of three years. If the Company had recorded compensation expense for the period and year ended December 31, 1996 and 1997, based on the fair value of the options at the grant date under SFAS No. 123, net loss available to common stockholders would increase to $5,210,000 and $46,737,000, respectively, and basic and diluted net loss per common share would increase to $4.78 and $40.83, respectively.

(7) INCOME TAXES

     At December 31, 1997, the Company has a net operating loss carryforward for federal income tax purposes of approximately $49.9 million which is available to offset future federal taxable income, if any, through 2012. As a result of various preferred stock transactions during 1996 and 1997, management believes the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been recorded by the Company in 1996 and 1997, and a valuation allowance has been recorded for the entire amount of the deferred tax asset relating to the net operating loss carryforward of $18.6 million. Net other temporary differences relating to differences in the carrying amounts of assets and liabilities for financial statement and income tax purposes are not significant.

(8) CONCENTRATION OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of December 31, 1996 and 1997, the Company had concentrations of credit risk in one financial institution in the approximate amounts of $30,443,000 and $74,445,000, respectively. Concentrations of credit risk with respect to trade receivables are limited due to the

                          VERIO INC. AND SUBSIDIARIES
large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1996 and December 31, 1997, the fair value, of the Company's financial instruments approximate their carrying value, based on their terms and interest rates.

(9) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summary quarterly financial information for the Company is as follows. The second quarter of 1996 represents the period from inception (March 1, 1996) to March 31, 1996 (Amounts in Thousands).

                                                         THREE MONTHS ENDED
                                           -----------------------------------------------
                  1996                     MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31    TOTAL
                  ----                     --------   -------   ------------   -----------   --------
Revenue..................................  $    --    $    --     $    678      $  1,687     $  2,365
Loss from operations.....................       --       (329)      (1,395)       (4,556)      (6,280)
Net loss.................................       --       (329)      (1,442)       (3,374)      (5,145)
Loss per common share -- basic and
  diluted................................       --      (0.34)       (1.48)        (3.47)       (5.29)

                  1997                     MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31    TOTAL
                  ----                     --------   -------   ------------   -----------   --------
Revenue..................................  $ 4,414    $ 8,249     $  9,624      $ 13,405     $ 35,692
Loss from operations.....................   (5,592)    (8,854)     (10,741)      (15,102)     (40,289)
Net loss.................................   (4,677)    (8,120)     (12,762)      (20,770)     (46,329)
Loss per common share -- basic and
  diluted................................    (4.29)     (7.28)      (10.84)       (18.06)      (40.47)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of On-Ramp Technologies, Inc. as of July 31, 1996, and the related statements of operations, stockholders' deficit, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of OnRamp Technologies, Inc. as of July 31, 1996, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
April 11, 1997

                           ON-RAMP TECHNOLOGIES, INC.

                                 BALANCE SHEET
                                 JULY 31, 1996

                                     ASSETS

Current assets:
  Trade receivables, net of allowance for doubtful accounts
     of $80,812.............................................  $   433,075
  Prepaid expenses and other................................       25,079
                                                              -----------
          Total current assets..............................      458,154
Equipment, net (note 2).....................................      867,388
                                                              -----------
          Total assets......................................  $ 1,325,542
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Cash overdraft............................................  $    91,342
  Accounts payable..........................................      448,460
  Accrued liabilities.......................................       61,750
  Current portion of note payable (note 3)..................       55,003
  Deferred revenue..........................................      652,965
                                                              -----------
          Total current liabilities.........................    1,309,520
Note payable, less current portion (note 3).................       58,692
                                                              -----------
          Total liabilities.................................    1,368,212
                                                              -----------
Stockholders' equity (deficit) (note 5):
  Common stock, $0.001 par value, 40,000,000 shares
     authorized, 1,079,000 shares issued....................        1,079
  Additional paid-in capital................................    1,804,871
  Accumulated deficit.......................................   (1,822,620)
  Treasury stock -- 689,971 shares at cost..................      (26,000)
                                                              -----------
          Total stockholders' deficit.......................      (42,670)
                                                              -----------
Commitments and contingencies (note 4):
          Total liabilities and stockholders' deficit.......  $ 1,325,542
                                                              ===========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                            STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JULY 31, 1996

Revenue:
  Internet services.........................................  $2,959,650
  Computer hardware and software sales......................     312,487
  Consulting services.......................................      92,881
                                                              ----------
          Total revenue.....................................   3,365,018
                                                              ----------
Cost and expenses:
  Internet services operating costs.........................     606,249
  Cost of hardware and software sales.......................     249,990
  Selling, general and administrative.......................   2,708,448
  Depreciation..............................................     260,194
                                                              ----------
          Total operating expenses..........................   3,824,881
                                                              ----------
          Loss from operations..............................    (459,863)
Other income (expense):
  Interest income...........................................       8,035
  Interest expense..........................................      (7,991)
                                                              ----------
          Net loss..........................................  $ (459,819)
                                                              ==========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                        NINE MONTHS ENDED JULY 31, 1996

                                                                                             TOTAL
                                                   ADDITIONAL                            STOCKHOLDERS'
                                          COMMON    PAID-IN     ACCUMULATED   TREASURY      EQUITY
                                          STOCK     CAPITAL       DEFICIT      STOCK       (DEFICIT)
                                          ------   ----------   -----------   --------   -------------
BALANCES AT NOVEMBER 1, 1995............  1,079    1,799,699    (1,362,801)   (26,000)      411,977
Capital contribution....................     --        5,172            --         --         5,172
Net loss................................     --           --      (459,819)        --      (459,819)
                                          ------   ---------    ----------    -------      --------
BALANCES AT JULY 31, 1996...............  $1,079   1,804,871    (1,822,620)   (26,000)      (42,670)
                                          ======   =========    ==========    =======      ========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                            STATEMENT OF CASH FLOWS
                        NINE MONTHS ENDED JULY 31, 1996

Cash flows from operating activities:
  Net loss..................................................  $(459,819)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................    260,194
     Provision for bad debts................................    497,742
     Changes in operating assets and liabilities:
       Trade receivables....................................   (375,867)
       Prepaid expenses.....................................      6,103
       Accounts payable.....................................   (170,123)
       Accrued liabilities..................................      4,891
       Deferred revenue.....................................    227,140
                                                              ---------
          Net cash used by operating activities.............     (9,739)
                                                              ---------
Cash flows from investing activities --
  purchases of equipment....................................   (222,564)
                                                              ---------
Cash flows from financing activities:
  Increase in cash overdraft................................     91,342
  Principal payments on note payable........................    (26,919)
  Capital contribution......................................      5,172
                                                              ---------
          Net cash used by financing activities.............     69,595
                                                              ---------
          Decrease in cash..................................   (162,708)
Cash at beginning of period.................................    162,708
                                                              ---------
Cash at end of period.......................................  $      --
                                                              =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   7,991
                                                              =========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JULY 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Basis of Presentation

     OnRamp Technologies, Inc. (the Company) was incorporated in the State of Texas on December 27, 1993. The Company's business consists of providing regional internet access services, and hardware and software sales and consulting, to customers in Texas and Georgia.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful life of the related assets of three years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 as of November 1, 1995 did not have a significant effect on the Company's financial position or results of operations.

  Stock Based Compensation

     In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123), which establishes a fair

                           ON-RAMP TECHNOLOGIES, INC.

value-based method of accounting for stock-based compensation plans. Companies are encouraged to adopt all provisions of SFAS No. 123 and are required to comply with the disclosure requirements of SFAS No. 123, which was effective for fiscal years beginning after December 15, 1995. The Company will continue to account for stock based compensation under the provisions of APB Opinion No. 25 and will provide the pro forma disclosures required by SFAS 123.

(2) EQUIPMENT

     Equipment consisted of the following at July 31, 1996:

Internet and computer equipment.............................  $1,155,370
Furniture and office equipment..............................     119,973
Leasehold improvements......................................       6,668
                                                              ----------
                                                               1,282,011
Less accumulated depreciation...............................    (414,623)
                                                              ----------
                                                              $  867,388
                                                              ==========

(3) DEBT

     Debt as of July 31, 1996 consists of the following:

Note payable bearing interest at 18%, monthly principal and
  interest payments of $7,020 through April 1, 1998.........  $113,695
  Less current portion......................................   (55,003)
                                                              --------
                                                              $ 58,692
                                                              ========

(4) COMMITMENTS AND CONTINGENCIES

     Future minimum annual lease payments under operating leases for each of the years ending July 31, are as follows:

1997........................................................  $129,377
1998........................................................   326,781
1999........................................................   324,755
2000........................................................   211,920
                                                              --------
                                                              $992,833
                                                              ========

     Rent expense for the nine months ended July 31, 1996 totaled $90,999.

  Concentration of Credit Risk and Financial Instruments

     The Company provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Company does not have any customers that represent greater than 5% of total revenue at July 31, 1996.

     The Company conducts business in Texas and Georgia. Customers who operate in Texas represent approximately 97% of the Company's customer base and accounts receivable.

     At July 31, 1996, the fair value of the Company's financial instruments approximates their carrying value based on their terms and interest rates.

                           ON-RAMP TECHNOLOGIES, INC.

(5) STOCKHOLDERS' EQUITY

     Effective August 1, 1996, the Company issued 1,250,000 shares of newly authorized redeemable, convertible preferred stock to Verio Inc. (Verio) for cash consideration of $2,336,816, cancellation of indebtedness in the amount of $1,663,184, and a note receivable of $4,175,000. The preferred shares are convertible into common shares on a one for one basis and represent a 50.82% interest in the Company upon conversion. The preferred shares are redeemable at the option of the holder at any time, vote on an as-converted basis, and have a liquidation preference equal to the issuance price. On October 4, 1996, Verio purchased 100,000 shares of common stock from two Company shareholders for cash consideration of $600,000, representing an additional 4.07% interest in the Company. In addition, Verio acquired an option to acquire a 100% common stock ownership in the Company in the future upon the occurrence of certain events, including an initial public offering of Verio common stock.

     The Company established a stock option plan (the Plan) which provides that salaried officers or key employees, non-employee directors, and consultants who provide services to the Company may, at the discretion of the Board of Directors, be granted options to purchase shares of common stock. 130,560 shares of the Company's Common Stock have been authorized for issuance under the Plan, of which 59,878 shares were granted during the nine months ended July 31, 1996, with an exercise price of $6.34 per share. There were no options exercised or canceled during the nine months ended July 31, 1996. As of July 31, 1996, 11,976 options were exercisable.

     Generally, options vest 20% or 25% on the date of grant of the option and the balance vests thereafter over a 4 or 3 year period.

     During the nine months ended July 31, 1996, the per share weighted-average fair values of stock options granted was $.71 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; expected dividend yield 0%, risk-free interest rate of 6%, and expected life of four years. If the Company determined compensation expense for the nine months ended July 31, 1996 based on the fair value of the options at the grant date under SFAS No. 123, net loss would have been approximately $468,000.

(6) INCOME TAXES

     At December 31, 1995, the Company has a net operating loss carryforward for federal income tax purposes of $534,000 which is available to offset future federal taxable income, if any, through 2010. Management believes the Company has undergone an ownership change under section 382 of the Internal Revenue Code and, accordingly, the utilization of the net operating loss carryforward incurred prior to this ownership change is limited. Due to this limitation and the uncertainty regarding the ultimate utilization of the net operating loss carryforward a valuation allowance has been recorded for the full amount of the deferred tax asset related to the net operating loss carryforward, which represents the only significant temporary difference as of December 31, 1996.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Global Enterprise Services -- Network Division (a Division of Global Enterprise Services, Inc.) as of December 31, 1995 and 1996, and the related statements of operations and owners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1996 and the period ended January 17, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Enterprise
Services -- Network Division (a Division of Global Enterprises Services, Inc.) as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and for the period ended January 17, 1997, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                 1995           1996
                                                              -----------    -----------
Current assets:
  Cash......................................................  $    31,072         33,018
  Accounts receivable, net of allowance for doubtful
     accounts of $67,247 in 1995 and $84,510 in 1996........      843,980        822,823
  Prepaid expenses and other assets.........................       26,286         10,424
                                                              -----------    -----------
          Total current assets..............................      901,338        866,265
Equipment, net (note 2).....................................    1,672,045      2,388,509
Other assets................................................       43,487        118,888
                                                              -----------    -----------
          Total assets......................................  $ 2,616,870      3,373,662
                                                              ===========    ===========
                            LIABILITIES AND OWNER'S DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 1,223,510      2,450,316
  Accrued expenses..........................................      378,400        449,270
  Deferred revenue..........................................    1,293,360      1,545,884
  Current portion of capital lease obligations (note 6).....      213,041        548,608
  Due to related party (note 3).............................      866,840      2,183,256
                                                              -----------    -----------
          Total current liabilities.........................    3,975,151      7,177,334
Capital lease obligations, less current portion (note 6)....      454,122        824,034
                                                              -----------    -----------
          Total liabilities.................................    4,429,273      8,001,368
Owner's deficit.............................................   (1,812,403)    (4,627,706)
                                                              -----------    -----------
          Total liabilities and owner's deficit.............  $ 2,616,870      3,373,662
                                                              ===========    ===========

                See accompanying notes to financial statements.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  STATEMENTS OF OPERATIONS AND OWNER'S DEFICIT
 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND PERIOD ENDED JANUARY 17, 1997

                                                                                      PERIOD ENDED
                                              1994         1995          1996       JANUARY 17, 1997
                                           ----------   -----------   -----------   ----------------
Internet services revenue, net...........  $3,386,621     3,642,063     3,958,049         155,170
Costs and expenses:
  Internet services operating costs......   1,965,110     2,484,276     3,227,766         163,076
  Selling, general and administrative....   1,716,853     1,953,712     2,847,300         107,179
  Depreciation and amortization..........     191,983       291,541       556,112          33,126
                                           ----------   -----------   -----------     -----------
          Total operating costs and
            expenses.....................   3,873,946     4,729,529     6,631,178         303,381
                                           ----------   -----------   -----------     -----------
          Loss from operations...........    (487,325)   (1,087,466)   (2,673,129)       (148,211)
Interest expense, net....................      (6,479)      (39,960)     (142,174)         (6,622)
                                           ----------   -----------   -----------     -----------
          Net loss.......................    (493,804)   (1,127,426)   (2,815,303)       (154,833)
Owner's deficit at beginning of period...    (191,173)     (684,977)   (1,812,403)     (4,627,706)
                                           ----------   -----------   -----------     -----------
Owner's deficit at end of period.........  $ (684,977)   (1,812,403)   (4,627,706)     (4,782,539)
                                           ==========   ===========   ===========     ===========

                See accompanying notes to financial statements.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                            STATEMENTS OF CASH FLOWS
 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND PERIOD ENDED JANUARY 17, 1997

                                                                                   PERIOD ENDED
                                                                                   JANUARY 17,
                                            1994         1995          1996            1997
                                          --------    ----------    -----------    ------------
Cash flows from operating activities:
  Net loss..............................  (493,804)   (1,127,426)    (2,815,303)    $(154,833)
  Adjustments to reconcile net loss to
     net cash provided (used) by
     operating activities:
     Depreciation and amortization......   191,983       291,541        556,112        33,126
     Provision for doubtful accounts....    30,644        31,714         25,993            --
     Changes in operating assets and
       liabilities:
       Accounts receivable..............   170,528      (291,457)        (4,836)      148,984
       Prepaid expenses and other
          current assets................   (26,819)       11,404         15,862        (9,636)
       Other assets.....................   (27,258)        3,771        (75,401)       60,000
       Accounts payable.................   286,981       766,581      1,226,806       (52,610)
       Accrued expenses.................    63,273        (3,735)        70,870       116,785
       Deferred revenue.................   297,900      (387,288)       252,524      (155,171)
                                          --------    ----------    -----------     ---------
          Net cash provided (used) by
            operating activities........   493,428      (704,895)      (747,373)      (13,355)
                                          --------    ----------    -----------     ---------
Cash flows from investing
  activities -- purchases of
  equipment.............................  (321,399)     (497,168)      (345,436)           --
                                          --------    ----------    -----------     ---------
Cash flows from financing activities:
  Net change in due to related party....  (142,215)    1,318,772      1,316,416      (153,663)
  Proceeds from debt....................        --            --             --       134,000
  Principal repayments on capital lease
     obligations........................   (22,739)      (93,738)      (221,661)           --
                                          --------    ----------    -----------     ---------
          Net cash provided (used) by
            financing activities........  (164,954)    1,225,034      1,094,755       (19,663)
                                          --------    ----------    -----------     ---------
Net increase (decrease) in cash.........     7,075        22,971          1,946       (33,018)
Cash at beginning of period.............     1,026         8,101         31,072        33,018
                                          --------    ----------    -----------     ---------
Cash at end of period...................     8,101        31,072         33,018     $      --
                                          ========    ==========    ===========     =========
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for
     interest...........................     6,073        35,249         70,535     $   6,622
                                          ========    ==========    ===========     =========
Supplemental disclosure of non-cash
  investing activities -- equipment
  acquired through capital leases.......    10,908       735,088        927,140     $      --
                                          ========    ==========    ===========     =========

                See accompanying notes to financial statements.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

  Business and Basis of Presentation

     Global Enterprise Services, Inc. (GES) was formed in August 1992 to provide internet services to subscribers on a national and international basis through a high performance telecommunications network. The accompanying financial statements include the accounts of the domestic operations (Network Division), assuming that the Network Division had been operated separately as of January 1, 1994 and thereafter.

     In preparing the accompanying financial statements, management has allocated certain assets, liabilities, revenue and expenses based upon the characteristics of the accounts and the business divisions to which they relate. Expenses which are not directly related to a particular division are allocated based upon revenue or payroll expense of the division which, in the opinion of management, represents a reasonable and appropriate method of allocation.

     Effective January 17, 1997, the net assets of the Network Division were acquired by Verio Inc.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Network Division records deferred revenue for amounts billed and/or collected in advance.

  Equipment

     Equipment, including any assets under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the related assets or the lease term, which range from five to seven years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     The operations of the Network Division are included in the income tax returns of GES, which was treated as a subchapter S Corporation in 1994 and through August 14, 1995, and a C Corporation beginning on August 15, 1995.

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     No tax benefit has been allocated to the Network Division in 1994, 1995 and 1996 or for the period ended January 17, 1997, due to losses at the GES level for which no tax benefit has been provided for financial statement purposes.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk and Financial Instruments

     The Network Division provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Network Division does not have any customers that represent greater than 5% of total revenue for the years ended December 31, 1994, 1995 and 1996 or for the period ended January 17, 1997.

     At December 31, 1996, the fair value of the Network Division's financial instruments approximates their carrying value based on their terms and interest rates.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 effective January 1, 1996 did not have a significant effect on the Network Division's financial position or results of operations.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                 1995         1996
                                                              ----------   -----------
Internet and computer equipment.............................  $2,277,949     3,286,929
Furniture and office equipment..............................       5,889        64,709
Leasehold improvements......................................      27,165       204,624
                                                              ----------   -----------
                                                               2,311,003     3,556,262
Less accumulated depreciation and amortization..............    (638,958)   (1,167,753)
                                                              ----------   -----------
                                                              $1,672,045     2,388,509
                                                              ==========   ===========

(3) RELATED PARTY TRANSACTIONS

     Amounts due to related party represent net cash transfers between the Network Division and the other divisions of GES, and are non interest bearing.

(4) EMPLOYEE BENEFIT PLAN

     GES has established a defined contribution savings plan which provides for eligible employees who have met certain age and service requirements to participate by electing to contribute up to 15% of their gross salary to the plan, as defined, with GES and the Network Division matching 25% of a participant's contribution up to a maximum of 10% of gross salary, as defined. Employee contributions are immediately vested. Contributions to the savings plan on behalf of the Network Division employees for the years ended December 31, 1994, 1995 and 1996 were $3,253, $1,697 and $6,838, respectively.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) NATIONAL SCIENCE FOUNDATION GRANTS

     The Network Division receives grant revenue from the National Science Foundation (NSF) to provide network connections to certain not-for-profit educational institutions. Funding is received on a per entity basis. The grant revenue is recognized ratably over the term of the contract with the not-for-profit educational institution, which is generally twelve months. Grant revenue amounted to $131,166, $99,487 and $47,112, in 1994, 1995 and 1996,
respectively. Total amounts receivable at December 31, 1994, 1995 and 1996 were $34,990, $72,199 and $23,243, respectively.

     In September 1994, GES and the Network Division entered into a four year cooperative agreement with the NSF to provide for interregional connectivity for the Network Division's United States research and educational customers in the aggregate amount of $625,115. Pursuant to the agreement, the Network Division will be reimbursed by the NSF for costs associated with upgrading the Network Division's existing telecommunications network. The level of funding for each year will be determined based upon a progress review of the Network Division by the NSF and the availability of NSF funds. The Network Division is required to submit an annual plan to the NSF. For the years ended December 31, 1995 and 1996, respectively, the Network Division recognized $154,344 and $196,169 as a reduction to internet services operating costs. No amounts were recognized for the year ended December 31, 1994. Total amounts receivable were $30,904 and $10,326 as of December 31, 1995 and 1996, respectively.

(6) LEASES

     The Network Division has entered into capital and operating leases for telecommunications equipment and office space. Future minimum lease commitments under all leases at December 31, 1996 are as follows:

                                                                CAPITAL      OPERATING
                 YEAR ENDING DECEMBER 31,                        LEASES       LEASES
                 ------------------------                      ----------    ---------
                    1997...................................    $  650,731      344,562
                    1998...................................       468,940      360,623
                    1999...................................       392,382      360,830
                    2000...................................        89,056      372,295
                    2001...................................            --      191,466
                                                               ----------    ---------
Total minimum lease payments...............................     1,601,109    1,629,776
                                                                             =========
  Less amount representing interest........................      (228,467)
                                                               ----------
Present value of minimum lease payments....................    $1,372,642
  Less current portion.....................................      (548,608)
                                                               ----------
                                                               $  824,034
                                                               ==========

     Rent expense for the years ended December 31, 1994, 1995 and 1996 was $193,904, $218,408 and $455,936, respectively.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Network Division has guaranteed monthly usage levels with its primary communications vendors at December 31, 1996 as follows:

                                                          YEAR ENDING
                                                          DECEMBER 31,
                                                          ------------
1997....................................................    $205,000
1998....................................................     205,000
1999....................................................      51,250
                                                            --------
     Total..............................................    $461,250
                                                            ========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Compute Intensive Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended December 31, 1996 and for the period ended February 18, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of Compute Intensive Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1996 and for the period ended February 18, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                             COMPUTE INTENSIVE INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                1995       1996
                                                              --------   ---------
Current assets:
  Cash......................................................  $ 20,335      44,328
  Trade receivables, net of allowance for doubtful accounts
     of $35,033 and $105,858 in 1995 and 1996,
     respectively...........................................   455,148     506,017
  Income taxes receivable...................................     9,612      15,510
  Deferred income taxes (note 7)............................    16,362          --
  Prepaid expenses and other................................     5,937     183,834
                                                              --------   ---------
          Total current assets..............................   507,394     749,689
Equipment, net (note 2).....................................   344,988     604,358
Other assets................................................    15,408      48,587
                                                              --------   ---------
          Total assets......................................  $867,790   1,402,634
                                                              ========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Revolving lines of credit (note 3)........................  $ 28,193     207,115
  Current portion of note payable to related party (note
     3).....................................................    18,341          --
  Current portion of obligations under capital leases (note
     4).....................................................    60,220     121,535
  Accounts payable..........................................   373,146     809,791
  Accrued liabilities.......................................   113,218     142,235
  Deferred revenue..........................................    43,343      53,295
                                                              --------   ---------
          Total current liabilities.........................   636,461   1,333,971
Note payable to related party, less current portion (note
  3)........................................................    70,384          --
Capital lease obligations, less current portion (note 4)....   104,048     169,476
Deferred income taxes (note 7)..............................    27,790          --
                                                              --------   ---------
          Total liabilities.................................   838,683   1,503,447
Stockholders' equity (deficit):
  Common stock, no par value, 1,000,000 shares authorized,
     900,000 shares issued and outstanding..................       900         900
  Additional paid-in capital................................    41,112     106,266
  Accumulated deficit.......................................   (12,905)   (207,979)
                                                              --------   ---------
          Total stockholders' equity (deficit)..............    29,107    (100,813)
                                                              --------   ---------
Commitments and contingencies (note 4)
          Total liabilities and stockholders' equity
            (deficit).......................................  $867,790   1,402,634
                                                              ========   =========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                            STATEMENTS OF OPERATIONS
   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED FEBRUARY 18, 1997

                                                                                         PERIOD
                                                                                         ENDED
                                                                                      FEBRUARY 18,
                                                               1995        1996           1997
                                                            ----------   ---------    ------------
Revenue:
  Internet services.......................................  $  584,174   2,013,098       519,127
  Consulting services.....................................   1,562,814   1,878,336       187,812
  Computer hardware sales.................................     263,924     387,215        44,540
  Computer software sales.................................       5,345      37,881        17,375
  Other...................................................      69,145      60,037        24,736
                                                            ----------   ---------      --------
          Total revenue...................................   2,485,402   4,376,567       793,590
                                                            ----------   ---------      --------
Operating expenses:
  Cost of consulting services.............................     503,454     537,000       107,604
  Cost of internet services...............................     317,768     670,158       144,457
  Cost of hardware sales..................................     227,913     292,941        26,394
  Cost of software sales..................................       5,859      28,043        15,032
  Marketing and selling...................................     348,006     541,426       137,449
  General and administrative..............................   1,001,736   2,331,945       544,350
  Depreciation and amortization...........................      46,174     133,280        15,954
                                                            ----------   ---------      --------
          Total operating expenses........................   2,450,910   4,534,793       991,240
                                                            ----------   ---------      --------
          Earnings (loss) from operations.................      34,492    (158,226)     (197,650)
Interest expense..........................................     (23,319)    (54,174)       (7,254)
                                                            ----------   ---------      --------
          Earnings (loss) before income taxes.............      11,173    (212,400)     (204,904)
Income tax benefit (expense) (note 7).....................      (7,308)     17,326            --
                                                            ----------   ---------      --------
          Net earnings (loss).............................  $    3,865    (195,074)     (204,904)
                                                            ==========   =========      ========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED FEBRUARY 18, 1997

                                                                                              TOTAL
                                                 COMMON      ADDITIONAL                   STOCKHOLDERS'
                                     COMMON      STOCK        PAID-IN      ACCUMULATED       EQUITY
                                     STOCK     SUBSCRIBED     CAPITAL        DEFICIT        (DEFICIT)
                                     ------    ----------    ----------    -----------    -------------
BALANCES AT JANUARY 1, 1995........   $ --         900         41,112        (16,770)          25,242
Issuance of common stock...........    900        (900)            --             --               --
Net earnings.......................     --          --             --          3,865            3,865
                                      ----        ----        -------       --------        ---------
BALANCES AT DECEMBER 31, 1995......    900          --         41,112        (12,905)          29,107
Capital contribution (note 3)......     --          --         65,154             --           65,154
Net loss...........................     --          --             --       (195,074)        (195,074)
                                      ----        ----        -------       --------        ---------
BALANCES AT DECEMBER 31, 1996......    900          --        106,266       (207,979)        (100,813)
Net loss...........................     --          --             --       (204,904)        (204,904)
                                      ----        ----        -------       --------        ---------
BALANCES AT FEBRUARY 18, 1997......   $900          --        106,266       (412,883)        (305,717)
                                      ====        ====        =======       ========        =========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                            STATEMENTS OF CASH FLOWS
   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED FEBRUARY 18, 1997

                                                                                       PERIOD
                                                                                       ENDED
                                                                                    FEBRUARY 18,
                                                            1995         1996           1997
                                                          ---------    ---------    ------------
Cash flows from operating activities:
  Net earnings (loss)...................................  $   3,865     (195,074)     (204,904)
  Adjustments to reconcile net earnings (loss) to net
     cash provided (used) by operating activities:
     Depreciation and amortization......................     46,174      133,280        15,954
     Deferred income tax expense (benefit)..............     11,972      (11,428)           --
     Provision for bad debts............................     35,015      135,593         5,580
     Changes in operating assets and liabilities:
       Increase in receivables..........................   (306,539)    (186,462)      (64,719)
       Decrease (increase) in prepaid expenses and
          other.........................................      4,463     (117,897)      (33,368)
       Increase in other assets.........................     (7,678)     (35,191)       (2,251)
       Increase in accounts payable.....................    306,005      372,637        78,036
       Increase in accrued liabilities..................     22,478       29,017        49,219
       Increase in income tax receivable................    (17,064)      (5,898)       15,510
       Increase in deferred revenue.....................     34,358        9,952       (18,215)
                                                          ---------    ---------     ---------
          Net cash provided (used) by operating
            activities..................................    133,049      128,529      (159,428)
                                                          ---------    ---------     ---------
Cash flows from investing activities -- Purchases of
  equipment.............................................   (131,193)    (158,549)     (119,999)
                                                          ---------    ---------     ---------
Cash flows from financing activities:
  Borrowings under revolving lines of credit............     19,000      305,258        66,057
  Repayments of revolving lines of credit...............     (1,808)    (126,336)      (98,225)
  Borrowings (payments) on note payable to related
     party..............................................    (11,275)     (19,563)      200,000
  Principal payments on capital lease obligations.......    (24,880)    (105,346)      (12,717)
  Cash overdraft........................................         --           --        79,984
                                                          ---------    ---------     ---------
          Net cash provided (used) by financing
            activities..................................    (18,963)      54,013       235,099
                                                          ---------    ---------     ---------
          Increase (decrease) in cash...................    (17,107)      23,993       (44,328)
Cash, beginning of period...............................     37,442       20,335        44,328
                                                          ---------    ---------     ---------
Cash, end of period.....................................  $  20,335       44,328            --
                                                          =========    =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Income taxes.......................................  $  10,800           --     $      --
                                                          =========    =========     =========
     Interest...........................................  $  21,571       54,175     $   7,254
                                                          =========    =========     =========
Noncash investing and financing activities -- Equipment
  acquired through capital lease obligations............  $ 158,006      232,089     $      --
                                                          =========    =========     =========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Compute Intensive, Inc. (the Company) was incorporated in the State of California on December 31, 1993. The Company has three distinct areas of business; providing regional internet access services to customers in California and New Mexico, software and hardware consulting and sales, and software development and implementation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized when services have been rendered. On fixed price contracts, revenue is recognized over the course of the contract using the percentage-of-completion method. The Company provides for any anticipated losses on such contracts in the period in which such losses are first determinable.

     Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Equipment

     Equipment, including any assets under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the related assets on the lease term, which range from five to seven years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair value of all financial instruments as of December 31, 1995 and 1996 approximates their carrying value based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

                             COMPUTE INTENSIVE INC.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 in 1996 did not have a significant effect on the Company's financial position or results of operations.

  Stock Based Compensation

     In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123), which establishes a fair value-based method of accounting for stock-based compensation plans. Companies are encouraged to adopt all provisions of SFAS No. 123 and are required to comply with the disclosure requirements of SFAS No. 123, which was effective for fiscal years beginning after December 15, 1995. The Company will continue to account for stock based compensation under the provisions of APB Opinion No. 25 and will provide the pro forma disclosures required by SFAS 123.

  Reclassifications

     Certain reclassifications have been made to the 1995 financial statements to conform with the 1996 presentation.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1995        1996
                                                              --------    --------
Internet and computer equipment.............................  $342,407     730,143
Furniture and office equipment..............................    55,016      57,718
Leasehold improvements......................................     1,892       2,092
                                                              --------    --------
                                                               399,315     789,953
Less accumulated depreciation and amortization..............   (54,327)   (185,595)
                                                              --------    --------
                                                              $344,988     604,358
                                                              ========    ========

     Equipment includes assets owned under capital leases with a net book value of $173,607 and $315,303 at December 31, 1995 and 1996, respectively.

(3) DEBT

     At December 31, 1995 and 1996, the Company had an $100,000 unsecured revolving line of credit agreement with a bank, under which $28,193 and $32,167 was outstanding, respectively. Borrowings under the line bear interest at the bank's prime lending rate plus 4.75% or 4.5%, based on an average daily balance, payable monthly (12.75% at December 31, 1996) and are due in 1997.

                             COMPUTE INTENSIVE INC.

     On October 16, 1996, the Company entered into an additional $200,000 revolving line of credit agreement with a bank, under which $174,948 was outstanding at December 31, 1996. Borrowings under the line bear interest at the bank's prime lending rate plus 2%, based on an average daily balance, payable monthly (10.25% at December 31, 1996) and are due in 1997.

     Note payable to related party at December 31, 1995 bore interest at 7.5% and was due in monthly installments through 2000. During 1996, the unpaid balance of $65,154 was assumed by the Company's majority stockholder and was forgiven and recorded as a capital contribution. The Company borrowed $200,000 from Verio Inc. (Verio) (See note 6), during the period ended February 18, 1997. Such amount was non interest bearing and was repaid in connection with Verio's investment in the Company.

(4) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 1997.

     Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
1997........................................................  $ 166,477      200,490
1998........................................................    123,363      269,220
1999........................................................     50,815      281,820
2000........................................................     24,352      307,020
2001........................................................     11,823      313,320
                                                              ---------    ---------
          Total minimum payments............................    376,830    1,371,870
                                                                           =========
Less amount representing interest...........................    (85,819)
                                                              ---------
Present value of net minimum lease payments.................    291,011
  Less current portion......................................   (121,535)
                                                              ---------
                                                              $ 169,476
                                                              =========

     Rent expense for the years ended December 31, 1995 and 1996 and the period ended February 18, 1997 was $83,148, $128,130 and $27,800, respectively.

  Concentration of Credit Risk

     The Company provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Company's largest customer represented approximately 32% and 20% of total revenues for the years ended December 31, 1995 and 1996, respectively.

     The Company conducts business in California and New Mexico. Customers who operate in California represent at least 75% of the Company's customer base and accounts receivable.

(5) EMPLOYEE BENEFIT PLAN

     The Company has a Simplified Employee Pension Plan (the Plan) covering all employees who meet certain eligibility requirements. The Company may make discretionary contributions to the Plan on behalf of

                             COMPUTE INTENSIVE INC.

employees that meet certain contribution eligibility requirements defined under the terms of the Plan. The Company did not make any contributions to the Plan during 1995 or 1996.

(6) STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

     On February 18, 1997, the Company issued 770,234 shares of newly authorized redeemable, convertible preferred stock to Verio for cash consideration of $4,899,998. The preferred shares are convertible into common shares on a 1.000 for 1.0017 basis and represent a 55% ownership interest in the Company upon conversion. The preferred shares are redeemable at the option of the holder at any time, vote on an as-converted basis, and include a liquidation preference equal to the issuance price. In addition, Verio acquired an option to acquire a 100% common stock ownership in the Company which it may exercise at any time on or after one year following the issuance date of the preferred shares. Upon the initial public offering of Verio common stock or a significant strategic investor in Verio, Verio is required to exercise the option.

     The Company's 1995 Stock Option/Stock Issuance Plan (the Plan) was adopted by the Board of Directors and approved by the stockholders of the Company in March 1995. The Plan provides that salaried officers or key employees, non-employee directors, and consultants who provide services to the Company may, at the discretion of the plan administrator, be granted options to purchase shares of common stock. 250,000 shares of the Company's Common Stock have been authorized for issuance under the Plan, of which 131,000 and 29,500 nonqualified options were granted in 1995 and 1996, respectively, with an exercise price of $.05 and $.001 per share, respectively. There were no options exercised and 18,176 were canceled during 1996.

     Generally, options vest 25% on the first anniversary of the option grant date and the balance vests thereafter in equal successive monthly installments over the next 36 months of service. Option grants to nonemployee directors must be approved by the Board.

     During 1995 and 1996, the per share weighted-average fair values of stock options granted was $.01 and $.65, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for both years; expected dividend yield 0%, risk-free interest rate of 6%, and expected life of three years. If the Company determined compensation expense in 1995 and 1996 based on the fair value of the options at the grant date under SFAS No. 123, net loss and net earnings would not have been significantly different than the historical results of operations.

(7) INCOME TAXES

     Income tax expense (benefit) consists of the following for the years ended December 31:

                                                              1995      1996
                                                             -------   -------
Current:
  Federal..................................................  $(3,838)   (6,698)
  State....................................................     (826)      800
                                                             -------   -------
                                                              (4,664)   (5,898)
                                                             -------   -------
Deferred:
  Federal..................................................    9,261    (8,717)
  State....................................................    2,711    (2,711)
                                                             -------   -------
                                                              11,972   (11,428)
                                                             -------   -------
                                                             $ 7,308   (17,326)
                                                             =======   =======

     No tax benefit was recorded for the period ended February 18, 1997 due to uncertainty as to realization of the net operating loss for the period.

                             COMPUTE INTENSIVE INC.

     Income taxes expense (benefit) for the years ended December 31 differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                                1995        1996
                                                              --------    --------
Expected tax expense (benefit)..............................  $  3,798     (72,216)
State income taxes, net of federal benefit..................       335      (6,373)
Nondeductible expenses......................................     3,175       7,142
Increase in valuation allowance for deferred tax assets.....        --      41,066
Other.......................................................        --      13,055
                                                              --------    --------
     Actual income tax expense (benefit)....................  $  7,308     (17,326)
                                                              ========    ========

     Temporary differences that give rise to the components of deferred tax assets and liabilities as of December 31 are as follows:

                                                                1995        1996
                                                              --------    --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $     --      50,231
  Accounts receivable, due to allowance for doubtful
     accounts for financial statement purposes only.........    15,169      37,983
  Other.....................................................     1,193          --
                                                              --------    --------
          Gross deferred tax asset..........................    16,362      88,214
Valuation allowance.........................................        --     (41,066)
                                                              --------    --------
          Net deferred tax asset............................    16,362      47,148
                                                              --------    --------
Deferred tax liability:
  Equipment, due to differences in depreciation for
     financial statement and tax purposes...................   (23,696)    (43,054)
  Other.....................................................    (4,094)     (4,094)
                                                              --------    --------
          Total deferred tax liability......................   (27,790)    (47,148)
                                                              --------    --------
          Net deferred tax liability........................  $ 11,428          --
                                                              ========    ========

     As of December 31, 1996, the Company has a net operating loss carryforward of approximately $132,000 for federal income tax purposes which will expire in 2011, if not utilized. A valuation allowance has been recorded for a portion of the related deferred tax asset due to the uncertainty relating to the realization of the entire net operating loss carryforward in the future.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NorthWestNet, Inc.:

     We have audited the accompanying balance sheet of NorthWestNet, Inc. as of June 30, 1996, and the related statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1996 and the eight months ended February 28, 1997. We have also audited the accompanying balance sheet of Northwest Academic Computing Consortium, Inc. (Predecessor Company) as of June 30, 1995 and the related statements of operations, fund balance and cash flows for the year ended June 30, 1995 and the six months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NorthWestNet, Inc. as of June 30, 1996, and the results of its operations and its cash flows for the six months ended June 30, 1996, and the eight months ended February 28, 1997 and the financial position of Northwest Academic Computing Consortium, Inc. as of June 30, 1995 and the results of its operations and its cash flows for the year ended June 30, 1995 and the six months ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Seattle, Washington
January 31, 1998

                               NORTHWESTNET, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                              PREDECESSOR
                                                                COMPANY      NORTHWESTNET, INC.
                                                              -----------    ------------------
                                                               JUNE 30,           JUNE 30,
                                                                 1995               1996
                                                              -----------    ------------------
Cash and cash equivalents...................................  $  563,952            277,284
Accounts receivable, net....................................     842,753          1,243,981
Prepaids and other assets...................................      29,605             32,505
                                                              ----------         ----------
          Total current assets..............................   1,436,310          1,553,770
Equipment, furniture and leasehold improvements, net........   1,246,180          1,613,981
Deferred income taxes.......................................          --             46,000
                                                              ----------         ----------
          Total assets......................................  $2,682,490          3,213,751
                                                              ==========         ==========

                      LIABILITIES, STOCKHOLDERS' EQUITY AND FUND BALANCE

Accounts payable............................................  $  108,297            165,606
Accrued liabilities.........................................     102,010            340,677
Deferred revenues and customer advances.....................     965,589          1,374,708
                                                              ----------         ----------
          Total current liabilities.........................   1,175,896          1,880,991
                                                              ----------         ----------
Stockholders' equity:
  Common stock, $.01 par value. Authorized 10,000,000
     shares; issued and outstanding 4,000,000 shares and
     4,000,100 shares at June 30, 1995 and June 30, 1996,
     respectively...........................................          --             40,000
  Additional paid-in capital................................          --          1,193,402
  Retained earnings.........................................          --             99,358
                                                              ----------         ----------
          Total stockholders' equity........................          --          1,332,760
                                                              ----------         ----------
Fund balance................................................   1,506,594                 --
                                                              ----------         ----------
          Total liabilities and stockholders' equity........  $2,682,490          3,213,751
                                                              ==========         ==========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

                            STATEMENTS OF OPERATIONS

                                               PREDECESSOR COMPANY            NORTHWESTNET, INC.
                                            --------------------------    --------------------------
                                                           SIX MONTHS     SIX MONTHS    EIGHT MONTHS
                                            YEAR ENDED       ENDED          ENDED          ENDED
                                             JUNE 30,     DECEMBER 31,     JUNE 30,     FEBRUARY 28,
                                               1995           1995           1996           1997
                                            ----------    ------------    ----------    ------------
Revenue:
  Internet access and connection fees.....  $2,218,354     1,197,690      1,655,211      2,572,917
  Online information service fees.........     430,031       310,430        380,522        976,404
  Grants..................................      10,000       146,734         78,342         85,795
  Other...................................     117,835        15,407         16,949         47,019
                                            ----------     ---------      ---------      ---------
          Total revenue...................   2,776,220     1,670,261      2,131,024      3,682,135
Operating expenses:
  Salaries and employee benefits..........   1,145,224       770,215        886,958      2,728,589
  Network operations and circuits.........     225,570       356,711        320,396        547,031
  Professional fees.......................     254,982       126,789         39,307         61,047
  Marketing and advertising...............      55,222        32,460         66,209        114,544
  General and administrative..............     624,314       309,961        364,418        673,541
  Depreciation and amortization...........     507,693       248,770        311,261        509,122
                                            ----------     ---------      ---------      ---------
          Total operating expenses........   2,813,005     1,844,906      1,988,549      4,633,874
                                            ----------     ---------      ---------      ---------
Operating income (loss)...................     (36,785)     (174,645)       142,475       (951,739)
Interest income...........................      46,108        25,639         15,883         25,083
                                            ----------     ---------      ---------      ---------
          Earnings (loss) before income
            taxes.........................       9,323      (149,006)       158,358       (926,656)
                                            ----------     ---------      ---------      ---------
Income tax expense (benefit)..............          --            --         59,000       (135,000)
                                            ----------     ---------      ---------      ---------
          Net earnings (loss).............  $    9,323      (149,006)        99,358       (791,656)
                                            ==========     =========      =========      =========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

              STATEMENTS OF STOCKHOLDERS' EQUITY AND FUND BALANCE

                                                                                RETAINED
                                                                 ADDITIONAL     EARNINGS         TOTAL
                                             FUND       COMMON    PAID-IN     (ACCUMULATED   STOCKHOLDERS'
                                            BALANCE     STOCK     CAPITAL       DEFICIT)        EQUITY
                                          -----------   ------   ----------   ------------   -------------
BALANCES AT JUNE 30, 1994...............  $ 1,497,271      --           --            --              --
Net earnings............................        9,323      --           --            --              --
                                          -----------   ------   ---------      --------       ---------
BALANCES AT JUNE 30, 1995...............    1,506,594      --           --            --              --
Net loss for the six months ended
  December 31, 1995.....................     (149,006)     --           --            --              --
Distribution to stockholder.............     (124,186)     --           --            --              --
                                          -----------   ------   ---------      --------       ---------
BALANCES AT DECEMBER 31, 1995...........    1,233,402      --           --            --              --
Issuance of common stock to effect
  corporate reorganization..............   (1,233,402)  40,000   1,193,402            --       1,233,402
Net earnings for the six months ended
  June 30, 1996.........................           --      --           --        99,358          99,358
                                          -----------   ------   ---------      --------       ---------
BALANCES AT JUNE 30, 1996...............           --   40,000   1,193,402        99,358       1,332,760
Exercise of stock options...............           --       1           86            --              87
Contingent stock compensation expense...           --      --      451,696            --         451,696
Net loss for the eight months ended
  February 28, 1997.....................           --      --           --      (791,656)       (791,656)
                                          -----------   ------   ---------      --------       ---------
BALANCES AT FEBRUARY 28, 1997...........  $        --   40,001   1,645,184      (692,298)        992,887
                                          ===========   ======   =========      ========       =========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

                            STATEMENTS OF CASH FLOWS
                  JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996

                                             PREDECESSOR COMPANY         NORTHWESTNET, INC.
                                          -------------------------   -------------------------
                                                        SIX MONTHS    SIX MONTHS   EIGHT MONTHS
                                          YEAR ENDED      ENDED         ENDED         ENDED
                                           JUNE 30,    DECEMBER 31,    JUNE 30,    FEBRUARY 28,
                                             1995          1995          1996          1997
                                          ----------   ------------   ----------   ------------
Cash flows from operating activities:
  Net earnings (loss)...................  $   9,323       (149,006)      99,358       (791,656)
  Adjustments to reconcile net earnings
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization......    507,693        248,770      311,261        509,122
     Contingent stock option
       compensation.....................         --             --           --        451,696
     Loss on disposition of equipment...         --             --           --         10,526
     Deferred tax benefit...............         --             --      (46,000)       (74,000)
     Increases and decreases in:
       Accounts receivable..............   (272,151)       418,635     (819,863)       624,707
       Prepaids and other assets........    (18,841)       (28,347)      25,447     (1,396,570)
       Accounts payable.................    (73,064)       (48,302)     (37,056)       304,296
       Accrued liabilities..............     (9,079)       110,275      128,392      1,069,605
       Deferred revenue.................    331,904         76,759      332,360       (599,775)
                                          ---------     ----------    ---------    -----------
          Net cash provided by (used in)
            operating activities........    475,785        628,784       (6,101)       107,951
                                          ---------     ----------    ---------    -----------
Cash flows from investing activities:
  Purchase of equipment, furniture and
     leasehold improvements.............   (760,922)      (260,850)    (524,315)    (1,047,283)
  Disposition of equipment..............         --             --           --         22,678
                                          ---------     ----------    ---------    -----------
          Net cash used in investing
            activities..................   (760,922)      (260,850)    (524,315)    (1,024,605)
                                          ---------     ----------    ---------    -----------
Cash flows from financing activities:
  Advances from Verio, Inc. ............         --             --           --      2,560,294
  Distribution to stockholder...........         --             --     (124,186)            --
  Exercise of stock options.............         --             --           --             87
                                          ---------     ----------    ---------    -----------
          Net cash provided by (used in)
            financing activities........         --             --     (124,186)     2,560,381
                                          ---------     ----------    ---------    -----------
          Increase (decrease) in cash
            and cash equivalents........   (285,137)       367,934     (654,602)     1,643,727
Cash and cash equivalents at beginning
  of period.............................    849,089        563,952      931,886        277,284
                                          ---------     ----------    ---------    -----------
Cash and cash equivalents at end of
  period................................  $ 563,952        931,886      277,284      1,921,011
                                          =========     ==========    =========    ===========
Supplemental disclosures of cash flow
  information -- cash paid during the
  period for income taxes...............  $     900             --       82,000        118,000
                                          =========     ==========    =========    ===========
Supplemental schedule of noncash
  financing and investing activities:
  Accounts payable related to purchase
     of equipment.......................  $  15,140         13,523      129,144             --
                                          =========     ==========    =========    ===========
  Issuance of common stock to effect
     corporate reorganization...........  $      --      1,233,402           --             --
                                          =========     ==========    =========    ===========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  JUNE 30, 1995 AND 1996 AND FEBRUARY 28, 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     NorthWestNet, Inc. (NorthWestNet), a for-profit corporation incorporated in the state of Oregon, is a subsidiary of Northwest Academic Computing Consortium, Inc. (NWACC). NorthWestNet provides Internet access and related on-line information services to businesses, educational institutions and other organizations located principally in the Northwest.

  (b) Corporate Reorganization

     NWACC, a nonprofit corporation organized to promote research, education and economic development in the Northwest, had been providing Internet access to businesses and organizations in the Northwest since 1991.

     On January 1, 1996, NWACC completed a transaction that included the creation of NorthWestNet. The transaction consisted of the transfer of substantially all of NWACC's operating assets and liabilities to NorthWestNet in exchange for 4,000,000 shares of common stock, which represented all of the outstanding common stock of NorthWestNet. This transaction represented a tax-free transfer pursuant to the Internal Revenue Code (IRC) section 351. In connection with the transaction, all NWACC employees became NorthWestNet employees.

     NWACC's relationship to NorthWestNet, is now that of a stockholder, currently the majority stockholder. NWACC intends to maintain its tax-exempt status under IRC section 501(c)(3); however, its activities are independent of NorthWestNet and its employees.

  (c) Basis of Presentation

     There was no change in the carrying amounts of assets and liabilities transferred from NWACC to NorthWestNet effective January 1, 1996. The accompanying financial statements include the accounts of NWACC through December 31, 1995, presented as Predecessor Company.

     The carrying amounts of net assets transferred from NWACC to NorthWestNet effective January 1, 1996 are summarized as follows:

Cash and cash equivalents...................................  $  807,700
Accounts receivable, net....................................     424,118
Prepaids and other assets...................................      57,952
Equipment, furniture and leasehold improvements, net........   1,271,783
                                                              ----------
          Total assets......................................   2,561,553
                                                              ----------
Accounts payable............................................      73,518
Accrued expenses............................................     212,285
Deferred revenue............................................   1,042,348
                                                              ----------
          Total liabilities.................................   1,328,151
                                                              ----------
          Net assets........................................  $1,233,402
                                                              ==========

  (d) Cash Equivalents

     All short-term investments with original maturities of three months or less at date of purchase are considered to be cash equivalents.

                               NORTHWESTNET, INC.

  (e) Concentrations of Credit Risk

     Financial instruments that potentially subject NorthWestNet to concentrations of credit risk consist principally of cash equivalents and accounts receivable. NorthWestNet's cash equivalents represent investments in money market funds which are readily convertible to cash. Accounts receivable are principally from NorthWestNet's customers located throughout the Northwest.

  (f) Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 effective July 1, 1996 did not have a significant effect on the NorthWestNet's financial position or results of operations.

  (g) Revenue Recognition

     Revenues consist primarily of Internet access fees, connection fees and on-line information service fees. Internet access fees consist of fixed monthly amounts and are recognized ratably over the terms of the service contracts. Connection fees, representing customer site equipment and installation charges, are recognized upon installation of a customer's Internet connectivity. Fixed on-line information service fees are recognized ratably over the terms of the service contracts. Volume-based on-line information service fees are recognized as such services are delivered. Payments received in advance of providing services are deferred until the period such services are provided.

  (h) Advertising Costs

     Advertising costs are expensed as incurred.

  (i) Depreciation and Amortization

     Equipment, furniture and leasehold improvements are stated at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, or the lease term, if shorter. The estimated useful lives of the assets are as follows:


Network equipment...........................................  3 - 4 years
Computer and office equipment...............................  2 - 3 years
Furniture and fixtures......................................      7 years
Leasehold improvements......................................      5 years

  (j) Use of Estimates

     NorthWestNet management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                               NORTHWESTNET, INC.

  (k) Income Taxes

     NorthWestNet accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

     NWACC was exempt from the payment of Federal income taxes under IRC section 501(c)(3). Therefore, no provision for income taxes was required through December 31, 1995.

  (l) Stock-Based Compensation

     Prior to July 1, 1996, NorthWestNet accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, NorthWestNet adopted Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions. NorthWestNet has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(2) EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

     Equipment, furniture and leasehold improvements and related accumulated depreciation and amortization consist of the following:

                                                                      JUNE 30
                                                              -----------------------
                                                                 1995         1996
                                                              ----------    ---------
Network equipment...........................................  $1,645,558    1,878,787
Computer and office equipment...............................     603,051      586,653
Furniture and fixtures......................................     102,010       77,011
Leasehold improvements......................................      50,301       50,301
                                                              ----------    ---------
          Total cost........................................   2,400,920    2,592,752
Less accumulated depreciation and amortization..............   1,154,740      978,771
                                                              ----------    ---------
                                                              $1,246,180    1,613,981
                                                              ==========    =========

(3) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                   JUNE 30
                                                              ------------------
                                                                1995      1996
                                                              --------   -------
Accrued compensation and benefits...........................  $102,010   153,447
Network operations and circuits.............................        --   129,080
Other.......................................................        --    58,150
                                                              --------   -------
                                                              $102,010   340,677
                                                              ========   =======

                               NORTHWESTNET, INC.

(4) BORROWING AGREEMENT

     NorthWestNet had a borrowing agreement with a commercial bank, which expired in June 1997, that provided for a $400,000 operating line of credit (Line of Credit) and a $600,000 equipment term loan (Term Loan). Borrowings under the Line of Credit were limited to 75% of eligible accounts receivable and bear interest at the bank's prime rate plus 1.75%. The Term Loan bore interest at the bank's prime rate plus 2%. Borrowings under this agreement were secured by substantially all of NorthWestNet's assets. There were no borrowings under the Line of Credit or Term Loan as of June 30, 1996.

(5) INCOME TAXES

     The components of NorthWestNet's income tax expense (benefit) for the six months ended June 30, 1996 and the eight months ended February 28, 1997 are as follows:

                                                                SIX         EIGHT
                                                               MONTHS       MONTHS
                                                               ENDED        ENDED
                                                              JUNE 30,   FEBRUARY 28,
                                                                1996         1997
                                                              --------   ------------
Current:
Federal.....................................................  $100,000      (66,000)
State.......................................................     5,000        5,000
Deferred -- Federal.........................................   (46,000)     (74,000)
                                                              --------    ---------
                                                              $ 59,000     (135,000)
                                                              ========    =========

     Deferred income taxes result from temporary differences in the recognition of income and expense between financial statement and income tax reporting. Temporary differences at June 30, 1996 are primarily attributable to depreciation and amortization of equipment, furniture and leasehold improvements. The tax effects of these temporary differences result in deferred tax assets which are classified as noncurrent on the accompanying June 30, 1996 balance sheet. Actual tax expense for the six months ended June 30, 1996 approximates the amount calculated using the Federal statutory rate of 34%, plus the provision for state taxes. The tax benefit for the eight months ended February 28, 1997 differs from the expected benefit, calculated using the
Federal statutory rate of 34%, primarily due to                .

(6) STOCKHOLDERS' EQUITY -- EMPLOYEE STOCK OPTION PLAN

     NorthWestNet adopted a stock option plan (Plan) in January 1996 to compensate its employees for future services and has reserved 1.5 million shares of common stock for option grants under the Plan. Of the reserved shares, 500,000 are for options which are exercisable, upon reaching defined corporate objectives (Contingent Options), at an exercise price of $.875 per share. The date the defined corporate objectives are met, any excess of fair market value per share over the exercise price per share of the outstanding options would be charged to salaries and benefits expense in the statement of operations with a corresponding increase in stockholder's equity. As of December 31, 1996, 370,000 contingent shares were outstanding. The remaining 1 million reserved shares are for options which generally vest, based on continued employment, over periods ranging from three to four years in equal monthly increments beginning the month after the grant (Noncontingent Options). All options expire ten years from the date of grant and are exercisable at the fair market value of the common stock at the grant date.

                               NORTHWESTNET, INC.

     A summary of stock option activity under the Plan follows:

                                                                     OUTSTANDING OPTIONS
                                                             -----------------------------------
                                                                                       WEIGHTED-
                                                  SHARES                                AVERAGE
                                                 AVAILABLE      NON-                   EXERCISE
                                                 FOR GRANT   CONTINGENT   CONTINGENT     PRICE
                                                 ---------   ----------   ----------   ---------
Authorization of Plan..........................  1,500,000          --          --      $   --
Options granted................................   (988,000)    583,000     405,000       0.875
Options relinquished...........................     76,771     (41,771)    (35,000)      0.875
Balances at June 30, 1996......................    588,771     541,229     370,000       0.875
Options granted................................    (54,000)     54,000          --       1.956
Options exercised..............................         --        (100)         --       0.875
Options relinquished...........................      3,229      (3,229)         --       0.875
Options surrendered for cash...................         --    (192,265)         --       0.875
Balances at February 28, 1997..................    538,000     399,635     370,000      $0.951

     NorthWestNet applies APB Opinion No. 25 in accounting for its Plans, and no compensation cost has been recognized for its employee stock options in the financial statements. Had NorthWestNet determined compensation cost of employee stock options based on the fair value at the grant date for its stock options under SFAS No. 123, NorthWestNet's net earnings would have been reported as the pro forma amounts indicated below:

                                                                SIX          EIGHT
                                                               MONTHS        MONTHS
                                                               ENDED         ENDED
                                                              JUNE 30,    FEBRUARY 28,
                                                                1996          1997
                                                              --------    ------------
Net earnings (loss):
  As reported...............................................  $99,359       (791,656)
  Pro forma.................................................   26,469       (892,205)

     The per share weighted-average fair value of stock options granted during the six months ended June 30, 1996 and the eight months ended February 28, 1997 was $0.28 and $0.70 respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: six months ended June 30, 1996 -- expected dividend yield 0%, risk-free interest rate of 5.51% and an expected life of 7 years; eight months ended February 28, 1997 -- expected dividend yield 0%, risk-free interest rate of 6.55%, and an expected life of 7 years.

                               NORTHWESTNET, INC.

     The following table summarizes information about stock options outstanding under the Plan at June 30, 1996 and February 28, 1997:

                                                                 OPTIONS OUTSTANDING
                                                         ------------------------------------
                                                                          WEIGHTED-AVERAGE
                                                           NUMBER             REMAINING
                    EXERCISE PRICES                      OUTSTANDING      CONTRACTUAL LIFE
                    ---------------                      -----------    ---------------------
June 30, 1996:
  $0.875...............................................    911,229            9.5 years
                                                           -------
February 28, 1997:
  $0.875...............................................    715,635
   1.375...............................................      6,000
   2.000...............................................     34,500
  $2.10................................................     13,500
                                                           -------
  $0.875-2.000.........................................    769,635            9.5 years
                                                           -------

     All options became vested and exercisable upon completion of the ownership change described in note 10.

(7) LEASES

     NorthWestNet leases its office and certain network operations facilities under operating leases which expire in 2002. NorthWestNet subleases a portion of its office space as sublessor under operating leases which expire in 1996 and 1997. Rental expense, net of sublease income, is included in general and administrative expenses and is comprised of the following:

                                                          MINIMUM     SUBLEASE
                                                          RENTALS      INCOME     TOTAL
                                                          --------    --------   -------
Year ended June 30, 1995................................  $142,318     34,665    107,653
Six months ended December 31, 1995......................    88,960     28,623     60,337
Six months ended June 30, 1996..........................    88,795     24,423     64,372
Eight months ended February 28, 1997....................   119,696     25,455     94,241

     NorthWestNet leases circuit lines from various vendors under month-to-month operating leases. Rent expense on these circuit line leases amounted to $225,570, $316,712, $270,395, and $413,697 for fiscal year ended 1995, the six months ended December 31, 1995 and June 30, 1996, and the eight months ended February 28, 1997, respectively, and is included in network operations and circuits in the statements of operations.

     In November 1996, NorthWestNet amended its existing operating lease for its office facilities. The amendment increased the space leased by NorthWestNet by approximately 9,000 square feet, beginning in February 1997, and extended the lease term of existing space to February 2002. Additionally, in December 1996, NorthWestNet entered into an operating lease for network operations facilities. The initial term of the lease is five years, beginning in March 1997, with two three-year extensions available at NorthWestNet's option.

(8) DEFINED CONTRIBUTION PLAN

     NorthWestNet and NWACC both sponsor defined contribution plans. For the NorthWestNet plan, employees who have worked a minimum of three months and attained age 20 are eligible to participate and employee contributions are matched by NorthWestNet up to certain limits. Sponsor contributions to the plans

                               NORTHWESTNET, INC.

totaled $35,765, $17,589, $26,781, and $68,855 for the year ended June 30, 1995 and the six months ended December 31, 1995 and June 30, 1996, and the eight months ended February 28, 1997, respectively.

(9) BUSINESS CONCENTRATION

     One customer accounted for approximately 25%, 23%, 27%, and 23% of revenues for the year ended June 30, 1995, the six months ended December 31, 1995 and June 30, 1996, and the eight months ended February 28, 1997, respectively. Such customer had account receivable balance of $227,662 at June 30, 1996.

     Additionally, another customer accounted for approximately 14% of revenues for the eight months ended February 28, 1997.

(10) OWNERSHIP CHANGE

     On January 22, 1997, NorthWestNet, NWACC and Verio Inc. (Verio) executed a Stock Purchase Agreement (Agreement) pursuant to which Verio acquired all of the common stock of NorthWestNet owned by NWACC. Under the Agreement, Verio also agreed to contribute at least $3.4 million to NorthWestNet, of which approximately $2.3 million was funded in February 1997. The transaction closed on February 28, 1997.

     In connection with the sale to Verio, 370,000 contingent options became exercisable and $451,696 of compensation expense was recorded by NorthWestNet in February 1997 which was funded by Verio in addition to the $3.4 million. (See note 6). In addition, the Plan was amended to provide for Verio's right to acquire all of the securities outstanding under that plan.

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
VERIO INC.:

     We have audited the accompanying balance sheet of Aimnet Corporation (wholly-owned by Aimquest Corporation) as of March 31, 1997 and the related statements of operations, stockholder's equity, and cash flows for the year ended March 31, 1997 and the period ended May 19, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aimnet Corporation as of March 31, 1997, and the results of its operations and its cash flows for the year ended March 31, 1997 and the period ended May 19, 1997 in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Denver, Colorado
February 25, 1998

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                                 BALANCE SHEET
                                 MARCH 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $   201,074
  Trade receivables, net of allowance for doubtful accounts
     of $52,770.............................................      460,611
  Inventory.................................................       39,344
  Prepaid expenses and other................................       44,867
                                                              -----------
          Total current assets..............................      745,896
Equipment, net (note 2).....................................      880,224
                                                              -----------
          Total assets......................................  $ 1,626,120
                                                              ===========
                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable..........................................  $   141,680
  Accrued expenses..........................................       31,260
  Deferred revenue..........................................       19,251
  Due to parent (note 3)....................................      514,122
  Current portion of obligations under capital lease
     obligations (note 4)...................................        8,153
                                                              -----------
          Total current liabilities.........................      714,466
Capital lease obligations, less current portion (note 4)....       17,409
                                                              -----------
          Total liabilities.................................      731,875
Stockholder's equity (note 6):
  Common stock, no par value, 1,000 shares authorized, 100
     shares issued and outstanding..........................    2,307,640
  Accumulated deficit.......................................   (1,413,395)
                                                              -----------
          Total stockholder's equity........................      894,245
Commitments (note 4)
                                                              -----------
          Total liabilities and stockholder's equity........  $ 1,626,120
                                                              ===========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                            STATEMENT OF OPERATIONS
            YEAR ENDED MARCH 31, 1997 AND PERIOD ENDED MAY 19, 1997

                                                                            PERIOD ENDED
                                                                              MAY 19,
                                                                 1997           1997
                                                              -----------   ------------
Revenue:
  Internet services.........................................  $ 2,649,839      303,600
  Other (note 3)............................................      215,279       87,788
                                                              -----------    ---------
          Total revenue.....................................    2,865,118      391,388
                                                              -----------    ---------
Operating expenses:
  Internet services and other operating costs...............    1,225,329      124,275
  Selling, general and administrative.......................    2,524,253      437,292
  Depreciation..............................................      528,931       94,801
                                                              -----------    ---------
          Total operating expenses..........................    4,278,513      656,368
                                                              -----------    ---------
          Net loss..........................................  $(1,413,395)    (264,980)
                                                              ===========    =========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                       STATEMENT OF STOCKHOLDER'S EQUITY
            YEAR ENDED MARCH 31, 1997 AND PERIOD ENDED MAY 19, 1997

                                                           INTERCOMPANY
                                                COMMON       ACCOUNT      ACCUMULATED
                                                STOCK      WITH PARENT      DEFICIT       TOTAL
                                              ----------   ------------   -----------   ----------
Balance as of March 31, 1996................  $       --     1,592,490            --     1,592,490
Incorporation as wholly owned subsidiary and
  additional capital contribution by
  parent....................................   2,307,640    (1,592,490)           --       715,150
Net loss....................................          --            --    (1,413,395)   (1,413,395)
                                              ----------    ----------    ----------    ----------
Balances as of March 31, 1997...............  $2,307,640            --    (1,413,395)      894,245
Net loss....................................          --            --      (264,980)     (264,980)
                                              ----------    ----------    ----------    ----------
Balances as of May 19, 1997.................  $2,307,640            --    (1,678,375)      629,265
                                              ==========    ==========    ==========    ==========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                            STATEMENT OF CASH FLOWS
            YEAR ENDED MARCH 31, 1997 AND PERIOD ENDED MAY 19, 1997

                                                                            PERIOD ENDED
                                                                 1997       MAY 19, 1997
                                                              -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(1,413,395)    (264,980)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................      528,931       94,801
     Provision for bad debts................................      425,295           --
     Changes in operating assets and liabilities:
       Decrease (increase) in trade receivables.............     (375,042)      40,670
       Decrease (increase) in inventory.....................       (5,423)      13,107
       Decrease in prepaid expenses and other...............        7,047        4,416
       Decrease in accounts payable.........................      (44,692)      (7,459)
       Increase (decrease) in accrued expenses..............      (15,248)      18,522
       Increase (decrease) in deferred revenue..............       10,968       (5,171)
                                                              -----------     --------
          Net cash used by operating activities.............     (881,559)    (106,094)
                                                              -----------     --------
Cash flows from investing activities -- purchases of
  equipment.................................................     (320,809)     (54,458)
                                                              -----------     --------
Cash flows from financing activities:
  Cash capital contribution by parent.......................      715,150           --
  Increase in due to related party..........................      514,122       55,264
  Principal payments on capital lease obligations...........       (3,255)      (1,548)
                                                              -----------     --------
          Net cash provided by financing activities.........    1,226,017       53,716
                                                              -----------     --------
          Increase (decrease) in cash.......................       23,649     (106,836)
Cash, beginning of period...................................      177,425      201,074
                                                              -----------     --------
Cash, end of period.........................................     $201,074       94,238
                                                              ===========     ========
Noncash investing and financing activities --
  Equipment acquired through capital lease obligations......      $28,817           --
                                                              ===========     ========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Aimnet Corporation (the Company) was incorporated in the State of California on September 26, 1996 as a wholly owned subsidiary of Aimquest Corporation (Aimquest). Prior to incorporation, the Company's assets, liabilities, and operations were included in the financial statements of Aimquest. The Company provides regional internet access services, and hardware and software sales to customers in California. The accompanying financial statements include the operations of the Company assuming that the Company had been operated separately as of April 1, 1996 and thereafter.

     Effective May 19, 1997, Verio Inc. acquired a 55% ownership interest in the Company (see note 6).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Inventory

     Inventory, consisting of systems hardware and software and maintenance parts and supplies is recorded at the lower of cost (first-in, first-out) or market.

  Equipment

     Equipment, including assets held under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which are two or three years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     The Company is included in the tax returns of Aimquest. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     No tax benefit has been allocated to the Company due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss in the consolidated income tax returns of Aimquest. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the Company's net loss.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair value of all financial instruments as of March 31, 1997 approximates their carrying value based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base and accounts receivable. However, no single customer comprised more than 5% of accounts receivable or total revenue as of or for the year ended March 31, 1997 or the period ended May 19, 1997.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. The adoption of SFAS 121 effective April 1, 1996 did not have a significant effect on the Company's financial position or results of operations.

(2) EQUIPMENT

     Equipment consisted of the following at March 31, 1997:

Internet and computer equipment..........................  $1,712,000
Furniture................................................      29,144
                                                           ----------
                                                            1,741,144
Less accumulated depreciation............................    (860,920)
                                                           ----------
                                                           $  880,224
                                                           ==========

     Equipment includes assets owned under capital leases with a net book value of $25,562 at March 31, 1997.

(3) RELATED PARTY TRANSACTIONS

     The Company provides internet services to Aimquest which totaled $5,924 for the year ended March 31, 1997 and $20,386 for the period ended May 19, 1997.

     Amounts due to parent represent cash transfers from Aimquest which are noninterest bearing.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2001. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending March 31 are as follows:

                                                          CAPITAL    OPERATING
                                                          LEASES       LEASES
                                                          -------    ----------
1998....................................................  $12,396     327,146
1999....................................................   12,396     283,916
2000....................................................    8,780     279,810
2001....................................................       --     109,488
Less future minimum payments to be received under
  noncancelable subleases...............................       --     (31,059)
                                                          -------     -------
          Total minimum payments........................   33,572     969,301
                                                                      =======
Less amount representing interest.......................   (8,010)
                                                          -------
Present value of net minimum lease payments.............   25,562
  Less current portion..................................   (8,153)
                                                          -------
                                                          $17,409
                                                          =======

     Rent expense for the year ended March 31, 1997 and the period ended May 19, 1997 totaled $314,890 and $38,203, respectively.

(5) EMPLOYEE BENEFIT PLAN

     Aimquest has a 401(k) (the Plan) covering all employees of the Company who meet certain eligibility requirements. Employer contributions are not required and the Company did not make any contributions to the Plan during the year ended March 31, 1997 or the period ended May 19, 1997.

(6) SUBSEQUENT EVENT

     Effective May 19, 1997, Verio Inc. (Verio) acquired 77 shares of the Company's series A preferred stock for cash consideration of approximately $4,171,000. The preferred shares represent a 55% ownership interest in the Company, on a fully diluted basis, and are convertible into common shares on a one for one basis. In addition, the preferred shares have a liquidation preference equal to the issuance price. Verio also acquired an option to acquire a 100% ownership in the Company in the future upon the occurrence of certain events, including an initial public offering of Verio common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of Clark Internet Services, Inc. as of September 30, 1997, and the related statements of operations and retained earnings, and cash flows for the year ended September 30, 1997 and the period ended October 17, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clark Internet Services, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the year ended September 30, 1997 and the period ended October 17, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                         CLARK INTERNET SERVICES, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                                     ASSETS

Current assets:
  Cash and cash equivalents.................................  $   54,293
  Trade accounts receivable, net of allowance for doubtful
     accounts of $28,154....................................     438,186
  Related party receivable (note 5).........................      42,104
  Prepaid expenses and other................................     122,894
                                                              ----------
          Total current assets..............................     657,477
Equipment, net (note 2).....................................     650,001
Other assets, net...........................................     112,475
                                                              ----------
          Total assets......................................  $1,419,953
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  261,194
  Accrued liabilities.......................................      91,474
  Salaries and commissions payable..........................      98,220
  Deferred revenue and customer advances....................     514,555
  Current portion of long-term debt (note 3)................     175,800
                                                              ----------
          Total current liabilities.........................   1,141,243
Long-term debt, net of current portion (note 3).............     264,950
          Total liabilities.................................   1,406,193
Stockholders' equity:
  Common stock, no par value, 1,000,000 shares authorized,
     860,000 shares issued and outstanding..................       4,000
  Retained earnings.........................................       9,760
                                                              ----------
          Total stockholders' equity........................      13,760
                                                              ----------
Commitments (note 4)
          Total liabilities and stockholders' equity........  $1,419,953
                                                              ==========

                See accompanying notes to financial statements.

                         CLARK INTERNET SERVICES, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
        YEAR ENDED SEPTEMBER 30, 1997 AND PERIOD ENDED OCTOBER 17, 1997

                                                                           PERIOD ENDED
                                                                           OCTOBER 17,
                                                                 1997          1997
                                                              ----------   ------------
Revenue:
  Internet services.........................................  $3,601,491     159,079
  Other.....................................................     114,193      48,917
                                                              ----------     -------
          Total revenue.....................................   3,715,684     207,996
                                                              ----------     -------
Operating expenses:
  Internet services.........................................   1,672,046      48,346
  Selling, general and administrative.......................   2,053,619     195,610
  Depreciation and amortization.............................     139,379       9,547
                                                              ----------     -------
          Total operating expenses..........................   3,865,044     253,503
                                                              ----------     -------
          Loss from operations..............................    (149,360)    (45,507)
Other income (expense):
  Interest income...........................................       2,702      (1,054)
  Interest expense..........................................     (26,929)         --
                                                              ----------     -------
          Net loss..........................................    (173,587)    (46,561)
Retained earnings (deficit):
  Beginning of period.......................................     183,347       9,760
                                                              ----------     -------
  End of period.............................................  $    9,760     (36,801)
                                                              ==========     =======

                See accompanying notes to financial statements.

                         CLARK INTERNET SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
        YEAR ENDED SEPTEMBER 30, 1997 AND PERIOD ENDED OCTOBER 17, 1997

                                                                            PERIOD ENDED
                                                                1997      OCTOBER 17, 1997
                                                              ---------   ----------------
Cash flows from operating activities:
  Net loss..................................................  $(173,587)       (46,561)
  Adjustments to reconcile net loss to net cash provided by
     operating activities -- depreciation and
     amortization...........................................    139,379          9,547
     Changes in operating assets and liabilities:
     Trade and related party accounts receivable, net.......   (362,396)         2,483
     Prepaid expenses and other.............................    (19,671)        32,793
     Accounts payable.......................................    157,360        (78,954)
     Accrued liabilities, and salaries and commissions
      payable...............................................     92,849         30,677
     Deferred revenue and customer advances.................    245,114         30,809
     Other assets, net......................................    (61,263)        12,179
                                                              ---------       --------
          Net cash provided (used) by operating
            activities......................................     17,785         (7,027)
Cash flows used by investing activities --
  purchases of equipment....................................   (425,477)            --
                                                              ---------       --------
Cash flows used by financing activities:
  Proceeds from bank lines of credit........................     90,000             --
  Proceeds from bank loan...................................    375,000             --
  Repayment of bank loan....................................    (51,929)            --
                                                              ---------       --------
          Net cash provided by financing activities.........    413,071             --
                                                              ---------       --------
          Net increase (decrease) in cash and cash
            equivalents.....................................      5,379         (7,027)
Cash and cash equivalents, at beginning of period...........     48,914         54,293
                                                              ---------       --------
Cash and cash equivalents, at end of period.................  $  54,293         47,266
                                                              =========       ========
Supplemental disclosures of cash flow information --
  cash paid during year for interest........................  $  26,929          1,053
                                                              =========       ========

                See accompanying notes to financial statements.

                         CLARK INTERNET SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Clark Internet Services, Inc. (the Company) is a provider of internet access services to businesses and individuals, primarily in the Maryland, Washington DC, and Northern Virginia regions.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     Effective October 17, 1997, Verio Inc. acquired 51% of the outstanding common stock of the Company.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  Equipment

     Equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement No. 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amounts by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services revenue is recognized as the services are provided. Installation charges and set-up fees are recognized when installation is completed. The Company records deferred revenue for accounts billed and/or collected in advance.

  Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     At December 31, 1997, the Company has a net operating loss carryforward for federal income tax purposes of $235,000 which is available to offset future federal taxable income, if any, through 2012. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforward a valuation allowance

                         CLARK INTERNET SERVICES, INC.

has been recorded for the full amount of the deferred tax asset related to the net operating loss carryforward, which represents the only significant temporary difference as of September 30, 1997.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statements purposes. Management estimates that the fair value of all financial instruments as of September 30, 1997 approximates their carrying value based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at September 30, 1997:

Furniture and fixtures......................................  $ 337,163
Computer and equipment......................................    656,496
                                                              ---------
                                                                993,659
Less accumulated depreciation...............................   (343,658)
                                                              ---------
                                                              $ 650,001
                                                              =========

     Depreciation expense for the year ended September 30, 1997 and the period ended October 17, 1997 totaled $138,054 and $9,547, respectively.

(3) BANK LINE OF CREDIT AND NOTES PAYABLE

     In April 1997, the Company entered into a $200,000 line of credit agreement with a bank, with interest at the prime rate plus 1.5% (10.0% at September 30, 1997). Borrowings under the line of credit are due in April 1998.

     In addition, the Company also borrowed $375,000 from a bank under a loan secured by the Small Business Administration with interest at the prime rate plus 2% (10.5% at September 30, 1997). Monthly principal payments of $6,250 are due through April 2002.

(4) LEASES

     The Company leases its facilities under long-term operating leases expiring at various dates through 2002. Future minimum lease payments consist of the following at September 30:


1998........................................................  $363,000
1999........................................................   182,155
2000........................................................    42,926
2001........................................................    25,320
2002........................................................    13,811
                                                              --------
          Total minimum lease payments......................  $627,212
                                                              ========

     Rent expense totaled $484,162 for the year ended September 30, 1997.

(5) TRANSACTION WITH RELATED PARTY

     The related party receivable at September 30, 1997 is due from an entity owned by the Company's Chief Executive Officer, for whom the Company provides general accounting and administrative services. These amounts were repaid subsequent to September 30, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of ATMnet Corporation as of October 31, 1996 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ATMnet Corporation as of October 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
December 13, 1997

                               ATMNET CORPORATION

                                 BALANCE SHEETS
                           OCTOBER 31, 1996 AND 1997

                                     ASSETS

                                                                 1996           1997
                                                              -----------    -----------
Current assets:
  Cash......................................................  $    76,037         11,739
  Trade receivables, net of allowance for doubtful accounts
     of $30,000 and $25,981.................................      279,871        192,726
  Other receivables.........................................       13,646             --
  Other.....................................................       56,607         65,886
                                                              -----------    -----------
          Total current assets..............................      426,161        270,351
Equipment and leasehold improvements, net (note 2)..........    1,404,863      1,120,396
Investment in affiliate (note 3)............................       87,500             --
Intangible assets, net of accumulated amortization of
  $99,758 and $52,952.......................................      181,081        134,273
                                                              -----------    -----------
          Total assets......................................  $ 2,099,605      1,525,020
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 1,736,880      2,738,070
  Accrued liabilities.......................................      162,381        589,794
  Due to related parties (note 6)...........................       16,235         41,209
  Deferred revenue..........................................      176,481        115,393
  Subordinated notes payable to stockholders and related
     parties (note 4).......................................           --        908,979
  Current portion of capital lease obligations (note 7).....      140,223        150,134
                                                              -----------    -----------
          Total current liabilities.........................    2,232,200      4,543,579
Capital lease obligations, less current portion.............      164,514         14,379
                                                              -----------    -----------
          Total liabilities.................................    2,396,714      4,557,958
Stockholders' deficit (note 5):
  Common stock, no par value, 83,000,000 shares authorized;
     29,100,000 shares issued and outstanding...............    1,158,532      1,158,532
  Accumulated deficit.......................................   (1,455,641)    (4,191,470)
                                                              -----------    -----------
          Total stockholders' deficit.......................     (297,109)    (3,032,938)
Commitments (note 7)........................................
                                                              -----------    -----------
          Total liabilities and stockholders' deficit.......  $ 2,099,605      1,525,020
                                                              ===========    ===========

                See accompanying notes to financial statements.

                               ATMNET CORPORATION

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED OCTOBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
Revenue:
  Internet services (note 6)................................  $ 1,236,478    $ 2,730,732
  Equipment sales...........................................      440,315        513,941
                                                              -----------    -----------
          Total revenue.....................................    1,676,793      3,244,673
                                                              -----------    -----------
Operating expenses:
  Cost of internet services.................................      845,465      1,963,858
  Cost of equipment sold....................................      258,517        381,043
  Other operating expenses..................................      645,710        721,012
  Selling, general and administrative.......................      957,253      1,927,589
  Depreciation and amortization.............................      343,682        649,510
  Interest expense..........................................       36,203        167,864
  Other.....................................................       21,000        169,626
                                                              -----------    -----------
          Net loss..........................................  $(1,431,037)   $(2,735,829)
                                                              ===========    ===========

                See accompanying notes to financial statements.

                               ATMNET CORPORATION

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED OCTOBER 31, 1996 AND 1997

                                                         COMMON      ACCUMULATED
                                                         STOCK         DEFICIT         TOTAL
                                                       ----------    -----------    -----------
BALANCE AS OF NOVEMBER 1, 1995.......................  $  458,200    $   (24,604)   $   433,596
Issuance of common stock for cash....................     700,332             --        700,332
Net loss.............................................          --     (1,431,037)    (1,431,037)
                                                       ----------    -----------    -----------
BALANCES AS OF OCTOBER 31, 1996......................   1,158,532     (1,455,641)      (297,109)
Net loss.............................................          --     (2,735,829)    (2,735,829)
                                                       ----------    -----------    -----------
BALANCES AS OF OCTOBER 31, 1997......................  $1,158,532    $(4,191,470)   $(3,032,938)
                                                       ==========    ===========    ===========

                See accompanying notes to financial statements.

                               ATMNET CORPORATION

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED OCTOBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(1,431,037)   $(2,735,829)
  Adjustments to reconcile net loss to net cash provided
     (used) by operating activities:
     Depreciation and amortization..........................      343,682        649,510
     Provision for doubtful accounts........................       62,000         58,686
     Loss on write-off of investment........................           --         87,500
     Changes in operating assets and liabilities:
       Trade receivables....................................     (302,792)        28,459
       Other receivables....................................       46,354         13,646
       Other current assets.................................      (51,943)        (9,279)
       Accounts payable.....................................    1,710,981      1,001,190
       Accrued liabilities and due to related parties.......      172,852        452,387
       Deferred revenue.....................................      171,898        (61,088)
                                                              -----------    -----------
          Net cash provided (used) by operating
             activities.....................................      721,995       (514,818)
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of equipment and leasehold improvements..........   (1,235,719)      (318,235)
  Investment in affiliates, at cost.........................      (87,500)            --
                                                              -----------    -----------
          Net cash used by investing activities.............   (1,323,219)      (318,235)
                                                              -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of subordinated debt...............           --      1,018,979
  Proceeds from issuance of common stock....................      700,332             --
  Principal payments on subordinated debt...................           --       (110,000)
  Principal payments on capital lease obligations...........     (114,166)      (140,224)
                                                              -----------    -----------
          Net cash provided by financing activities.........      586,166        768,755
                                                              -----------    -----------
          Net decrease in cash..............................      (15,058)       (64,298)
Cash, beginning of year.....................................       91,095         76,037
                                                              -----------    -----------
Cash, end of year...........................................  $    76,037    $    11,739
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest...............................................  $    36,203    $    25,765
                                                              ===========    ===========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations................  $   345,046    $        --
                                                              ===========    ===========

                See accompanying notes to financial statements.

                               ATMNET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           OCTOBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     ATMnet Corporation (the Company) was incorporated in the State of California on February 26, 1997. The Company provides regional internet access services, and hardware sales to customers mainly in California.

     Effective November 5, 1997, Verio Inc. acquired substantially all of the net assets of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from hardware sales is recognized upon shipment of the respective products.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements, including assets held under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which are two or three years. Costs for normal repairs and maintenance are expensed as incurred.

  Investment in Affiliates

     Investment in affiliate represents common stock of an affiliate representing less than a 20% ownership interest which is accounted for using the cost method.

  Intangible Assets

     The excess of cost over the fair value of net assets acquired, or goodwill, and organization costs are amortized using the straight-line method over five years.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     The Company has a net operating loss carryforward for income tax purposes of approximately $3,883,000 which expires in 2012. No tax benefit has been recorded by the Company in fiscal 1996 and 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss carryforward. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the carryforward. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

                               ATMNET CORPORATION

                           OCTOBER 31, 1996 AND 1997

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair value of all financial instruments as of October 31, 1997 and 1996 approximates their carrying value based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base and accounts receivable. However, no single customer comprised more than 5% of accounts receivable or total revenue as of or for the year ended October 31, 1997 or 1996.

  Long-Lived Assets

     The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

  Stock-Based Compensation

     The Company applies APB Opinion 25 and related interpretations in accounting for its stock compensation plan. Accordingly, since the Company grants stock options with exercise prices equal to fair value at the date of grant, no compensation expense has been recognized in 1996 or 1997. Under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), entities are permitted to adopt the fair value method of accounting for employee stock-based compensation plans. However, SFAS 123 allows an entity to continue using the intrinsic value method under APB Opinion No. 25, but requires the entity to make pro forma disclosures of net income or loss as if the fair value method of accounting had been applied.

(2) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment consisted of the following at October 31, 1996 and 1997:

                                                                 1996         1997
                                                              ----------    ---------
Internet and computer equipment.............................  $1,613,305    1,786,575
Furniture and fixtures......................................      77,668      133,730
Leasehold improvements......................................      12,080      100,983
                                                              ----------    ---------
                                                               1,703,053    2,021,288
Less accumulated depreciation...............................    (298,190)    (900,892)
                                                              ----------    ---------
                                                              $1,404,863    1,120,396
                                                              ==========    =========

     Equipment and leasehold improvements includes assets owned under capital leases with a net book value of $195,294 and $333,079 at October 31, 1996 and 1997, respectively.

                               ATMNET CORPORATION

                           OCTOBER 31, 1996 AND 1997

(3) INVESTMENT IN AFFILIATE

     During fiscal 1996, the Company acquired a 10% interest in Turpike Corporation for a purchase price of $87,500. The investment was written off in fiscal 1997.

(4) SUBORDINATED NOTES PAYABLE

     Subordinated notes payable as of October 31, 1997 consists of notes payable to stockholders and related parties, with interest at rates varying from prime plus 2% (10.5% at October 31, 1997) to 18%, due in June 1998. The notes are subordinate to all other senior indebtedness of the Company. Interest expense related to the subordinated notes totaled $104,130 in 1997.

(5) STOCK COMPENSATION PLANS

     The Company established a Stock Option Plan in March 1996, whereby. at the discretion of the Board of Directors (the Board), the Company may grant stock options to certain key employees of the Company. The option price is determined by the Board at the time the option is granted, but in no event is less than the fair market value of the Company's common stock at the date of grant, as determined by the Board. The options vest over a five year period or, in certain circumstances, earlier based on the fair value of the Company's common shares, as defined, and expire ten years from the date of grant. As of October 31, 1997, no options had been exercised or are exercisable. The weighted-average contractual life of outstanding options as of October 31, 1997 is approximately two years.

     The following table summarizes option activity for two years ended October 31, 1997:

     Options granted during fiscal 1996 at the following exercise price:

Options granted during fiscal 1996 at the following exercise price:
  $0.30 per share...........................................     4,410,000
  $0.33 per share...........................................     1,000,000
                                                                ----------
Options outstanding at October 31, 1996.....................     5,410,000
  Options cancelled.........................................    (1,545,000)
                                                                ----------
Options outstanding at October 31, 1997.....................     3,865,000
                                                                ==========
Weighted average exercise price of outstanding options......          $.31
                                                                ==========

     During the years ended October 31, 1996 and 1997, the per share weighted-average fair value of stock options granted was $.03 on the date of grant using the Black-Scholes opinion-pricing model with the following weighted-average assumptions; no dividends or volatility, risk-free interest rate of 6%, and expected life of two years. If the Company had determined compensation expense for the years ended October 31, 1996 and 1997 based on the fair value of the options at the grant dates under SFAS No. 123, net loss would increase to $1,595,000 and $2,854,000, respectively.

(6) RELATED PARTY TRANSACTIONS

     The Company provides internet services to a company whose founder and CEO is a shareholder of ATMnet. Revenue earned by ATMnet from this company totaled $15,523 and $22,581 during the years ended October 31, 1996 and 1997, respectively.

     Amounts due to related parties are for services provided, are non-interest bearing and are due within one year.

                               ATMNET CORPORATION

                           OCTOBER 31, 1996 AND 1997

(7) LEASES

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2000. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending October 31 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
1998........................................................  $ 161,028     173,868
1999........................................................     22,524     142,068
2000........................................................         --      26,209
                                                              ---------     -------
          Total minimum payments............................    183,552     342,145
                                                                            =======
Less amount representing interest...........................    (19,039)
                                                              ---------
          Present value of net minimum lease payments.......    164,513
Less current portion........................................   (150,134)
                                                              ---------
                                                              $  14,379
                                                              =========

     Rent expense for the years ended October 31, 1996 and 1997 totaled $72,686 and $168,410, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Global Internet Network Services, Inc. (wholly-owned by Global Internet.Com Inc.) as of December 31, 1996 and November 26, 1997, and the related statements of operations, stockholder's equity (deficit), and cash flows for the year ended December 31, 1996 and the period ended November 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Internet Network Services, Inc. as of December 31, 1996 and November 26, 1997 and, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period ended November 26, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 20, 1998

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                                 BALANCE SHEETS
                    DECEMBER 31, 1996 AND NOVEMBER 26, 1997

                                     ASSETS

                                                                 1996         1997
                                                              ----------    ---------
Current assets:
  Cash......................................................  $  132,118       30,681
  Trade receivables, net of allowance for doubtful accounts
     of $59,777 in 1996 and $86,166 in 1997.................     935,979      449,959
  Receivables from affiliates (note 3)......................      40,497       53,542
  Inventory.................................................     126,020      102,801
  Prepaid expenses and other................................      60,869       83,323
                                                              ----------    ---------
          Total current assets..............................   1,295,483      720,306
Equipment, net (note 2).....................................     557,142      799,179
Other assets................................................       3,864        3,723
                                                              ----------    ---------
          Total assets......................................  $1,856,489    1,523,208
                                                              ==========    =========

                   LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..........................................  $  631,660      109,651
  Accrued liabilities.......................................      17,996       18,168
  Deferred revenue..........................................     486,167      418,885
  Current portion of obligations under capital leases (note
     4).....................................................      37,828      106,720
  Due to parent (note 3)....................................     942,098           --
                                                              ----------    ---------
          Total current liabilities.........................   2,115,749      653,424
Capital lease obligations, less current portion (note 4)....      31,687      193,630
                                                              ----------    ---------
          Total liabilities.................................   2,147,436      847,054
                                                              ----------    ---------
Stockholder's equity (deficit):
  Common stock, $1.00 par value, 10,000 shares authorized,
     5,000 shares issued and outstanding....................       5,000        5,000
  Additional paid-in capital................................     245,000    1,412,849
  Accumulated deficit.......................................    (540,947)    (741,695)
                                                              ----------    ---------
     Total stockholder's equity (deficit)...................    (290,947)     676,154
                                                              ----------    ---------
Commitments (note 4)
     Total liabilities and stockholder's equity (deficit)...  $1,856,489    1,523,208
                                                              ==========    =========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                            STATEMENTS OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 1996 AND
                         PERIOD ENDED NOVEMBER 26, 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenue:
  Internet services.........................................  $1,979,201     2,501,037
  Consulting services (note 3)..............................     344,233       564,150
  Computer hardware and software sales (note 3).............     853,396       355,731
  National Science Foundation revenue (note 7)..............     440,119       114,982
  Other.....................................................      80,401       248,816
                                                              ----------    ----------
          Total revenue.....................................   3,697,350     3,784,716
                                                              ----------    ----------
Operating expenses:
  Internet services operating costs.........................   1,530,020     1,960,653
  Cost of hardware and software sales.......................     591,227       292,874
  Engineering and network...................................     507,843       425,430
  Marketing and selling.....................................     248,986       238,982
  General and administrative................................     956,052       785,960
  Depreciation and amortization.............................     259,956       280,445
                                                              ----------    ----------
          Total operating expenses..........................   4,094,084     3,984,344
                                                              ----------    ----------
          Loss from operations..............................    (396,734)     (199,628)
Other income (expense):
  Interest expense..........................................      (9,897)       (8,229)
  Other, net................................................      43,577         7,109
                                                              ----------    ----------
          Net loss..........................................  $ (363,054)     (200,748)
                                                              ==========    ==========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                        YEAR ENDED DECEMBER 31, 1996 AND
                         PERIOD ENDED NOVEMBER 26, 1997

                                                                                          TOTAL
                                                           ADDITIONAL                 STOCKHOLDER'S
                                                  COMMON    PAID-IN     ACCUMULATED      EQUITY
                                                  STOCK     CAPITAL       DEFICIT       (DEFICIT)
                                                  ------   ----------   -----------   -------------
BALANCES AT JANUARY 1, 1996.....................  $5,000     245,000     (177,893)        72,107
Net loss........................................     --           --     (363,054)      (363,054)
                                                  ------   ---------     --------       --------
BALANCES AT DECEMBER 31, 1996...................  5,000      245,000     (540,947)      (290,947)
Transfer of net assets to parent (note 6).......     --     (101,088)          --       (101,088)
Conversion of note payable to parent to equity
  (note 6)......................................     --    1,156,437           --      1,156,437
Capital contribution by parent (note 6).........     --      112,500           --        112,500
Net loss........................................     --           --     (200,748)      (200,748)
                                                  ------   ---------     --------       --------
BALANCES AT NOVEMBER 26, 1997...................  $5,000   1,412,849     (741,695)       676,154
                                                  ======   =========     ========       ========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                            STATEMENTS OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 1996 AND
                         PERIOD ENDED NOVEMBER 26, 1997

                                                                1996        1997
                                                              ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $(363,054)   (200,748)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization..........................    259,956     280,445
     Provision for bad debts................................     70,445      95,913
     Changes in operating assets and liabilities:
       Trade receivables....................................   (231,005)    377,062
       Inventory............................................    (43,335)     23,219
       Other current assets.................................    (26,954)    (22,454)
       Accounts payable.....................................    575,188    (522,009)
       Accrued liabilities..................................   (382,897)        172
       Deferred revenue.....................................     58,277     (67,282)
       Other................................................     (3,241)         --
                                                              ---------   ---------
          Net cash used by operating activities.............    (86,620)    (35,682)
                                                              ---------   ---------
Cash flows from investing activities -- purchases of
  equipment.................................................   (336,795)   (334,161)
                                                              ---------   ---------
Cash flows from financing activities:
  Capital contribution by parent............................         --     112,500
  Advances by parent........................................    544,707     214,339
  Principal payments made under capital lease obligations...    (39,720)    (58,433)
                                                              ---------   ---------
          Net cash provided by financing activities.........    504,987     268,406
                                                              ---------   ---------
          Increase (decrease) in cash.......................     81,572    (101,437)
Cash, beginning of year.....................................     50,546     132,118
                                                              ---------   ---------
Cash, end of year...........................................  $ 132,118      30,681
                                                              =========   =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $  10,095      15,681
                                                              =========   =========
  Noncash investing and financing activities:
     Equipment acquired through capital lease obligations...  $      --     299,940
                                                              =========   =========
     Transfer of assets to parent...........................  $      --     101,088
                                                              =========   =========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1996 AND NOVEMBER 26, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Global Internet Network Services, Inc. (the Company) is engaged in providing regional internet access services, software and hardware consulting and sales to customers in a ten state region. The Company was incorporated in Nebraska in September 1987, as Midnet Inc., a nonprofit corporation organized to promote research, education and economic development. On July 15, 1994, Midnet Inc. became a for profit corporation and was purchased by Global Internet.Com Inc. (Parent) on August 8, 1994. On March 12, 1997, the Company changed its corporate name from Midnet Inc. to Global Internet Network Services, Inc.

     Effective November 26, 1997, Verio Inc. (Verio) acquired a 100% ownership interest in the Company. (see note 6).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from consulting services is recognized when services have been rendered. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Inventory

     Inventory, consisting of systems hardware and software and maintenance parts and supplies is recorded at the lower of cost (first-in, first-out) or market.

  Equipment

     Equipment, including any assets held under capital leases, is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the related assets or the lease term, which range from three to five years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     The Company is included in the tax returns of the Parent. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     The Company has a net operating loss carryforward of approximately $518,000, which expires in 2012. No tax benefit has been recorded by the Company for 1996 or 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss in the consolidated income tax returns of the Parent. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company's net loss. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

  Concentration of Credit Risk

     The Company provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Company did not have any customers that represent greater than 5% of total revenue for the year ended December 31, 1996 and the period ended November 26, 1997, respectively.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell. SFAS 121 did not have a significant effect on the Company's financial position or results of operations in 1997 and 1996.

(2) EQUIPMENT

     Equipment is comprised of the following:

                                                             DECEMBER 31,    NOVEMBER 26,
                                                                 1996            1997
                                                             ------------    ------------
Internet and computer equipment............................    $821,921       1,342,321
Furniture and office equipment.............................     137,847         150,254
Leasehold improvements.....................................       1,228           2,001
                                                               --------       ---------
                                                                960,996       1,494,576
Less accumulated depreciation and amortization.............    (403,854)       (695,397)
                                                               --------       ---------
                                                               $557,142         799,179
                                                               ========       =========

(3) TRANSACTIONS WITH PARENT

     Amounts due to Parent represent noninterest bearing cash transfers from the Parent (see note 6).

     Hardware and software sales and consulting revenue from affiliates of the Parent for the year ended December 31, 1996 and the period ended November 27, 1997 were $92,273 and $561,438, respectively.

(4) LEASES

     The Company leases certain internet and computer equipment under capital leases. At December 31, 1996 and November 26, 1997, leased equipment was included in internet and computer equipment with net book values of $80,117 and $367,003, respectively. The Company also leases office space under a noncancelable operating lease expiring in November 2002.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum annual lease payments under capital and noncancelable operating leases for years ending November 30 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
1998........................................................  $ 131,748      47,634
1999........................................................    116,448      50,016
2000........................................................     95,435      52,516
2001........................................................         --      55,142
2002........................................................         --      57,899
                                                              ---------     -------
          Total minimum payments............................    343,631     263,207
                                                                            =======
Less amount representing interest...........................    (43,281)
                                                              ---------
  Present value of net minimum lease payments...............    300,350
Less current portion........................................   (106,720)
                                                              ---------
                                                              $ 193,630
                                                              =========

     Rent expense for the year ended December 31, 1996 and the period ended November 26, 1997 was $71,738 and $63,724, respectively.

(5) EMPLOYEE BENEFIT PLAN

     The Parent has a 401(k) (the Plan) covering all employees of the Company who meet certain eligibility requirements. Employer contributions are not required and the Parent did not make any contributions to the Plan during the year ended December 31, 1996 and the period ended November 26, 1997.

(6) STOCKHOLDER'S EQUITY

     In connection with the acquisition of common stock of the Company by Verio Inc. (Verio) amounts due to parent totaling $1,156,437 were converted to equity and the Parent made a cash contribution to the Company in the amount of $112,500.

     Prior to the Verio acquisition in November 1997, the Company transferred certain net assets of a division to the Parent in the amount of $101,088, which division was not acquired by Verio.

(7) NATIONAL SCIENCE FOUNDATION GRANTS

     The Company receives grant revenue under contracts with the National Science Foundation (NSF) to provide network connections to certain not-for-profit educational institutions. Grant revenue is recognized ratably over the term of the contract, which is generally twelve months. Grant revenue amounted to $440,119 and $114,982 for the year ended December 31, 1996 and the period ended November 26, 1997, respectively. Total amounts receivable at December 31, 1996 and November 26, 1997 were $65,858 and $16,439, respectively.

======================================================

     ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUEST FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                 The Exchange Agent for the Exchange Offer is:

                        FIRST TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

                            Facsimile Transmissions
                          (Eligible Institutions Only)
                                (612) 244-

                            To confirm by telephone
                            or for information call:
                                (612) 244-

                                    By mail
                        FIRST TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

(ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL.)
                             ---------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.
                             ---------------------

     UNTIL             , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW
NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

======================================================

======================================================

                       OFFER TO EXCHANGE ALL OUTSTANDING

                          13 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2004
                                      FOR
                          13 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2004

                                   VERIO INC.
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                         Dated                  , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7) of the DGCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article Eight of the Certificate of Incorporation of the Company eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Company to the fullest extent permitted by the DGCL. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS:

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          3.1**          -- Restated Certificate of Incorporation of the Registrant,
                            as amended.
          3.2**          -- Certificate of Amendment of Certificate of Incorporation
                            of the Registrant.
          3.3**          -- Certificate of Designation Establishing Series D
                            Preferred Stock of the Registrant.
          3.4**          -- Bylaws of the Registrant.
          4.1*           -- Form of Old Note.
          4.2*           -- Form of New Note.
          4.3            -- Escrow Agreement, dated as of June 24, 1997, among First
                            Trust National Association (as escrow agent and trustee)
                            and the Registrant.
          4.4**          -- Indenture (See Exhibit 10.1).
          4.5**          -- Registration Rights Agreement (See Exhibit 10.4).
          4.6            -- Purchase Agreement, dated as of June 17, 1997, by and
                            among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner
                            & Smith Incorporated, and Lazard Freres & Co. LLC
                            (collectively, the "Initial Purchasers"), and the
                            Registrant.
          5.1*           -- Opinion of Morrison & Foerster LLP.
         10.1**          -- Indenture, dated as of June 24, 1997, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
         10.2**          -- Warrant Agreement, dated as of June 24, 1997, by and
                            between First Trust National Association and the
                            Registrant.
         10.3**          -- Common Stock Registration Rights Agreement, dated as of
                            June 17, 1997, by and among the Registrant, Brooks Fiber
                            Properties, Inc., Norwest Equity Partners V, Providence
                            Equity Partners, Centennial Fund V, L.P., Centennial Fund
                            IV, L.P. (as investors), and the Initial Purchasers.
         10.4**          -- Registration Rights Agreement, dated as of June 17, 1997, by and among the Registrant and the Initial Purchasers.
         10.5**          -- Lease Agreement, dated as of June 20, 1997, by and
                            between the Registrant and Highland Park Ventures, LLC,
                            with respect to the property in Englewood, Colorado,
                            including the First Amendment to Lease Agreement, dated
                            as of December 16, 1997.
         10.6**          -- Lease Agreement, dated as of May 24, 1997, by and between the Registrant and IM Joint Venture, with respect to the
                            property in Dallas, Texas, as amended.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.7*           -- Form of Indemnification Agreement between the Registrant and each of its officers and directors.
         10.8**          -- Amended and Restated Stockholders Agreement, dated as of
                            May 20, 1997, by and between the Registrant, the Series A
                            Purchasers, the Series B Purchasers, the Series C
                            Purchasers and members of the Registrant's management.
         10.9**          -- The Registrant's 1996 Stock Option Plan.
         10.10**         -- The Registrant's 1997 California Stock Option Plan.
         10.11**         -- The Registrant's 1998 Employee Stock Purchase Plan.
         10.12**         -- The Registrant's 1998 Stock Incentive Plan.
         10.13*          -- Form of Executive Protection Agreement between the
                            Registrant and each of its executive officers.
         10.14**         -- Master Service Agreement, dated as of August 23, 1996, by and between the Registrant and MFS Datanet, Inc.
         10.15**         -- Agreement for Terminal Facility Collocation Space, dated
                            August 8, 1996, by and between MFS Telecom, Inc. and the
                            Registrant.
         10.16**         -- Bilateral Peering Agreement, dated May 19, 1997, between
                            AT&T Corp. and the Registrant.
         10.17**         -- Master Lease Agreement, dated November 17, 1997, by and between Insight Investments Corp. and the Registrant.
         10.18**         -- Master Lease Agreement, dated October 27, 1997, by and
                            between Cisco Capital Systems Corporation and the
                            Registrant.
         11.1            -- Not applicable.
         21.1**          -- List of Subsidiaries of the Registrant.
         23.1            -- Consent of KPMG Peat Marwick LLP (Denver).
         23.2            -- Consent of KPMG Peat Marwick LLP (Seattle).
         23.3*           -- Consent of Morrison & Foerster LLP (contained in Exhibit
                            5.1).
         24.1            -- Power of Attorney (included on page II-4 hereof).
         25.1            -- Form of T-1 Statement of Eligibility and Qualification
                            under the Trust Indenture Act of 1939 of First Trust
                            National Association.
         27.1**          -- Financial Data Schedule.
         99.1            -- Form of Letter of Transmittal with respect to the
                            Exchange Offer.
         99.2            -- Form of Notice of Guaranteed Delivery.

---------------

 * To be filed by amendment

** Incorporated by reference from the Registration Statement on Form S-1 of the Registrant (Registration No. 333-47099) filed with the Commission on February 27, 1998

FINANCIAL STATEMENTS AND SCHEDULE:

  Financial Statements:

     Financial Statements filed as a part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

  Financial Statement Schedules:

    SCHEDULE NO.                          DESCRIPTION
    ------------                          -----------
         II         Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in
Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on March 6, 1998.

                                          VERIO INC.

                                          By:     /s/ JUSTIN L. JASCHKE
                                            ------------------------------------
                                                     Justin L. Jaschke
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Justin L. Jaschke, Peter B. Fritzinger and Carla Hamre Donelson, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1993) to this Form S-4 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

               /s/ STEVEN C. HALSTEDT                    Chairman of the Board              March 6, 1998
-----------------------------------------------------
                 Steven C. Halstedt

                /s/ JUSTIN L. JASCHKE                    Chief Executive Officer and        March 6, 1998
-----------------------------------------------------      Director
                  Justin L. Jaschke

                 /s/ MARK D. JOHNSON                     President, Chief Operating         March 6, 1998
-----------------------------------------------------      Officer and Director
                   Mark D. Johnson

                 /s/ JAMES C. ALLEN                      Director                           March 6, 1998
-----------------------------------------------------
                   James C. Allen

                /s/ TRYGVE E. MYHREN                     Director                           March 6, 1998
-----------------------------------------------------
                  Trygve E. Myhren

                  /s/ PAUL J. SALEM                      Director                           March 6, 1998
-----------------------------------------------------
                    Paul J. Salem

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                /s/ STEVEN W. SCHOVEE                    Director                           March 6, 1998
-----------------------------------------------------
                  Steven W. Schovee

              /s/ GEORGE J. STILL, JR.                   Director                           March 6, 1998
-----------------------------------------------------
                George J. Still, Jr.

               /s/ PETER B. FRITZINGER                   Chief Financial Officer            March 6, 1998
-----------------------------------------------------
                 Peter B. Fritzinger

               /s/ DEB MAYFIELD GAHAN                    Vice President of Finance and      March 6, 1998
-----------------------------------------------------      Administration (Principal
                 Deb Mayfield Gahan                        Accounting Officer)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     Under date of February 25, 1998, we reported on the consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG PEAT MARWICK LLP

Denver, Colorado
February 25, 1998

                                                                     SCHEDULE II

                          VERIO INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                 BALANCE AT     CHARGED TO                  BALANCE AT
                                                BEGINNING OF    COSTS AND                     END OF
                 DESCRIPTION                       PERIOD        EXPENSES     DEDUCTIONS      PERIOD
                 -----------                    ------------    ----------    ----------    ----------
Period from Inception (March 1, 1996) to
  December 31, 1996:
  Allowance for doubtful Accounts.............     $   --            117            --           117
Year ended December 31, 1997:
  Allowance for doubtful Accounts.............     $  117          1,116            --         1,233

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          3.1**          -- Restated Certificate of Incorporation of the Registrant,
                            as amended.
          3.2**          -- Certificate of Amendment of Certificate of Incorporation
                            of the Registrant.
          3.3**          -- Certificate of Designation Establishing Series D
                            Preferred Stock of the Registrant.
          3.4**          -- Bylaws of the Registrant.
          4.1*           -- Form of Old Note.
          4.2*           -- Form of New Note.
          4.3            -- Escrow Agreement, dated as of June 24, 1997, among First
                            Trust National Association (as escrow agent and trustee)
                            and the Registrant.
          4.4**          -- Indenture (See Exhibit 10.1).
          4.5**          -- Registration Rights Agreement (See Exhibit 10.4).
          4.6            -- Purchase Agreement, dated as of June 17, 1997, by and
                            among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner
                            & Smith Incorporated, and Lazard Freres & Co. LLC
                            (collectively, the "Initial Purchasers"), and the
                            Registrant.
          5.1*           -- Opinion of Morrison & Foerster LLP.
         10.1**          -- Indenture, dated as of June 24, 1997, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
         10.2**          -- Warrant Agreement, dated as of June 24, 1997, by and
                            between First Trust National Association and the
                            Registrant.
         10.3**          -- Common Stock Registration Rights Agreement, dated as of
                            June 17, 1997, by and among the Registrant, Brooks Fiber
                            Properties, Inc., Norwest Equity Partners V, Providence
                            Equity Partners, Centennial Fund V, L.P., Centennial Fund
                            IV, L.P. (as investors), and the Initial Purchasers.
         10.4**          -- Registration Rights Agreement, dated as of June 17, 1997, by and among the Registrant and the Initial Purchasers.
         10.5**          -- Lease Agreement, dated as of June 20, 1997, by and
                            between the Registrant and Highland Park Ventures, LLC,
                            with respect to the property in Englewood, Colorado,
                            including the First Amendment to Lease Agreement, dated
                            as of December 16, 1997.
         10.6**          -- Lease Agreement, dated as of May 24, 1997, by and between the Registrant and IM Joint Venture, with respect to the
                            property in Dallas, Texas, as amended.
         10.7*           -- Form of Indemnification Agreement between the Registrant and each of its officers and directors.
         10.8**          -- Amended and Restated Stockholders Agreement, dated as of
                            May 20, 1997, by and between the Registrant, the Series A
                            Purchasers, the Series B Purchasers, the Series C
                            Purchasers and members of the Registrant's management.
         10.9**          -- The Registrant's 1996 Stock Option Plan.
         10.10**         -- The Registrant's 1997 California Stock Option Plan.
         10.11**         -- The Registrant's 1998 Employee Stock Purchase Plan.
         10.12**         -- The Registrant's 1998 Stock Incentive Plan.
         10.13*          -- Form of Executive Protection Agreement between the
                            Registrant and each of its executive officers.
         10.14**         -- Master Service Agreement, dated as of August 23, 1996, by and between the Registrant and MFS Datanet, Inc.
         10.15**         -- Agreement for Terminal Facility Collocation Space, dated
                            August 8, 1996, by and between MFS Telecom, Inc. and the
                            Registrant.
         10.16**         -- Bilateral Peering Agreement, dated May 19, 1997, between
                            AT&T Corp. and the Registrant.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.17**         -- Master Lease Agreement, dated November 17, 1997, by and between Insight Investments Corp. and the Registrant.
         10.18**         -- Master Lease Agreement, dated October 27, 1997, by and
                            between Cisco Capital Systems Corporation and the
                            Registrant.
         11.1            -- Not applicable.
         21.1**          -- List of Subsidiaries of the Registrant.
         23.1            -- Consent of KPMG Peat Marwick LLP (Denver).
         23.2            -- Consent of KPMG Peat Marwick LLP (Seattle).
         23.3*           -- Consent of Morrison & Foerster LLP (contained in Exhibit
                            5.1).
         24.1            -- Power of Attorney (included on page II-4 hereof).
         25.1            -- Form of T-1 Statement of Eligibility and Qualification
                            under the Trust Indenture Act of 1939 of First Trust
                            National Association.
         27.1**          -- Financial Data Schedule.
         99.1            -- Form of Letter of Transmittal with respect to the
                            Exchange Offer.
         99.2            -- Form of Notice of Guaranteed Delivery.

---------------

 * To be filed by amendment

** Incorporated by reference from the Registration Statement on Form S-1 of the Registrant (Registration No. 333-47099) filed with the Commission on February 27, 1998